UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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TRIBUNE PUBLISHING COMPANY
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER; PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

April 20, 2021
Dear Stockholders of Tribune Publishing Company (the “Company”, “we”, “us”, or “our”):
We are pleased to invite you to, and notice is hereby given of, a Special Meeting of Stockholders (the “Special Meeting”). The Special Meeting will begin at 10:00 a.m. Central Time on May 21, 2021 and will be a “virtual meeting” of stockholders. In light of the ongoing coronavirus (“COVID-19”) pandemic, for the safety of our stockholders and in accordance with federal, state and local guidance limiting group gatherings, the Special Meeting will be held in a virtual meeting format only, and there will not be a physical meeting location. You will be able to access the stock list prepared in connection with the Special Meeting, attend and be deemed to be present at the Special Meeting as well as vote and submit your questions during the live webcast of the Special Meeting by visiting www.virtualshareholdermeeting.com/TPCO2021 and entering the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
At the Special Meeting, you will be asked to:
1.
Consider and vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of February 16, 2021, as it may be amended from time to time (the “Merger Agreement”), by and among the Company, Tribune Enterprises, LLC (“Parent”) and Tribune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”);

2.
Consider and vote on a proposal (the “Merger Compensation Proposal”) to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger (defined below); and

3.	Consider and vote on a proposal (the “Adjournment Proposal”) to approve the adjournment of the Special Meeting from time to time, if necessary, to continue to solicit votes for the Merger Proposal.
A copy of the Merger Agreement is attached as Annex A to this proxy statement. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.
At the effective time of the Merger (the “Effective Time”), each share of common stock of the Company that is issued and outstanding immediately prior to the Effective Time (other than shares held by Parent, its subsidiaries and affiliates, and its and their respective directors and officers (collectively, “Alden Parties”) and certain other excluded shares) will be converted into the right to receive merger consideration of $17.25 per share of common stock of the Company in cash, without interest and less any required withholding taxes and, when so converted, will automatically be canceled and cease to exist, except for the right of the former holder thereof to receive the merger consideration.
The Special Committee (the “Special Committee”) of the board of directors of the Company (the “Board” or “Board of Directors”), consisting solely of independent directors of the Company who are neither affiliated with nor appointed by Parent or its affiliates, evaluated the Merger in consultation with the Company’s management and legal and financial advisors and recommended the Merger to the Board. The Special Committee unanimously recommended that the Board (i) determine that the terms of the Merger Agreement and the transactions contemplated by it, including the Merger, were fair to, and in the best interests of, the Company and the holders of shares of our common stock (other than shares held by Alden Parties and certain other excluded shares), (ii) determine that it was advisable and in the best interests of the Company and the holders of shares of our common stock (other than shares held by Alden Parties and certain other excluded shares) to enter into the Merger Agreement, and (iii) approve and authorize the Merger Agreement and the Merger. The Board (a) determined that the terms of the Merger Agreement and the transactions contemplated by it, including the Merger, are fair to, and in the best interests of, the Company and its unaffiliated stockholders, (b) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger

Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the terms and subject to the conditions contained in the Merger Agreement and (d) resolved to recommend that the stockholders of the Company vote to approve the Merger Agreement, in each case on the terms and subject to the conditions set forth in the Merger Agreement.
Approval of the Merger Proposal requires the affirmative vote of (i) at least two-thirds of the shares of our common stock (other than shares “owned” by Parent or Merger Sub and their “affiliates” and “associates” (as each such term is defined in Section 203 of the Delaware General Corporation Law (the “DGCL”))) outstanding on such matter and (ii) a majority in voting power of the outstanding shares of common stock entitled to vote on such matter. The Merger Compensation Proposal is an advisory vote and the results will not be binding on the Board or the Company. Approval of the Merger Compensation Proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. Approval of the Adjournment Proposal also requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting.
Our Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
We hope you can join us at the Special Meeting. Regardless of whether you plan to attend, please read the accompanying proxy statement and vote your shares promptly. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.
Sincerely,

Philip G. Franklin	Terry Jimenez
Chair of the Board of Directors	Chief Executive Officer and Member of the Board of Directors
The accompanying proxy statement is dated April 20, 2021 and, together with the enclosed form of proxy, is first being mailed to the Company’s stockholders on or about April 20, 2021.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER; PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TRIBUNE PUBLISHING COMPANY
560 W. Grand Avenue,
Chicago, Illinois 60654
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2021
TO THE STOCKHOLDERS OF TRIBUNE PUBLISHING COMPANY:
On May 21, 2021, Tribune Publishing Company (the “Company”, “we,” “us,” or “our”) will hold our 2021 Special Meeting of Stockholders (the “Special Meeting”) as a “virtual meeting” of stockholders. The Special Meeting will begin at 10:00 a.m. Central Time.
At the Special Meeting, you will be asked to:
1.
Consider and vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of February 16, 2021, as it may be amended from time to time (the “Merger Agreement”), by and among the Company, Tribune Enterprises, LLC (“Parent”) and Tribune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”);

2.
Consider and vote on a proposal (the “Merger Compensation Proposal”) to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger (defined below); and

3.	Consider and vote on a proposal (the “Adjournment Proposal”) to approve the adjournment of the Special Meeting from time to time, if necessary, to continue to solicit votes for the Merger Proposal.
A copy of the Merger Agreement is attached as Annex A to this proxy statement. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.
You are entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting if you were a stockholder of record at the close of business on April 15, 2021 (the “Record Date”). For ten days prior to the Special Meeting, a list of stockholders of record as of the Record Date will be available to stockholders for any purpose germane to the Special Meeting during ordinary business hours at our principal executive offices, 560 W. Grand Avenue, Chicago, Illinois, 60654. In addition, a list of the names of stockholders of record entitled to vote at the Special Meeting will be available during the entire time of the Special Meeting on the virtual special meeting website.
Regardless of whether you plan to attend, please read the accompanying Proxy Statement and vote your shares as promptly as possible in order to ensure your representation at the Special Meeting. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Even if you have given your proxy, you may still vote online if you attend the Special Meeting. If your shares are held through a broker, bank, or other holder of record and you wish to vote online at the Special Meeting, you must obtain a legal proxy issued in your name from your broker, bank, or other holder of record.
The Special Meeting will be virtual-only. Stockholders of record as of the Record Date are entitled to be deemed present virtually and vote at, participate in, submit questions in writing during, and access the stockholder list during, the Special Meeting, by visiting www.virtualshareholdermeeting.com/TPCO2021. To participate in the virtual-only Special Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
By Order of the Board of Directors

Philip G. Franklin
Chair of the Board of Directors
Chicago, Illinois
April 20, 2021

i

ii

TRIBUNE PUBLISHING COMPANY
560 W. Grand Avenue,
Chicago, Illinois 60654
PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
INTRODUCTION
This proxy statement is being furnished to the stockholders of Tribune Publishing Company, a Delaware corporation, (“we”, “our”, the “Company” or “Tribune”) in connection with the solicitation of proxies by our board of directors (the “Board” or “Board of Directors”), for use at a virtual special meeting of stockholders and at any adjournments or postponements thereof (the “Special Meeting”). Stockholders will be asked to:
1.
Consider and vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of February 16, 2021 as it may be amended from time to time (the “Merger Agreement”), by and among the Company, Tribune Enterprises, LLC (“Parent”) and Tribune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”);

2.
Consider and vote on a proposal (the “Merger Compensation Proposal”) to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger (defined below); and

3.	Consider and vote on a proposal (the “Adjournment Proposal”) to approve the adjournment of the Special Meeting, from time to time, if necessary, to continue to solicit votes for the Merger Proposal.
A copy of the Merger Agreement is attached as Annex A to this proxy statement. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.
PROXY SUMMARY
The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 101 of this proxy statement.
Company Overview
Tribune Publishing Company, together with its subsidiaries, is a media company rooted in award-winning journalism. Headquartered in Chicago, Illinois, Tribune operates local media businesses in eight markets with titles including the Chicago Tribune, New York Daily News, The Baltimore Sun, Hartford Courant, South Florida’s Sun Sentinel, Orlando Sentinel, Virginia’s Daily Press and The Virginian-Pilot, and The Morning Call of Lehigh Valley, Pennsylvania. Tribune also operates Tribune Content Agency (“TCA”). Tribune’s major daily newspapers have served their respective communities with local, regional, national and international news and information for more than 150 years. The Hartford Courant is the nation’s oldest continuously published newspaper and celebrated its 256th anniversary in October 2020.
Proposal 1 MERGER PROPOSAL	For further information please see page 28.
Proposal 2 MERGER COMPENSATION PROPOSAL	For further information please see page 87.
Proposal 3 ADJOURNMENT PROPOSAL	For further information please see page 89.

SUMMARY ABOUT THE SPECIAL MEETING (Page 23)
Time, Place and Purpose of the Special Meeting (Page 23)
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting, which will be held virtually, without a physical meeting location, on May 21, 2021 at 10:00 a.m. Central Time.
At the Special Meeting, holders of our common stock, $0.01 par value per share (the “common stock”), will be asked to approve each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal.
Record Date and Quorum (Page 23)
You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of our common stock at the close of business on April 15, 2021, which the Board has set as the record date for the Special Meeting (the “Record Date”). As of the Record Date, there were 36,951,571 shares of common stock outstanding. Each holder of our common stock is entitled to cast one vote per such share. The presence at the Special Meeting, virtually or represented by proxy, of the holders of a majority of the shares of the common stock issued and outstanding and entitled to vote at the Special Meeting, constitutes a quorum for the transaction of business at the Special Meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present. Shares held of record by a bank, broker or other holder of record will not be counted as present at the Special Meeting for purposes of determining whether a quorum is present unless the broker, bank or other holder of record has been instructed to vote on at least one of the proposals presented in this proxy statement.
Vote Required (Page 24)
The vote required depends on each proposal.
•
Approval of the Merger Proposal requires the affirmative vote of (i) at least two-thirds of the shares of our common stock (other than shares “owned” by Parent or Merger Sub and their “affiliates” and “associates” (as each such term is defined in Section 203 of the Delaware General Corporation Law (the “DGCL”))) outstanding and (ii) a majority in voting power of the outstanding shares of common stock entitled to vote on such matter. With respect to the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the Merger Proposal.

•
Approval of the Merger Compensation Proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. The Merger Compensation Proposal is an advisory vote and the results will not be binding on the Board or the Company. With respect to the Merger Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” approval of the Merger Compensation Proposal. Broker non-votes will not have an effect on the Merger Compensation Proposal.

•
Approval of the Adjournment Proposal also requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. With respect to the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on the Adjournment Proposal, the abstention will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes will not have an effect on the Adjournment Proposal.

As of the Record Date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 560,038 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any Company Options or Company RSUs (each as defined in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 64), representing approximately 1.5% of the outstanding voting power of our common stock. The directors and executive officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” approval of the Merger Proposal, “FOR” approval of the Merger Compensation Proposal and, if necessary,

“FOR” approval of the Adjournment Proposal, with the exception of Terry Jimenez, the Chief Executive Officer of the Company and a member of the Board of Directors, who has informed the Company that he currently intends to vote “AGAINST” the approval of such proposals. See the sections entitled “Security Ownership of Certain Beneficial Owners, Directors, and Management” beginning on page 92.
As of the Record Date, members of the Purchaser Group (as defined in the section entitled “Special Factors—Merger Proposal—Purposes and Reasons of the Purchaser Group for the Merger” beginning on page 29) beneficially owned and had the right to vote 11,554,306 shares of common stock in the aggregate, which represents approximately 31.6% of the Company’s common stock entitled to vote at the special meeting. Pursuant to the Merger Agreement, Parent agreed to vote or cause to be voted all of its, its subsidiaries and its affiliates shares of the Company’s common stock in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, so long as the Board has not changed or adversely modified its recommendation in favor of the Merger Agreement. Accordingly, members of the Purchaser Group have informed the Company that they currently intend to vote all shares of common stock held by such members “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
Proxies and Revocation (Page 25)
You can vote using any one of the methods described below.
•
Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

•
Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for telephone voting availability.

•
Vote by Mail.  You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope, if printed copies of the proxy materials were requested. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

•
Vote Online at the Special Meeting. As the Special Meeting is virtual-only, stockholders as of the Record Date can vote online during the Special Meeting by visiting www.virtualshareholdermeeting.com/TPCO2021 and following the instructions found on your proxy card. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and virtually present it to the inspector of election with your ballot to be able to vote at the Special Meeting. Even if you plan to virtually attend the Special Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you later decide not to attend.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Special Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

You have the right to revoke a proxy. If you are a stockholder of record, you can revoke your proxy before it is exercised by:
•	delivering a written notice of such revocation to our Corporate Secretary at 560 W. Grand Avenue, Chicago, Illinois 60654, 312-222-2102, which must be received by us before the Special Meeting;
•	timely delivering a valid, subsequent proxy by Internet, by telephone, or by mail; or
•	voting online at the Special Meeting.
If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote online at the Special Meeting if you obtain a legal proxy, as previously described.
Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you vote online at the Special Meeting. All shares for which proxies have been properly completed and submitted and not revoked will be voted at the Special Meeting.
SUMMARY OF PROPOSAL 1—MERGER PROPOSAL
✔	Your Board of Directors recommends a vote FOR the adoption of the Merger Agreement and transactions contemplated thereby.
Parties to the Merger (Page 28)
Tribune Publishing Company
Tribune is a media company rooted in award-winning journalism. Headquartered in Chicago, Illinois, Tribune operates local media businesses in eight markets with titles including the Chicago Tribune, New York Daily News, The Baltimore Sun, Hartford Courant, South Florida’s Sun Sentinel, Orlando Sentinel, Virginia’s Daily Press and The Virginian-Pilot, and The Morning Call of Lehigh Valley, Pennsylvania. Tribune also operates TCA. Tribune’s major daily newspapers have served their respective communities with local, regional, national and international news and information for more than 150 years. The Hartford Courant is the nation’s oldest continuously published newspaper and celebrated its 256th anniversary in October 2020.
Tribune’s unique and valuable content across its brands have earned a combined 65 Pulitzer Prizes and are committed to informing, inspiring and engaging local communities. Tribune’s brands create and distribute content across our media portfolio, offering integrated marketing, media, and business services to consumers and advertisers, including digital solutions and advertising opportunities.
Tribune Enterprises, LLC
Parent is a Delaware limited liability company that was formed on February 11, 2021, solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. Parent has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the Merger. Parent is owned by (i) Alden Global Opportunities Master Fund, L.P., a Cayman Islands limited partnership (“AGOMF”), (ii) Alden Global Value Recovery Master Fund, L.P, a Cayman Islands limited partnership (“AGVRMF” and, together with AGOMF, the “Alden Funds”), for both of which Alden Global Capital LLC, a Delaware limited liability company (“Alden Global Capital” and, together with the Alden Funds, “Alden”) is the investment manager and (iii) Turnpike Limited, a Cayman Islands exempted company (“Turnpike”).
Tribune Merger Sub, Inc.
Merger Sub is a Delaware corporation and wholly owned subsidiary of Parent and was formed by Parent on February 11, 2021, solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby. Merger Sub has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the Merger Agreement. Upon consummation of the Merger, the Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent.

The Merger (Page 35)
The Merger Agreement provides that Merger Sub will merge with and into the Company. Upon the filing of the certificate of merger with the Delaware Secretary of State, at which time the Merger shall become effective (the “Effective Time”), Merger Sub will cease to exist and the Company will continue as the surviving corporation following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. You will not own any shares of the capital stock of the surviving corporation.
Merger Consideration (Page 35)
In the Merger, each outstanding share of our common stock will automatically be converted into the right to receive an amount in cash equal to $17.25, without interest (the “Merger Consideration”), other than shares of our common stock (i) owned by (x) Parent or any of its affiliates or associates; or (y) the Company, as treasury stock, which shares in clauses (x) and (y) we refer to as “excluded shares”; and (ii) held by stockholders who have not voted in favor of the Merger and properly and validly perfected their statutory rights of appraisal in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”), which shares we refer to as “dissenting shares,” which shares will be canceled without payment of any consideration therefor and will cease to exist.
Reasons for the Merger; Recommendation of the Company’s Special Committee and Board (Page 46)
After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Company’s Special Committee and Board” beginning on page 46, the Special Committee and the Board have determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the Company’s unaffiliated stockholders and approved and declared advisable the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement. The Board has also resolved that the Merger Agreement be submitted for consideration by the stockholders of the Company at the Special Meeting and recommended that the stockholders of the Company vote to adopt the Merger Agreement. The Special Committee and the Board consulted with the Special Committee’s outside financial and legal advisors and senior management at various times and considered a number of factors that the Special Committee and the Board believe support such decision.
In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Special Committee and the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 64.
The Board recommends that you vote “FOR” approval of the Merger Proposal.
Purposes and Reasons of the Purchaser Group for the Merger (Page 29)
The “Purchaser Group” means (i) Parent, (ii) Merger Sub, (iii) the Alden Funds, (iv) AGOF Master GP, Ltd., a Cayman Islands exempted company (“AGOF”), (v) AGVRF Master GP, Ltd., a Cayman Islands exempted company (“AGVRF”), (vi) Turnpike, (vii) Alden Global Capital, which is the investment manager of the Alden Funds, (viii) Heath B. Freeman (“Mr. Freeman”), who is President and one of the founding members of Alden Global Capital, and (ix) Randall D. Smith (“Mr. Smith”), who is Chief of Investments and one of the founding members of Alden Global Capital. For the Purchaser Group, the purpose of the Merger is to enable Parent to acquire control of the Company, in a transaction in which the unaffiliated stockholders of the Company will be cashed out for $17.25 per share in cash, without interest, less any applicable withholding taxes. After the Merger, the Company’s common stock will no longer be publicly traded and Parent will solely bear the risks, and be entitled to the benefits, of ownership of the Company. Upon consummation of the Merger, the unaffiliated stockholders will immediately realize the value of their investment in the Company through their receipt of the Merger Consideration of $17.25 per share in cash (without interest), representing a premium of approximately 45% to the closing price of the Company’s common stock on NASDAQ on December 11, 2020, the last trading day prior to the Board receiving Alden Global Capital’s proposal to acquire the Company, a premium of approximately 35% to the closing price of the Company’s common stock on NASDAQ on December 30, 2020, the last trading day prior to public disclosure of Alden Global Capital’s proposal to acquire the Company, a 21% increase from Alden Global Capital’s initial proposal of $14.25 per share and a premium of approximately 8% to the closing price of the Company’s common stock on NASDAQ on February 12, 2021, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the Merger Agreement. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Purchaser Group considered a number of factors, which are described in “Special Factors—Purposes and Reasons of the Purchaser Group for the Merger” beginning on page 29.
Plans for the Company After the Merger (Page 30)
Immediately following the Merger, it is expected that the Company’s operations will be conducted in a manner consistent with how they are being currently conducted, except that it will cease to be a publicly traded company and will instead be a privately held subsidiary of Parent. Notwithstanding the foregoing, following the Merger, as part of the Purchaser Group’s long-term corporate goal of optimizing value, the Purchaser Group intends to conduct a review of the Company and its assets, capital allocation, corporate and capital structure, capitalization, operations, business, properties and policies to determine what changes, if any, may be desirable in light of the circumstances which then exist. In connection with this review, the Purchaser Group may consider a range of alternatives including acquisitions, strategic transactions, divestitures, balance sheet optimization, and changes in, or new, business lines. The Purchaser Group may also cause the Company to enter into one or more management service agreements with Alden Global Capital or its affiliates. Except as otherwise disclosed in this proxy statement (including in the Company’s filings with the SEC incorporated by reference into this proxy statement), as of the date hereof, no agreements, understandings or decisions have been reached and there is no assurance that the Purchaser Group will decide to undertake any such alternatives. Additionally, from time to time the Purchaser Group may decide to merge or reorganize its subsidiaries (including the Company) and other affiliated entities, for tax and/or corporate-related purposes. For more information, see “Special Factors—Plans for the Company After the Merger” beginning on page 30.
Position of the Purchaser Group as to Fairness of the Merger (Page 31)
The Purchaser Group believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. However, neither the Purchaser Group nor any of its respective affiliates has performed, or engaged a financial advisor to perform, any valuation or other analysis for purposes of assessing the fairness of the Merger to the Company and the Company’s unaffiliated stockholders. The belief of the Purchaser Group as to the procedural and substantive fairness of the Merger is based on the factors discussed in “Special Factors—Position of the Purchaser Group as to the Fairness of the Merger” beginning on page 31.
Opinion of Lazard Frères & Co. LLC (Page 52)
The Special Committee retained Lazard Frères & Co. LLC (“Lazard”), to act as its financial advisor in connection with the Merger. On February 15, 2021, at a meeting of the Special Committee held to evaluate the Merger, Lazard rendered its oral opinion to the Special Committee, subsequently confirmed in writing by delivery of Lazard’s written opinion dated as of the same date, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the consideration to be paid to holders of common stock, other than certain excluded holders, in the Merger was fair, from a financial point of view, to holders of common stock, other than certain excluded holders.
The full text of Lazard’s written opinion to the Special Committee, dated February 16, 2021, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B. The summary of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion, this section and the summary of Lazard’s opinion below carefully and in their entirety.
Lazard’s engagement and its opinion were for the benefit of the Special Committee (in its capacity as such) and Lazard’s opinion was rendered to the Special Committee in connection with its evaluation of the Merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of common stock (other than certain excluded shares) of the consideration to be paid to holders of common stock (other than certain excluded shares) in the Merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.
Financing of the Merger (Page 62)
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.
In connection with the financing of the Merger, the Alden Funds have entered into an equity commitment letter, dated as of February 16, 2021, with the Company (the “Equity Commitment Letter”), pursuant to which the Alden Funds have agreed to provide Parent with an aggregate equity commitment of $375,000,000 in cash, which will be available, together with cash of the Company on hand as of the closing of the Merger, to (i) fund the aggregate Merger Consideration payable to the Company’s stockholders, (ii) pay the fees, expenses and other amounts required to be paid to the Company by Parent in connection with the closing of the Merger and (iii) pay any other out-of-pocket costs of Parent arising in connection with the consummation of the Merger. The Company is a third-party beneficiary of the Equity Commitment Letter and has the right to specifically enforce the Alden Funds’ obligations thereunder, if the conditions to Parent’s obligations to consummate the Merger are satisfied or waived, and the Merger is consummated substantially simultaneously. Notwithstanding the Equity Commitment Letter, Parent has the right to seek to finance a portion or all of the $375,000,000 in cash with the proceeds from debt and/or equity financing from its affiliates or third parties.
Pursuant to the limited guarantee delivered by the Alden Funds in favor of the Company, dated as of February 16, 2021 (the “Limited Guarantee”), the Alden Funds have agreed to guarantee the payment of the obligations of Parent under the Merger Agreement to pay the liquidated damages amount of $50,000,000 (the “Liquidated Damages Amount”) if the Merger Agreement is terminated in certain circumstances, plus amounts in respect of certain reimbursement and indemnification obligations of Parent for certain costs, expenses or losses incurred or sustained by the Company, its subsidiaries and their respective representatives, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Interests of Certain Persons in the Merger (Page 64)
In considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as Company stockholders, the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Company stockholders generally. These interests include:
•
Under the Merger Agreement, in connection with the closing of the Merger, (i) each option to purchase shares of common stock (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, whether or not vested, will automatically become fully vested and canceled and converted into the right to receive an amount in cash, equal to the product of (x) the amount by which the Merger Consideration exceeds the applicable exercise price per share of common stock of such Company Option, and (y) the number of shares of common stock issuable in respect of such fully vested Company Option as of immediately prior to the Effective Time and, (ii) each restricted stock unit entitling the holder to delivery of shares of common stock, subject to satisfaction of vesting or other forfeiture conditions (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether or not vested, will automatically be canceled and converted into the right to receive an amount in cash, equal to the product of (x) the Merger Consideration and (y) common stock underlying such Company RSU (and then adding, if applicable, the value of any dividend-equivalent rights accrued with respect to such Company RSU as of the Effective Time).

•
Pursuant to Mr. Jimenez’s employment agreement, which was amended on February 15, 2021 to extend the term of the agreement, which would otherwise have expired on April 3, 2021, Mr. Jimenez is entitled to severance benefits in the event that his employment with the Company is terminated for any reason other than death, disability, or for “cause” or if he resigns for “good reason” (each as defined in his employment agreement).

•
Pursuant to Mr. Lavey’s employment agreement, Mr. Lavey is entitled to severance benefits in the event that his employment with the Company is terminated for any reason other than death, disability, or for “cause” or if he resigns for “good reason” (each as defined in his employment agreement).

•
The Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies pursuant to the Merger Agreement (as described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 85).

•
Parent and Merger Sub are affiliates of the Alden Funds, which collectively own 31.6% of the issued and outstanding common stock of the Company. Additionally, pursuant to the Amended and Restated Cooperation Agreement, dated as of July 1, 2020, by and among the Company, the Alden Funds and Alden (the “A&R Cooperation Agreement”), each of Christopher Minnetian (“Mr. Minnetian”), Dana Goldsmith Needleman (“Ms. Needleman”) and Mr. Smith was appointed to the Board as a designee of the Alden Funds. Mr. Smith is one of the founding members of Alden Global Capital and serves as its Chief of Investments. Mr. Minnetian, Ms. Needleman and Mr. Smith did not attend or vote at the Board meeting held regarding the Merger and alternatives thereto.

Members of the Special Committee and the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to our stockholders that the Merger Agreement be adopted. For additional information, see the sections entitled “The Merger—Background of the Merger” beginning on page 35 and “The Merger—Reasons for the Merger; Recommendation of the Company’s Special Committee and Board” beginning on page 46. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “Proposal 2—Merger Compensation Proposal—Golden Parachute Compensation” beginning on page 87.
Material U.S. Federal Income Tax Consequences of the Merger (Page 65)
The exchange of shares of our common stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 65) for U.S. federal income tax purposes. Stockholders who are U.S. holders will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and their adjusted tax basis in their shares of our common stock. Under U.S. federal income tax law, U.S. holders may be subject to information reporting on cash received in the Merger. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes. If you are not a U.S. holder, the Merger will generally not result in tax to you under U.S. federal income tax laws unless you have certain connections to the United States, and the Company encourages you to seek tax advice regarding such matters.
Regulatory Approvals (Page 67)
Under the terms of the Merger Agreement, the Merger cannot be completed until the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated.
The Company and Parent filed their respective HSR Act notifications with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) on March 2, 2021. The HSR waiting period expired on April 2, 2021.
The consummation of the Merger is not conditioned on any regulatory approvals in the United States or in any other jurisdiction, other than the expiration of the waiting period under the HSR Act, as described in the section entitled “The Merger—Regulatory Approvals” beginning on page 67.

The Merger Agreement (Page 68)
Treatment of Common Stock and Equity Plan Awards (Page 69)
•
Common Stock. Each share of our common stock outstanding immediately prior to the Effective Time (other than shares held by Parent, Merger Sub and their affiliates and associates and certain other excluded shares and dissenting shares) will be converted into the right to receive $17.25 in cash, without interest.

•
Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether or not vested, will automatically be canceled and converted into the right to receive an amount in cash equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per share of such Company Option, and (ii) the number of shares of common stock issuable in respect of such fully vested Company Option as of immediately prior to the Effective Time.

•
Company Restricted Stock Units. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested, will become fully vested and automatically be canceled and converted into the right to receive an amount in cash equal to the product of (i) the Merger Consideration, and (ii) the number of shares of common stock underlying such Company RSU (and then adding, if applicable, the value of any dividend-equivalent rights accrued with respect to such Company RSU as of the Effective Time).

Solicitation of Acquisition Proposals; Board Recommendation Changes (Page 76)
The Company has agreed that it and its subsidiaries will not, and they will use reasonable best efforts to cause their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors not to, directly or indirectly (i) solicit, knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 76), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or its subsidiaries or afford access to the business, properties, books or records of the Company and its subsidiaries or otherwise cooperate, assist or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) permit or make an Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 76) or (iv) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other commitment or agreement in respect of any proposal or offer providing for an Acquisition Proposal (other than a confidentiality agreement) or amending, modifying, redeeming, terminating or granting any waiver or release under the Company Rights Plan, except that the Company may amend, modify, grant any waiver or release under any standstill, confidentiality or similar agreement of the Company (but solely to the extent necessary to allow for a confidential and nonpublic Acquisition Proposal to be made to the Company or the Board), in each case if the Board determines in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Board, so long as the Company promptly notifies Parent within 24 hours of receipt of such waiver or release (including the identity of such counterparty).
Notwithstanding these restrictions, under certain circumstances, the Company may, prior to the receipt of the Company Stockholder Approval, (i) engage in negotiations or discussions with a third party that has made an unsolicited bona fide offer with respect to an Acquisition Proposal that did not result from a breach of the applicable provisions of the Merger Agreement, if the Board reasonably believes, after consultation with its outside advisors, based on information then available, that (x) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 76) and (y) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties; and (ii) furnish to such third party nonpublic information relating to the Company pursuant to a confidentiality agreement no less favorable to the Company than the confidentiality agreement between the Company and Parent (and that, for the avoidance of doubt, includes a customary standstill provision). However, all such information provided to such third party must also be made available to Parent prior to or substantially concurrently with the time such information is provided to such third party.

Notwithstanding the foregoing, under certain circumstances, the Board may, prior to receipt of the Company Stockholder Approval, (i) following receipt of a Superior Proposal that did not result, in whole or in part, from a breach of applicable provisions of the Merger Agreement, make an Adverse Recommendation Change or terminate the Merger Agreement in order to enter into a definitive agreement for such Superior Proposal, or (ii) make an Adverse Recommendation Change in response to an Intervening Event (as defined in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 76), in each case if and only if the Board determines in good faith, after consultation with its outside advisors, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties, and following notice and an opportunity for Parent to negotiate amendments to the terms of the Merger Agreement that would make such action by the Company unnecessary.
Conditions to the Merger (Page 83)
The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, where permissible, waiver) of certain customary conditions, including receipt of the Company Stockholder Approval, expiration of the waiting period under the HSR Act, the absence of any court order prohibiting the Merger, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement and the absence of a Company material adverse effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 70). The condition that the Company Stockholder Approval be obtained is not waivable by any party to the Merger Agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 83.
Termination (Page 84)
The Company and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time.
The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the Effective Time as follows:
•	by either Parent or the Company, if:
○	the Merger has not been consummated on or before December 31, 2021 (the “End Date”);
○	any court has issued an order permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action is, or has become, final and non-appealable;
○	at the Special Meeting, including any adjournment or postponement thereof, the Company’s stockholders do not approve the Merger Proposal; or
○	there is an uncured breach by the other party of any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied.
•	by the Company, if:
○
prior to the Company Stockholder Approval, the Board authorizes the Company to enter into a written agreement for a Superior Proposal, subject to the Company having first complied with certain matching rights and other obligations set forth in the Merger Agreement and paid the Termination Fee (as defined below); or

○
the Company has irrevocably confirmed to Parent that all of its conditions to the Merger, including the parties’ mutual conditions to the Merger, have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger or have been waived by the Company), the Company is ready, willing and able to consummate the closing of the Merger and Parent and Merger Sub nonetheless fail to complete the closing of the Merger when required by the Merger Agreement.

•	by Parent, if:
○	prior to receipt of the Company Stockholder Approval, the Board makes an Adverse Recommendation Change; or

○	the Company materially breaches its non-solicitation obligations and such breach results in an Acquisition Proposal.
Termination Fee (Page 84)
In certain circumstances, the Company may be required to pay Parent a one-time fee equal to $20,000,000 in cash (the “Termination Fee”) if the Merger Agreement is terminated. This termination fee would be payable in the following circumstances:
•	The Company terminates the Merger Agreement in order to enter into an agreement for a Superior Proposal;
•
Parent terminates the Merger Agreement if (i) prior to receipt of the Company Stockholder Approval, an Adverse Recommendation Change has occurred or (ii) the Company has materially breached its non-solicitation obligations and such breach has led to receipt of an Acquisition Proposal;

•
Either Parent or the Company terminates the Merger Agreement if (i) prior to receipt of the Company Stockholder Approval (x) the Merger has not been consummated by the End Date, (y) the Company’s stockholders do not approve Merger Agreement at the Special Meeting or (z) Parent terminates the Merger Agreement due to the Company’s uncured material breach of the Merger Agreement and (ii) prior to the termination of the Merger Agreement, an Acquisition Proposal is publicly announced prior to the Special Meeting and not withdrawn prior to the date of termination or prior to the date of the Special Meeting, and (iii) within 12 months after termination of the Merger Agreement, the Company enters into a definitive agreement in respect of, or the Board approves or recommends, an Acquisition Proposal, or an Acquisition Proposal is consummated (with the percentages set forth in the definition of such term in the Merger Agreement changed from 20% to 50%).

Liquidated Damages Amount (Page 85)
If the Merger Agreement is terminated by the Company (i) if Parent breaches any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances or (ii) if the conditions to Parent’s obligations to consummate the Merger are satisfied or waived, and Parent does not consummate the Merger when required by the Merger Agreement, then Parent will be obligated to pay to the Company the Liquidated Damages Amount. The Alden Funds have agreed to guarantee Parent’s obligation to pay the Liquidated Damages Amount to the Company and certain other specified payments to the Company pursuant to the Limited Guarantee, subject to the terms and obligations set forth therein. However, such amount will not be payable if at the time that the Company terminates the Merger Agreement, Parent could have terminated the Merger Agreement as a result of the Company’s breach of its non-solicitation obligations or of its representations, warranties or covenants.
Remedies (Page 85)
The parties agree that if the Merger Agreement is terminated and a Termination Fee becomes due and payable and is paid by the Company, the Termination Fee will be Parent’s and Merger Sub’s sole and exclusive remedy against the Company with respect to the Merger Agreement.
In addition, the parties agree that if the Merger Agreement is terminated and the Liquidated Damages Amount becomes due and payable and is paid by Parent, the Liquidated Damages Amount will be the Company’s sole and exclusive remedy against Parent and Merger Sub with respect to the Merger Agreement.
Otherwise, no termination of the Merger Agreement will relieve any party to the Merger Agreement of any liability or damages incurred or suffered by the other party resulting from willful breach of such party.
Prior to the termination of the Merger Agreement, the parties are also entitled to an injunction or injunctions to prevent a breach of the Merger Agreement, and to specifically enforce the performance of the terms and provisions of the Merger Agreement. There is no requirement to obtain, furnish or post any bond with or as a condition to obtaining such injunction or injunctions.

SUMMARY OF PROPOSAL 2—MERGER COMPENSATION PROPOSAL
✔	Your Board of Directors recommends a vote FOR the non-binding, advisory vote on the compensation of the Company’s named executive officers in connection with the Merger.
Golden Parachute Compensation (Page 87)
As required by Section 14A of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”) and the applicable rules of the Securities and Exchange Commission (the “SEC”) issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for a non-binding advisory vote to approve the Merger-related compensation.
The compensation that the Company’s named executive officers may be entitled to receive from the Company in connection with the Merger is summarized and included under the heading “Proposal 2—Merger Compensation Proposal—Golden Parachute Compensation” beginning on page 87. That summary includes all compensation and benefits that may be paid or become payable to the Company’s named executive officers by the Company in connection with the Merger.
Merger Compensation Proposal (Page 88)
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company is seeking a non-binding, advisory stockholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed above in this section. The proposal gives the Company’s stockholders the opportunity to express their views on the Merger-related compensation of the Company’s named executive officers.
Accordingly, the Company is asking Company stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Company’s named executive officers, in connection with the Merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Proposal 2—Merger Compensation Proposal—Golden Parachute Compensation’ are hereby APPROVED.”
Vote Required and the Company Recommendation (Page 88)
The vote on this proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote not to approve this proposal on Merger-related named executive officer compensation and vote to adopt the Merger Agreement and vice versa. Because the vote is advisory in nature, it will not be binding on the Company, regardless of whether the Merger Agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the Company’s named executive officers in connection with the Merger is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to adopt the Merger Agreement. Because the Merger-related named executive officer compensation to be paid in connection with the Merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is adopted (subject only to the contractual conditions applicable thereto).
Approval, by non-binding advisory vote, of the Merger Compensation Proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” approval of the Merger Compensation Proposal. Broker non-votes will not have an effect on the Merger Compensation Proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

SUMMARY OF PROPOSAL 3—ADJOURNMENT
Adjournment Proposal (Page 89)
✔	Your Board of Directors recommends a vote FOR the proposal to enable the adjournment of the Special Meeting, from time to time, if necessary to continue to solicit votes for the Merger Proposal.
The vote on the Adjournment Proposal relates to the Merger Proposal and, if adopted, will allow the Company, if necessary, from time to time, to adjourn the Special Meeting in order to solicit additional proxies, including if there are not sufficient votes to approve the Merger Proposal in accordance with the requisite stockholder vote.
Notwithstanding the inclusion or approval of the Adjournment Proposal, whether or not a quorum is present at the Special Meeting, the chairperson of the Special Meeting may adjourn the Special Meeting to another place, if applicable, date or time, in accordance with the Company’s Amended and Restated By-Laws (the “By-Laws”), effective as of February 3, 2016.
SUMMARY OF OTHER ITEMS WITH RESPECT TO THE MERGER
Market Price of Common Stock and Dividend Information (Page 91)
The closing price of our common stock on NASDAQ, on February 12, 2021, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $15.95 per share of common stock. If the Merger is completed, you will be entitled to receive $17.25 in cash, without interest, for each share of the common stock owned by you, representing a premium of approximately 45% to the closing price of the Company’s common stock on NASDAQ on December 11, 2020, the last trading day prior to the Board receiving Alden Global Capital’s proposal to acquire the Company, a premium of approximately 35% to the closing price of the Company’s common stock on NASDAQ on December 30, 2020, the last trading day prior to public disclosure of Alden Global Capital’s proposal to acquire the Company, a 21% increase from Alden Global Capital’s initial proposal of $14.25 per share and a premium of approximately 8% to the closing price of the Company’s common stock on NASDAQ on February 12, 2021, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the Merger Agreement.
On April 16, 2021, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NASDAQ was $18.37 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.
On February 19, 2020, the Board of Directors declared a cash dividend of $0.25 per share of common stock outstanding. The cash dividend totaling $9.1 million was paid on March 16, 2020, to stockholders of record as of March 2, 2020. On May 8, 2020, the Board suspended the Company’s quarterly cash dividend program until further notice given the unprecedented economic disruption caused by COVID-19. Additionally, under the terms of the Merger Agreement, the Company cannot declare, set aside or pay any dividend or make any other distribution in respect of our capital stock or other equity interests, without Parent’s written consent, prior to the termination of the Merger Agreement or the consummation of the Merger.
Appraisal Rights (Page 95)
If the Merger is completed, the Company’s stockholders who do not vote in favor of the adoption of the Merger Agreement are entitled to appraisal rights under Section 262 of the DGCL, but only if they fully comply with all of the applicable legal requirements of Section 262 of the DGCL, which are summarized in this proxy statement in the section entitled “Appraisal Rights” beginning on page 95 and set forth in their entirety in Section 262 of the DGCL (attached to this proxy statement as Annex C). This means that you may be entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the per share Merger Consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you may receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.
To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to the Company prior to receipt of the Company Stockholder Approval (and must not fail to perfect or effectively withdraw your demand or otherwise waive or lose your right to appraisal) and you must not vote (either virtually or by proxy) in favor of the adoption of the Merger Agreement. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you will lose your appraisal rights. The requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights” beginning on page 95 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL relating to appraisal rights, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. The discussion of appraisal rights in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex C.
Delisting and Deregistration of Common Stock (Page 100)
If the Merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger, the Merger Agreement, and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety.
Questions About the Special Meeting
Where and when is the Special Meeting?
The Special Meeting will take place on May 21, 2021, beginning at 10:00 a.m. Central Time. The Special Meeting will be held in a virtual-only format at www.virtualshareholdermeeting.com/TPCO2021.
What information is included in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the Special Meeting, the voting process and other information.
Who is entitled to vote?
Holders of our common stock at the close of business on the Record Date are entitled to receive the Notice of Special Meeting of Stockholders (the “Notice”) and vote at the Special Meeting. As of the Record Date, there were 36,951,571 shares of our common stock outstanding and entitled to vote.
How many votes do I have?
Each share of our common stock is entitled to one vote on each matter properly brought before the Special Meeting. For example, if you own 30 shares of common stock, you are entitled to 30 votes on each matter at the Special Meeting. Stockholders do not have cumulative voting rights.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (the “Transfer Agent”), you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, you may vote online at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. In this case, the Notice, proxy statement, Annual Report to Stockholders (including our Form 10-K for the year ended December 27, 2020 (the “Annual Report”)), and applicable voting instruction form should have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form provided by your broker, bank, or other holder of record.
What am I voting on?
We are asking you to vote on the following matters in connection with the Special Meeting:
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Merger Proposal. Consider and vote on the Merger Proposal to adopt the Agreement and Plan of Merger, dated as of February 16, 2021 as it may be amended from time to time, by and among the Company, Tribune Enterprises, LLC and Tribune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent.

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Merger Compensation Proposal. Consider and vote on the Merger Compensation Proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger (defined below).

•	Adjournment Proposal. Consider and vote on a proposal to approve the adjournment of the Special Meeting, from time to time, if necessary, to continue to solicit votes for the Merger Proposal.

We will also consider any other business properly presented at the Special Meeting and any adjournment or postponement of the Special Meeting.
How do I vote?
You can vote using any one of the methods described below.
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Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

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Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for telephone voting availability.

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Vote by Mail. You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope, if printed copies of the proxy materials were requested. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

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Vote Online at the Special Meeting. As the Special Meeting is virtual-only, stockholders as of the Record Date can vote online during the Special Meeting by visiting www.virtualshareholdermeeting.com/TPCO2021 and following the instructions found on your proxy card. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and virtually present it to the inspector of election with your ballot to be able to vote at the Special Meeting. Even if you plan to virtually attend the Special Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you later decide not to attend.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Special Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
How many copies of the proxy materials should I have received?
If you received more than one proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, please sign and return all proxy cards or voting instruction forms, or vote each proxy card or voting instruction form by telephone or by Internet to ensure that all of your shares are voted.
What can I do if I change my mind after I vote?
If you are a stockholder of record, you can revoke your proxy before it is exercised by:
•	delivering a written notice of such revocation to our Corporate Secretary at 560 W. Grand Avenue, Chicago, Illinois 60654, 312-222-2102, which must be received by us before the Special Meeting;
•	timely delivering a valid, subsequent proxy by Internet, by telephone, or by mail; or
•	voting online at the Special Meeting.
If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote online at the Special Meeting if you obtain a legal proxy, as previously described.

Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you vote online at the Special Meeting. All shares for which proxies have been properly completed and submitted and not revoked will be voted at the Special Meeting.
Is there a list of stockholders entitled to vote at the Special Meeting?
A list of the names of our stockholders of record entitled to vote at the Special Meeting will be available for ten days prior to the Special Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 560 W. Grand Avenue, Chicago, Illinois 60654. The list will also be available during the entire time of the Special Meeting on the virtual Special Meeting website.
What constitutes a quorum at the Special Meeting?
The holders of a majority of the outstanding shares entitled to vote at the Special Meeting, present virtually or represented by proxy at the Special Meeting, are necessary to constitute a quorum to transact business. Abstentions are counted as virtually present and entitled to vote for purposes of determining a quorum. Shares held of record by a bank, broker or other holder of record will not be counted for purposes of determining the presence of a quorum unless the broker, banker or other holder of record has been instructed to vote on at least one of the proposals presented in this proxy statement.
What vote is necessary for action to be taken on proposals?
Shares represented by a valid proxy will be voted at the Special Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.
Approval of the Merger Proposal requires the affirmative vote of (i) at least two-thirds of the shares of our common stock (other than shares “owned” by Parent or Merger Sub and their “affiliates” and “associates” (as each such term is defined in Section 203 of the DGCL)) outstanding and (ii) a majority in voting power of the outstanding shares of common stock entitled to vote on such matter. With respect to the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the Merger Proposal.
Approval of the Merger Compensation Proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. With respect to the Merger Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” approval of the Merger Compensation Proposal. Broker non-votes will not have an effect on the Merger Compensation Proposal.
Approval of the Adjournment Proposal also requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. With respect to the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on the Adjournment Proposal, the abstention will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes will not have an effect on the Adjournment Proposal.
What are “broker non-votes” and how do they affect the proposals?
A “broker non-vote” with respect to a particular proposal is a share held by a broker, bank, or other holder of record that is present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other holder of record is not instructed by the beneficial owner of such share how to vote on a such proposal and the broker, bank or other holder of record does not have discretionary voting power for that particular proposal.
If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to items for which it does not have discretionary voting power (those shares are treated as “broker non-votes”). Because brokers, banks and other holders of record do not have discretionary voting authority with respect to any of the Merger Proposal, the Merger Compensation Proposal or the Adjournment Proposal, if you are a beneficial owner and do not give voting instructions to the broker, bank, or other holder of record with respect to one or more of such proposals, then your shares will not be present or represented by proxy at the Special Meeting. If you do not instruct your broker, bank or other holder of record to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” approval of the Merger Proposal. However, a failure to instruct your broker, bank or other record holder to vote on the Adjournment Proposal, or, assuming a quorum is present, the Merger Compensation Proposal, will have no effect on the outcome of such proposals.
Who counts the votes?
Broadridge Financial Solutions, Inc. will count all votes and serve as the inspector of election. The inspector of election will separately count affirmative and negative votes, abstentions and broker non-votes.
Who will pay for the cost of this proxy solicitation?
We will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by the Company’s directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission. No additional compensation will be paid to directors, officers, or other employees for soliciting proxies. We furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners.
When will Tribune announce the results of the voting?
We will report the voting results in a Current Report on Form 8-K filed within four business days after the end of the Special Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available. The Current Report on Form 8-K, and any amendments, will be available at www.sec.gov and on our website at investor.tribpub.com.
What are the requirements for admission to the Special Meeting?
You are entitled to attend the Special Meeting if you were a Company stockholder as of the Record Date or you hold a valid proxy from such a Company stockholder for the Special Meeting. As the Special Meeting is virtual-only, stockholders of record as of the Record Date, and persons holding valid proxies from stockholders of record, are entitled to participate in and submit questions in writing during the Special Meeting by visiting www.virtualshareholdermeeting.com/TPCO2021. To participate in the online Special Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 9:45 a.m. Central Time. Please allow ample time for the online check-in procedures.
Why is the Special Meeting being held online?
We believe that moving to a virtual-only Special Meeting not only addresses current public health and travel safety concerns relating to the novel coronavirus (COVID-19), but also facilitates greater participation by providing easy access to the meeting and allowing stockholders to participate from any location around the world. All of our stockholders will now be able to participate in the Special Meeting online without prohibitive cost or inconvenience. All stockholders of record can submit questions in writing by visiting www.virtualshareholdermeeting.com/TPCO2021.
Questions About the Merger
What is the proposed Merger and what effects will it have on the Company?
The proposed Merger is the acquisition of the Company by Parent, through Merger Sub, pursuant to the terms and subject to the conditions of the Merger Agreement. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer be a holder of our common stock, and will no longer have any interest in our future earnings or growth. In addition, following the Merger, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.
What will I receive if the Merger is completed?
In connection with the Merger, each outstanding share of our common stock (other than shares held by Alden, certain other excluded shares and dissenting shares) will automatically be converted into the right to receive an amount in cash equal to $17.25, without interest.
How does the per share Merger Consideration compare to the market price of our common stock prior to announcement of the Merger?
The per share Merger Consideration of $17.25 per share of common stock represents a premium of 45% to the closing price of the Company’s common stock on NASDAQ on December 11, 2020, the last trading day prior to the Board receiving Alden Global Capital’s proposal to acquire the Company, a premium of approximately 35% to the closing price of the Company’s common stock on NASDAQ on December 30, 2020, the last trading day prior to public disclosure of Alden Global Capital’s proposal to acquire the Company, a 21% increase from Alden Global Capital’s initial proposal of $14.25 per share and a premium of approximately 8% to the closing price of the Company’s common stock on NASDAQ on February 12, 2021, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the Merger Agreement.
When do you expect the Merger to be completed?
We are working towards completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and the satisfaction or waiver of other closing conditions, including approval by our stockholders of the Merger Proposal, we anticipate that the Merger will be completed in the second quarter of 2021.
What happens if the Merger is not completed?
If the Merger Proposal is not approved by the stockholders of the Company or if the Merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ.
Additionally, if the Merger is not completed, the Merger Agreement will be terminated. Depending on the circumstances surrounding the termination, it is possible that the Company will be required to pay Parent a Termination Fee of $20,000,000, or that Parent will be required to pay the Company a Liquidated Damages Amount of $50,000,000.
What conditions must be satisfied to complete the Merger?
There are several conditions which must be satisfied (or, where permissible, waived) to complete the Merger, including obtaining the Company Stockholder Approval, obtaining regulatory approval, no governmental entity having instituted any order or restraint to prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, there having been no Company material adverse effect (as defined in the section “The Merger Agreement—Representations and Warranties” beginning on page 70) and the accuracy of certain representations and warranties and compliance with covenants contained in the Merger Agreement. However, the condition that the Company Stockholder Approval be obtained is not waivable by any party to the Merger Agreement. You should read “The Merger Agreement—Conditions to the Merger” beginning on page 83 for a more detailed discussion of the conditions that must be satisfied to complete the Merger.
Is the Merger expected to be taxable to me?
Yes. The exchange of shares of our common stock for the per share Merger Consideration pursuant to the Merger will generally be a taxable transaction to U.S. holders (as defined under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65) for U.S. federal income tax purposes. If you are a U.S. holder, in connection with the Merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to your shares of our common stock and your adjusted tax basis in such shares. We encourage you to read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). If you are not a U.S. holder, the Merger will generally not result in tax to you under U.S. federal income tax laws unless you have certain connections to the United States, and the Company encourages you to seek tax advice regarding such matters.
What vote is required for the Company’s stockholders to approve the Merger Proposal?
Approval of the Merger Proposal requires the affirmative vote of (i) at least two-thirds of the shares of our common stock (other than shares “owned” by Parent or Merger Sub and their “affiliates” and “associates” (as each such term is defined in Section 203 of the DGCL)) outstanding and (ii) a majority in voting power of the outstanding shares of common stock entitled to vote on such matter. With respect to the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the Merger Proposal.
Because the affirmative vote required to approve the Merger Proposal is based upon the total number of the shares of our common stock (other than shares held by Alden Parties and certain other excluded shares) outstanding and entitled to vote on the Merger Proposal, if you fail to submit a proxy or vote virtually at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the Merger Proposal. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee and you do not instruct the nominee how to vote your shares, the failure to instruct your nominee will have the same effect as a vote “AGAINST” the Merger Proposal.
Additionally, as of the Record Date, members of the Purchaser Group beneficially owned and had the right to vote 11,554,306 shares of common stock in the aggregate, which represents approximately 31.6% of the Company’s common stock entitled to vote at the Special Meeting. Pursuant to the Merger Agreement, Parent agreed to vote or cause to be voted all of its, its subsidiaries and its affiliates shares of the Company’s common stock in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, so long as the Board has not changed or adversely modified its recommendation in favor of the Merger Agreement. Accordingly, members of the Purchaser Group have informed the Company that they currently intend to vote all shares of common stock held by such members “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger?
Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, commonly referred to as “golden parachute” compensation.
What will happen if the Company’s stockholders do not approve the Merger Compensation Proposal?
Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger is not a condition to completion of the Merger. The vote is an advisory vote and will not be binding on the Company or the surviving corporation in the Merger. Because the Merger-related compensation to be paid to the named executive officers in connection with the Merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is adopted (subject only to the contractual obligations applicable thereto).
What vote of our stockholders is required to approve the Merger Compensation Proposal?
Approval of the Merger Compensation Proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. The Merger Compensation Proposal is an advisory vote and the results will not be binding on the Board or the Company. With respect to the Merger Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” approval of the Merger Compensation Proposal. Broker non-votes will not have an effect on the Merger Compensation Proposal.

Because the affirmative vote required to approve the Merger Compensation Proposal is based upon the total number of the shares of our common stock present virtually or represented by proxy at the Special Meeting, if you abstain this will have the same effect as a vote “AGAINST” approval of the Merger Compensation Proposal. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee and you do not instruct the nominee how to vote your shares, the failure to instruct your nominee will have no effect on the Merger Compensation Proposal.
What vote of our stockholders is required to approve the Adjournment Proposal?
Approval of the Adjournment Proposal also requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. With respect to the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on the Adjournment Proposal, the abstention will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes will not have an effect on the Adjournment Proposal.
Because the affirmative vote required to approve the Adjournment Proposal is based upon the total number of the shares of our common stock present virtually or represented by proxy at the Special Meeting, or if you abstain this will have the same effect as a vote “AGAINST” approval of the Adjournment Proposal. If you do not provide your bank, brokerage firm or other nominee with instructions or your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee and you do not instruct the nominee how to vote your shares, the failure to instruct your nominee will have no effect on the Adjournment Proposal.
Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?
In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have certain interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. The Board and the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See the sections entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 64 and “Proposal 2—Merger Compensation Proposal” beginning on page 88.
Should I send in my stock certificates now?
No. If the Merger Proposal is approved, you will be sent a letter of transmittal promptly, and in any event within three business days, after the completion of the Merger, describing how you may exchange your shares of our common stock for the per share Merger Consideration. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the per share Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.
Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share Merger Consideration for my shares of our common stock?
Stockholders who do not vote in favor of the adoption of the Merger Agreement are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger if they take certain actions and meet certain conditions. For additional information, see “Appraisal Rights” beginning on page 95. For the full text of Section 262 of the DGCL, please see Annex C of this proxy statement. Because of the complexity of the DGCL relating to appraisal rights, if you wish to exercise your appraisal rights, we encourage you to seek the advice of legal counsel.
Who can help answer any other questions I might have?
If you have more questions about the Merger, the Special Meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, our proxy solicitor, by calling toll-free at 800-322-2885 or collect at 212-929-5500, or via email at proxy@mackenziepartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the other documents referenced herein, including, without limitation, statements relating to the Merger, may constitute “forward-looking statements.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the Merger and the anticipated benefits thereof. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements.
These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in forward-looking statements, including, as a result of factors, risks and uncertainties over which we have no control. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include, but are not limited to, the following: (i) conditions to the completion of the Merger, including stockholder approval of the Merger Proposal, may not be satisfied or the regulatory approvals required for the Merger may not be obtained, in each case, on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement between the parties to the Merger or affect the ability of the parties to recognize the benefits of the Merger; (iii) the effect of COVID-19 and related governmental and economic responses; (iv) the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally; (v) risks that the Merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the Merger; (vi) risks related to diverting management’s attention from the Company’s ongoing business operations; (vii) potential litigation that may be instituted against the Company or its directors or officers related to the Merger or the Merger Agreement between the parties to the Merger and any adverse outcome of any such potential litigation; (viii) the amount of the costs, fees, expenses and other charges related to the Merger, including in the event of any unexpected delays; (ix) any adverse effects on the Company by other general industry, economic, business and/or competitive factors; (x) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period, or at all, which may affect the Company’s business and the price of the common stock; and (xi) such other factors as are set forth in the Company’s periodic public filings with the SEC, including, but not limited to, those described under the headings “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2020 and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. The consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, credit rating or liquidity.
Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting, which will be held virtually, without a physical meeting location, on May 21, 2021 at 10:00 a.m. Central Time.
At the Special Meeting, holders of our common stock will be asked to approve each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal.
Purpose of the Special Meeting
At the Special Meeting, holders of our common stock will be asked to consider and vote on the following:
•	the Merger Proposal;
•	the Merger Compensation Proposal; and
•	the Adjournment Proposal.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE PROPOSALS.
The Company’s stockholders must approve the Merger Proposal in order for the Merger to occur. If the Company’s stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.
The vote on each of the Merger Compensation Proposal and the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, a stockholder may vote to approve the Merger Proposal and vote not to adopt the Merger Compensation Proposal, and vice versa. Because the vote on the Merger Compensation Proposal is advisory in nature only, it will not be binding on the Company, Parent or the surviving corporation in the Merger. Accordingly, if the Merger Agreement is adopted by the Company’s stockholders and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the Merger Compensation Proposal.
The vote on the Adjournment Proposal relates to the Merger Proposal and, if adopted, will allow the Company, if necessary, to adjourn the Special Meeting from time to time in order to solicit additional proxies, including if there are not sufficient votes to approve the Merger Proposal in accordance with the requisite Company Stockholder Approval.
Record Date and Quorum
The Board has fixed the close of business on April 15, 2021 as the Record Date for the determination of stockholders entitled to receive notice of, and to vote virtually at, the Special Meeting, and any adjournments or postponements thereof. Only holders of record of our common stock as of the Record Date are entitled to receive notice of, and to vote (virtually or by proxy) at, the Special Meeting and at any adjournment or postponement thereof.
As of the Record Date, there were 36,951,571 shares of common stock outstanding. Each holder of our common stock is entitled to cast one vote per such share on each matter properly brought before the Special Meeting for each share of our common stock that such holder owned as of the Record Date.
Under the By-Laws, the presence at the Special Meeting, virtually or represented by proxy, of the holders of a majority of the shares of the common stock issued and outstanding and entitled to vote at the Special Meeting, constitutes a quorum for the transaction of business at the Special Meeting. Once a share of common stock is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting. Shares of our common stock represented at the Special Meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Shares held of record by a bank, broker or other holder of record will not be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum unless the broker, banker or other holder of record has been instructed to vote on at least one of the proposals presented in this proxy statement. Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the Special Meeting unless a majority of the shares of our common stock issued and outstanding and entitled to vote is represented, it is important that you attend the Special Meeting virtually or are represented by proxy at the Special Meeting.
In the event that a quorum is not present at the Special Meeting, we expect to adjourn or postpone the Special Meeting until we solicit enough proxies to obtain a quorum. The Company may also adjourn or postpone the Special Meeting with Parent’s reasonable consent, or to the extent reasonably necessary (i) to ensure that any legally required supplement or amendment to this proxy statement is provided to the holders of shares of common stock within a reasonable amount of time in advance of the Special Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (iii) to ensure that there are sufficient shares of common stock represented (either virtually or by proxy) and voting to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) otherwise where required to comply with applicable law (including fiduciary duties).
Attendance
Only stockholders who owned shares as of the Record Date, or their duly appointed proxies, and our guests may virtually attend the Special Meeting. To enter the meeting, you will need your assigned 16-digit control number. The 16-digit control number will be included in the Notice, or on your proxy card, voting instruction form or other applicable proxy notices. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, your assigned 16-digit control number should be included with your voting instructions received from your bank, brokerage firm or other nominee. If your bank, brokerage firm or other nominee has not provided you with your assigned 16-digit control number, please contact them for instructions on how to attend the virtual Special Meeting.
Vote Required
The vote required depends on each proposal.
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Merger Proposal. Approval of the Merger Proposal requires the affirmative vote of (i) at least two-thirds of the shares of our common stock (other than shares “owned” by Parent or Merger Sub and their “affiliates” and “associates” (as each such term is defined in Section 203 of the DGCL)) outstanding and (ii) a majority in voting power of the outstanding shares of common stock entitled to vote on such matter. With respect to the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Merger Proposal, if you fail to submit a proxy or vote virtually at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the Merger Proposal. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee and you do not instruct the nominee how to vote your shares, the failure to instruct your nominee will have the same effect as a vote “AGAINST” the Merger Proposal.

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Merger Compensation Proposal. Approval of the Merger Compensation Proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. The Merger Compensation Proposal is an advisory vote and the results will not be binding on the Board or the Company. With respect to the Merger Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Merger Compensation Proposal, if you abstain this will have the same effect as a vote “AGAINST” approval of the Merger Compensation Proposal. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee and you do not instruct the nominee how to vote your shares, the failure to instruct your nominee will not have an effect on the Merger Compensation Proposal.

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Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. With respect to the Adjournment Proposal, you may vote “FOR,” “AGAINST” or

“ABSTAIN.” If you abstain from voting on the Adjournment Proposal, the abstention will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes will not have an effect on the Adjournment Proposal. For purposes of the Adjournment Proposal, if you abstain this will have the same effect as a vote “AGAINST” approval of the Adjournment Proposal. If you do not provide your bank, brokerage firm or other nominee with instructions or your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee and you do not instruct the nominee how to vote your shares, the failure to instruct your nominee will not have an effect on the Adjournment Proposal.
If your shares of our common stock are registered directly in your name with our Transfer Agent, you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote virtually at the Special Meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law.
If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares.
Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on those non-routine matters.
Proxies and Revocation
You can vote using any one of the methods described below.
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Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

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Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for telephonic voting availability.

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Vote by Mail.  You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope, if printed copies of the proxy materials were requested. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

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Vote Online at the Special Meeting. As the Special Meeting is virtual-only, stockholders as of the Record Date can vote online during the Special Meeting by visiting www.virtualshareholdermeeting.com/TPCO2021 and following the instructions found on your proxy card. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and virtually present it to the inspector of election with your ballot to be able to vote at the Special Meeting. Even if you plan to virtually attend the Special Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you later decide not to attend.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Special Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
You have the right to revoke a proxy. If you are a stockholder of record, you can revoke your proxy before it is exercised by:
•	delivering a written notice of such revocation to our Corporate Secretary at 560 W. Grand Avenue, Chicago, Illinois 60654, 312-222-2102, which must be received by us before the Special Meeting;
•	timely delivering a valid, subsequent proxy by Internet, by telephone, or by mail; or
•	voting online at the Special Meeting.
If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote online at the Special Meeting if you obtain a legal proxy, as previously described.
Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you vote online at the Special Meeting. All shares for which proxies have been properly completed and submitted and not revoked will be voted at the Special Meeting.
Adjournments and Postponements
Although it is not currently expected, the Special Meeting may be adjourned or postponed. Any meeting of stockholders may be adjourned, by the chairperson of the meeting or by the vote of a majority of the shares of stock present virtually or represented by proxy, to reconvene at the same or some other place, provided that the Merger Agreement includes certain limitations on the Company’s ability to postpone or adjourn the Special Meeting. Under the Merger Agreement, the Company may only postpone or adjourn the Special Meeting to a later date (i) with Parent’s reasonable consent or (ii) to the extent reasonably necessary, (x) to ensure that any legally required supplement or amendment to this proxy statement is provided to the holders of shares of common stock within a reasonable amount of time in advance of the Special Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (iii) to ensure that there are sufficient shares of common stock represented (either virtually or by proxy) and voting to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) otherwise where required to comply with applicable law (including fiduciary duties).
If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the Special Meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Board fixes a new record date for the Special Meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Anticipated Date of Completion of the Merger
We are working towards completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and the satisfaction or waiver of other closing conditions, including obtaining the Company Stockholder Approval, we anticipate that the Merger will be completed in the second quarter of 2021. If our stockholders vote to approve the Merger Proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger, subject to the terms of the Merger Agreement. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 68.
Rights of Stockholders Who Seek Appraisal
If the Merger is completed, the Company’s stockholders who do not vote in favor of the adoption of the Merger Agreement are entitled to appraisal rights under Section 262 of the DGCL, but only if they fully comply with all of the applicable legal requirements of Section 262 of the DGCL, which are summarized in this proxy statement in the section entitled “Appraisal Rights” beginning on page 95 and set forth in their entirety in Section 262 of the DGCL (attached to this proxy statement as Annex C). This means that you may be entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the per share Merger Consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you may receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.
To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to the Company prior to the Company Stockholder Approval (and must not fail to perfect or effectively withdraw your demand or otherwise waive or lose your right to appraisal) and you must not vote (either virtually or by proxy) in favor of the adoption of the Merger Agreement. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you will lose your appraisal rights. The requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights” beginning on page 95 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the law pertaining to appraisal rights under the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. The discussion of appraisal rights in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex C.
Solicitation of Proxies; Payment of Solicitation Expenses
We will bear the costs of solicitation of proxies for the Special Meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged MacKenzie Partners to assist in the solicitation of proxies and provide related advice and informational support, for a fee of approximately $25,000 and telephone charges. The Company has agreed to reimburse MacKenzie Partners for certain out-of-pocket fees and expenses and will also indemnify MacKenzie Partners, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses.
Questions and Additional Information
If you have more questions about the Merger, the Special Meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, our proxy solicitor, by calling toll-free at 800-322-2885 or collect at 212-929-5500 or via email at proxy@mackenziepartners.com.

PROPOSAL 1
PROPOSAL 1—MERGER PROPOSAL
✔	Your Board of Directors recommends a vote FOR the adoption of the Merger Agreement and the transactions contemplated thereby.
Parties to the Merger
The Company
Tribune Publishing Company
560 W. Grand Avenue
Chicago, Illinois 60654
Telephone: (312) 222-9100
Tribune, formed as a Delaware corporation on November 21, 2013, is a media company rooted in award-winning journalism. Headquartered in Chicago, Illinois, Tribune operates local media businesses in eight markets with titles including the Chicago Tribune, New York Daily News, The Baltimore Sun, Hartford Courant, South Florida’s Sun Sentinel, Orlando Sentinel, Virginia’s Daily Press and The Virginian-Pilot, and The Morning Call of Lehigh Valley, Pennsylvania. Tribune also operates the Tribune Content Agency. Tribune’s major daily newspapers have served their respective communities with local, regional, national and international news and information for more than 150 years. The Hartford Courant is the nation’s oldest continuously published newspaper and celebrated its 256th anniversary in October 2020.
Tribune’s unique and valuable content across its brands have earned a combined 65 Pulitzer Prizes and are committed to informing, inspiring and engaging local communities. Tribune’s brands create and distribute content across our media portfolio, offering integrated marketing, media, and business services to consumers and advertisers, including digital solutions and advertising opportunities.
Parent
Tribune Enterprises, LLC
c/o Alden Global Capital LLC
777 South Flagler Drive
West Tower, Suite 800
West Palm Beach, FL 33401
Telephone: (212) 888-5500
Parent is a Delaware limited liability company formed by the Alden Funds on February 11, 2021, solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. Parent has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the Merger.
Merger Sub
Tribune Merger Sub, Inc.
c/o Alden Global Capital LLC
777 South Flagler Drive
West Tower, Suite 800
West Palm Beach, FL 33401
Telephone: (212) 888-5500
Merger Sub, a Delaware corporation and wholly owned subsidiary of Parent, was formed by Parent on February 11, 2021, solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby. Merger Sub has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the Merger Agreement. Upon consummation of the Merger, Merger Sub will merge with and into the Company, the separate corporate existence of the Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent.

SPECIAL FACTORS
This section of the proxy statement describes certain material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated herein by reference, including the full text of the Merger Agreement, for a more complete understanding of the Merger. A copy of the Merger Agreement is attached as Annex A to this proxy statement. In addition, important business and financial information about the Company is included in or incorporated into this proxy statement by reference. See “Where You Can Find More Information” beginning on page 101.
Overview of Special Factors
The Merger is a “going-private” transaction under SEC rules and the Exchange Act. Accordingly, Rule 13e-3 and related rules under the Exchange Act require that the Company and Alden make certain disclosures regarding the Merger. This “Special Factors” section contains various information that you should read carefully. For example, the section entitled “—Plans for the Company After the Merger” explains the plans for the surviving entity after the completion of the Merger. The section entitled “—Purposes and Reasons of the Purchaser Group for the Merger” explains, among other things, Parent’s purposes for the Merger. The sections entitled “The Merger—Reasons for the Merger; Recommendation of the Company’s Special Committee and the Board” and “Special Factors—Position of the Purchaser Group as to the Fairness of the Merger” respectively explain why the Board, on the one hand, and the Purchaser Group, on the other hand, believe the Merger is fair and reasonable to, and in the best interests of, the Company and the Company’s unaffiliated stockholders. You are encouraged to carefully read this “Special Factors” section and this entire proxy statement, along with the documents incorporated herein by reference.
Purposes and Reasons of the Purchaser Group for the Merger
Under the SEC rules governing “going-private” transactions, each member of the Purchaser Group may be deemed to be an affiliate of the Company and, therefore, is required to express its purposes and reasons for the Merger to the Company’s unaffiliated stockholders, as defined in Rule 13e-3 under the Exchange Act. The members of the Purchaser Group are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
If the Merger is completed, the Company will become a wholly owned subsidiary of Parent, and the shares of the Company’s common stock will cease to be publicly traded. For the Purchaser Group, the purpose of the Merger is to enable Parent to acquire control of the Company, in a transaction in which all stockholders of the Company (including the unaffiliated stockholders of the Company) will be cashed out for $17.25 per share in cash, without interest, less any applicable withholding taxes. After the Merger, the Company’s common stock will no longer be publicly traded and Parent will solely bear the risks, and be entitled to the benefits, of ownership of the Company. Upon consummation of the Merger, the unaffiliated stockholders will immediately realize the value of their investment in the Company through their receipt of the Merger Consideration of $17.25 per share in cash (without interest), representing a premium of approximately 45% to the closing price of the Company’s common stock on NASDAQ on December 11, 2020, the last trading day prior to the Board receiving Alden Global Capital’s proposal to acquire the Company, a premium of approximately 35% to the closing price of the Company’s common stock on NASDAQ on December 30, 2020, the last trading day prior to public disclosure of Alden Global Capital’s proposal to acquire the Company, a 21% increase from Alden’s initial proposal of $14.25 per share and a premium of approximately 8% to the closing price of the Company’s common stock on NASDAQ on February 12, 2021, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the Merger Agreement.
Based on its industry experience, the Purchaser Group believes that it will be difficult for the Company to address its operational and strategic issues as a public company, and that the acquisition of the Company by Parent presents the best path forward for the Company’s stockholders, employees, business partners and customers. If the Merger is completed, the Purchaser Group believes that the Company will be better positioned to navigate the current economic environment.
If the Merger is completed, the Company will become a wholly owned subsidiary of Parent, and the shares of the Company’s common stock will cease to be publicly traded. The Purchaser Group believes that structuring the transaction in such manner is preferable to other alternative transaction structures because (i) it will enable Parent to directly acquire all of the outstanding shares of the Company’s common stock at the same time, (ii) it will allow the Company to cease to be a publicly registered and reporting company, and (iii) it represents an opportunity for the Company’s unaffiliated stockholders to immediately realize the value of their investment in the Company and pursue other investment opportunities. Although the Purchaser Group believes that there will be improvements associated with their investment in the Company, the Purchaser Group also realizes that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized. Additionally, the Purchaser Group believes that the transaction structure will also provide a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of the Company’s common stock in a tender offer and implementing a second-step Merger to acquire any shares of common stock not tendered in any such tender offer, and without incurring any additional transaction costs associated with such activities.
For these reasons, the Purchaser Group believes that private ownership is in the best interests of the Company and that the Merger is in the best interests of the Company’s unaffiliated stockholders.
Voting by Purchaser Group
At the close of business on the record date for the special meeting, members of the Purchaser Group beneficially owned and had the right to vote 11,554,306 shares of common stock in the aggregate, which represents approximately 31.6% of the Company’s common stock entitled to vote at the Special Meeting.
Members of the Purchaser Group have informed the Company that they currently intend to vote all shares of common stock held by such members “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
Plans for the Company After the Merger
After the Effective Time, the Company will become a wholly owned subsidiary of Parent. In connection the consummation of the Merger, the Company’s common stock will be delisted from NASDAQ and deregistered under Section 12 of the Exchange Act. As a result, the Company will no longer file reports with the SEC. It is estimated that the Company could save approximately $5.5 million per year as a result of no longer being a public company. Any cost saving realized by the Company as a result of no longer being subject to the reporting requirements of the U.S. federal securities laws will be realized solely by the surviving corporation and, indirectly as a sole stockholder of the surviving corporation, Parent, which is owned by the Alden Funds and Turnpike.
The Purchaser Group beneficially owns approximately 31.6% of the issued and outstanding shares of common stock of the Company. Following consummation of the Merger, the Purchaser Group will own 100% of the issued and outstanding shares of common stock of the Company and will have a corresponding interest in the Company’s net book value and net earnings or losses. The Company’s net book value, or total stockholders’ equity, was $301,402,000 as of December 27, 2020 and the net income (loss) attributable to the Company’s common stockholders for the fiscal year ended December 27, 2020 was approximately $(39,012,000).
The Purchaser Group’s beneficial interest in the Company’s net book value as of December 27, 2020 was approximately $95,243,032, equal to 31.6% of the Company’s net book value. If the Merger is completed, the Purchaser Group’s beneficial interest in the net book value of the Company will increase to $301,402,000, equal to 100% of the Company’s net book value (based on the Company’s net book value as of December 27, 2020).
The Purchaser Group’s beneficial interest in the Company’s net income (loss) attributable to the Company’s common stockholders for the fiscal year ended December 27, 2020 was $(12,327,792), equal to 31.6% of the Company’s net income (loss) attributable to the Company’s common stockholders. If the Merger is completed, the Purchaser Group’s beneficial interest in the Company’ net income (loss) attributable to the Company’s common stockholders will increase to $(39,012,000), equal to 100% of the Company’s net income (loss) attributable to the Company’s common stockholders (based upon the Company’s net income (loss) attributable to the Company’s common stockholders for the fiscal year ended December 27, 2020).
The Company has no significant net operating loss (“NOL”) carryforwards that will benefit the Purchaser Group. According to the Company, as of December 27, 2020, the Company had NOL carryforwards for federal income tax purposes of $0.9 million and no NOL carryforwards for state income tax purposes. According to the Company, the utilization of the Company’s NOL carryforwards currently are subject to limitation under

Section 382 of the Code and may be further limited as a result of the consummation of the Merger. Based upon information provided by the Company, the consummation of the Merger is expected to constitute an “ownership change” with respect to the Company within the meaning of Section 382 of the Code, which would potentially impose an additional annual limitation on the amount of the Company’s pre-ownership change NOLs that can be utilized in post-ownership change periods. Such limitation is approximately equal to (x) the value of the stock of the Company immediately before the ownership change, multiplied by (y) the “long-term tax-exempt rate” in effect as of the ownership change. The impact of this ownership change, as well as any prior ownership changes, will also affect the amount and timing of benefits to the Purchaser Group. Subject to this limitation, the Company’s ability to use NOLs to offset income for tax purposes should inure to the benefit of the Purchaser Group.
After the Effective Time, the members of the board of directors of Merger Sub immediately prior to the Effective Time will become the directors of the surviving corporation, and the officers of Company immediately prior to the Effective Time will become officers of the surviving corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
Except as described above or elsewhere in this proxy statement, the Purchaser Group has advised the Company that they do not have any current intentions, plans or proposal to cause the Company to engage in any of the following:
•	an extraordinary corporate transaction following the consummation of the Merger involving the Company’s corporate structure, business or management, such as a merger, reorganization or liquidation;
•	the purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; or
•	any other material changes to the Company’s corporate structure or business.
Notwithstanding the foregoing, as part of integration planning and following consummation of the Merger, as part of the Purchaser Group’s long-term corporate goal of optimizing value, the Purchaser Group intends to conduct a review of the Company and its assets, capital allocation, corporate and capital structure, capitalization, operations, business, properties and policies to determine what changes, if any, may be desirable following the Merger to enhance the business and operations of the Company. In connection with this review, the Purchaser Group may consider a range of alternatives including the types of transactions set forth above as well as other strategic transactions and other balance sheet optimization activities if the Purchaser Group decides that such transactions and other activities are in the best interest of the Company upon such review. The Purchaser Group may also cause the Company to enter into one or more management service agreements with Alden Global Capital or its affiliates. Except as otherwise disclosed in this proxy statement (including in the Company’s filings with the SEC incorporated by reference into this proxy statement), as of the date hereof, no agreements, understandings or decisions have been reached and there is no assurance that the Purchaser Group will decide to undertake any such alternatives. The Purchaser Group expressly reserves the right to make any changes to the Company operations after consummation of the Merger that they deem appropriate in light of such evaluation and review or in light of future developments.
Position of the Purchaser Group as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, each member of the Purchaser Group may be deemed to be an affiliate of the Company and, therefore, is required to express its beliefs as to the substantive and procedural fairness of the Merger to the Company’s unaffiliated stockholders, as defined in Rule 13e-3 under the Exchange Act. The members of the Purchaser Group are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the members of the Purchaser Group as to fairness of the proposed Merger should not be construed as a recommendation to any of the Company’s stockholders as to how you should vote on the Merger Proposal.
The Purchaser Group has interests in the Merger that may be different from, or in addition to, the interests of the Company’s unaffiliated stockholders, as further described under “The Merger—Interests of Certain Persons in the Merger”. In light of these different interests, and the fact that Mr. Minnetian, Ms. Needleman and Mr. Smith are members of the Board designated by Alden pursuant to the A&R Cooperation Agreement, the Board established the Special Committee consisting solely of independent and disinterested directors who are not affiliated with the Purchaser Group (other than their interests described under “The Merger—Interests of Certain Persons in the Merger” beginning on page 64) to negotiate with the Purchaser Group, with the assistance of independent legal and financial advisors. None of the members of the Purchaser Group nor Mr. Minnetian, Ms. Needleman or Mr. Smith participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Company’s legal advisor or the Special Committee’s legal or financial advisors as to, the substantive or procedural fairness of the Merger to the Company’s unaffiliated stockholders. For these reasons, the members of the Purchaser Group do not believe that their interests in the Merger influenced the decision of the Special Committee or the Board with respect to the Merger Agreement or the Merger.
The unaffiliated stockholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement, with the assistance of the Special Committee’s legal and financial advisors. The Purchaser Group has not performed, nor engaged a financial advisor to perform or prepare any report, opinion, appraisal, any valuation or other analysis for the purpose of assessing the fairness of the Merger or the Merger Consideration to the Purchaser Group, the Company or the unaffiliated stockholders of the Company.
Based on the Purchaser Group’s knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Company’s Special Committee and Board” beginning on page 46, with which the Purchaser Group agrees and which the Purchaser Group has adopted, the Purchaser Group believes that the Merger is substantively and procedurally fair to the unaffiliated stockholders of the Company.
In connection with its determination, and in addition to the analysis and resulting conclusions of, the Board and the Special Committee described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Company’s Special Committee and Board” beginning on page 46 of this proxy statement, with which the Purchaser Group agrees and which the Purchaser Group has adopted, the Purchaser Group considered the following specific factors (not necessarily in order of relative importance):
•
each of Mr. Minnetian, Ms. Needleman and Mr. Smith, members of the Board, in order to avoid any potential conflicts of interest, did not attend or vote at any Board meeting held regarding the Merger and alternatives thereto;

•
the Merger consideration of $17.25 per share, without interest, to be paid solely in cash, provides immediate cash liquidity to the Company’s stockholders, thus eliminating any uncertainty in valuing the Merger consideration and represents a premium of approximately 45% to the closing price of the Company’s common stock on NASDAQ on December 11, 2020, the last trading day prior to the Board receiving Alden Global Capital’s proposal, a premium of approximately 35% to the closing price of the Company’s common stock on NASDAQ on December 30, 2020, the last trading day prior to public disclosure of Alden Global Capital’s proposal, a 21% increase from Alden’s initial offer of $14.25 per share and a premium of approximately 8% to the closing price of the Company’s common stock on NASDAQ on February 12, 2021, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the Merger Agreement;

•
the transaction was structured to include a non-waivable condition requiring the approval by holders of at least (x) 66 2/3% of the outstanding shares of common stock entitled to vote on such matters, other than those “owned” (as defined in Section 203(c)(9) of the DGCL) by Parent or Merger Sub and their affiliates and associates (each as defined in Section 203(c) of the DGCL) and (y) a majority in voting power of the outstanding shares of common stock entitled to vote on such matters.

•
the Purchaser Group committed in its initial offer letter dated December 14, 2020 that it would not use its position as a significant stockholder of the Company or ability to nominate directors of the Company (through both the A&R Cooperation Agreement and as stockholders) to coerce the other stockholders to vote in favor of the Merger;

•
the Company’s stockholders who do not vote in favor of the Merger Agreement proposal and who comply with certain procedural requirements will be entitled, upon completion of the Merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined and paid to them in cash;

•
the requirements or conditions to the Merger are customary in the Purchaser Group’s opinion, and the Merger is not conditioned on any financing being obtained by the Purchaser Group, thus increasing the likelihood that the Merger will be consummated and the Merger consideration will be paid to the stockholders;

•	the Board or Special Committee are permitted to withdraw or change its recommendation of the Merger or Merger Agreement, and to terminate the Merger Agreement in certain circumstances;
•
the Board established a Special Committee, consisting of unaffiliated and independent directors, to review, evaluate and negotiate the Purchaser Group’s offer, as well as potential alternatives thereto, and make a recommendation to the Board with respect to the Merger;

•	the Special Committee was deliberative in its process in analyzing, evaluating and negotiating the terms of the Purchaser Group’s offer and the Merger Agreement;
•	the Special Committee retained independent financial and legal advisors, each of which has extensive experience in transactions similar to the proposed Merger;
•
the Merger consideration and other terms and conditions of the Merger Agreement resulted from extensive negotiations between the Special Committee (and its advisors) and the Purchaser Group (and its advisors);

•
the Special Committee unanimously determined that the Merger Agreement and the Merger are fair to, advisable and in the best interests of, the Company and its stockholders, including the Company’s unaffiliated stockholders; and

•	the Special Committee had no obligation to recommend the adoption of the Merger Agreement proposal or any other transactions.
The Purchaser Group believes that the foregoing factors support its determination with respect to the fairness of the Merger to the unaffiliated stockholders of the Company.
The Company did not retain an unaffiliated representative acting solely on behalf of the Company’s unaffiliated stockholders for the purpose of negotiating the terms of the Merger or preparing a report covering the fairness of the Merger. However, the Board formed the Special Committee, which is comprised entirely of independent and disinterested directors, to consider and negotiate the terms and conditions of the Merger and to recommend to the Board whether to pursue the Merger and, if so, on what terms and conditions. Additionally, the Board explicitly empowered the Special Committee to retain, at the Company’s expense, independent legal counsel, financial advisors, and other professional advisors of the Special Committee’s choice. The Board directed the Company to pay all expenses incurred by the Special Committee and its members, including the fees and expenses of the independent professional advisors to the Special Committee. Although there was no third party that acted independently on behalf of the unaffiliated stockholders, the Purchaser Group believes that the Special Committee protected the interests of the unaffiliated stockholders by making a recommendation regarding the Merger to the Board that the Special Committee deemed fair to the unaffiliated stockholders. Therefore, the Purchaser Group believes that the Special Committee’s role in the negotiation of the Merger and its recommendation to the Board and the Board’s approval of the Merger (with the directors designated by Alden either not attending any meetings or recusing themselves from any deliberations and voting relating to the Merger) were sufficient to protect the interests of unaffiliated stockholders.
The Purchaser Group’s view as to the fairness of the Merger to unaffiliated stockholders is not a recommendation as to how any such stockholder should vote on the Merger Agreement. The foregoing discussion of the information and factors considered by the Purchaser is believed to include all material factors considered by the Purchaser Group. The Purchaser Group did not find it practicable to, nor did it, assign relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to such unaffiliated common stockholders. Rather, the Purchaser Group made the fairness determinations after consideration of all the foregoing factors as a whole.

Fees and Expenses
Total fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be as follows:
Amount to Be Paid
Financial advisory fees and expenses	$11,000,000.00
Legal, accounting and other professional fees	$3,000,000.00
SEC filing fees	$49,303.63
Proxy solicitation, printing and mailing costs	$27,000.00
Transfer Agent and paying agent fees and expenses	$22,000.00
Total	$14,098,303.63
Total fees and expenses incurred or to be incurred by Parent in connection with the Merger are estimated at this time to be as follows:
Amount to Be Paid
Financial advisory fees and expenses	$5,000,000
Legal, accounting and other professional fees	$5,800,000
Total	$10,800,000

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Structure of the Merger
The Merger Agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. You will not own any shares of the capital stock of the surviving corporation.
Merger Consideration
In the Merger, each outstanding share of our common stock will automatically be converted into the right to receive the Merger Consideration, without interest, other than shares of our common stock (i) owned by (x) Parent, Merger Sub or any of their affiliates or associates; or (y) the Company as treasury stock, which shares in clauses (x) and (y) we refer to as “excluded shares”; and (ii) stockholders who have not voted in favor of the Merger and properly and validly perfected their statutory rights of appraisal in accordance with Section 262 of the DGCL, which shares we refer to as “dissenting shares,” which shares will be canceled without payment of any consideration therefor and will cease to exist.
Background of the Merger
From time to time, the Board, together with senior management of the Company, has reviewed and evaluated the Company’s business strategies, opportunities and challenges as part of its consideration and evaluation of the Company’s prospects and maximizing stockholder value. These reviews and evaluations focused on a diverse array of topics, including among others, internal growth strategies, potential divestitures, corporate restructurings, potential strategic partnerships and potential acquisitions by the Company. The Board also has periodically reviewed with senior management and external advisors the landscape of the newspaper industry and discussed the possibility of an acquisition of the Company by a strategic or financial buyer.
On May 3, 2018, Lazard was engaged by the Company to assist in the event of an unsolicited offer or a sale of the Company. During 2018, the Company had a series of discussions with various financial and strategic parties, but none of these discussions led to a transaction. At the time, there was much speculation in the press about potential Tribune transactions.
From January 2019 to April 2019, representatives of the Company engaged in a series of discussions with a third party (“Bidder A”) to discuss a potential business combination, including a potential acquisition of the Company by Bidder A. As part of this process, the Company and Bidder A entered into a mutual non-disclosure agreement with a standstill obligation, (which has since expired) and subsequently the parties conducted non-public due diligence and further discussions regarding the potential transaction, until Bidder A sent a letter to the Company on April 2019 indicating its desire to postpone the discussions until after its annual meeting on May 2019, after which substantive engagement between the parties did not resume.
In the fall of 2019, Alden Global Capital contacted the Company to discuss the possibility of an acquisition of the Company. Michael W. Ferro, Jr., the Company’s largest stockholder at the time, indicated to Alden that he would support an acquisition of the Company by Alden for a price of $13.00 per share in cash. Alden did not respond to this comment or follow up with the Company.
On November 15, 2019, the Alden Funds purchased an aggregate of 9,071,529 outstanding shares of the Company’s common stock from Mr. Ferro and two of Ferro’s companies, Merrick Media, LLC and Merrick Venture Management, LLC, for a price of $13.00 per share (the “Ferro Sale”). Such purchases were made without the prior approval of the Board under Section 203 of the DGCL.
On November 25, 2019, Alden filed a beneficial ownership report on Schedule 13D (a “Schedule 13D”), which disclosed that, as of such date, Alden held approximately 32.0% of the outstanding shares of the Company’s common stock as a result of the Ferro Sale and a series of open market purchases. The Schedule 13D also stated that Alden and certain of Alden’s representatives may have conversations with members of the Board and the

Company’s management team regarding multiple topics, including, but not limited to, corporate governance, the composition of the Board, Board representation rights, general business operations and strategic alternatives to promote long-term value for the benefit of the Company’s stockholders.
On December 1, 2019, the Company, Alden Global Capital and the Alden Funds entered into a cooperation agreement (the “Cooperation Agreement”), pursuant to which each of the parties made certain commitments related to Alden’s ownership of the Company’s common stock, including customary standstill provisions, which, among other things, prohibited Alden from, without the Company’s prior written consent, soliciting proxies with respect to the voting of any securities of the Company, acquiring additional securities of the Company and making public proposals relating to the Company (the “Standstill Provisions”) and registration rights. In addition, the Cooperation Agreement provided the Alden Funds with the right to nominate two Board members. The Cooperation Agreement was publicly filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 2, 2019.
On December 2, 2019, the Company announced the expansion of the Board from six to eight members, and the appointment of two Alden designees, Dana Goldsmith Needleman and Christopher Minnetian, to the Board.
In January, 2020, Alden contacted the Board to request a waiver of certain Standstill Provisions in order for Alden to pursue a purchase of Dr. Patrick Soon-Shiong’s and his affiliates’ 24% stake in the Company for a price equal to $13.50 per share (the “Soon-Shiong Proposal”).
On January 23, 2020, the Board met telephonically, with certain members of the Company’s senior management and its outside legal advisor, Kirkland & Ellis LLP (“K&E”), in attendance. Ms. Needleman and Mr. Minnetian had recused themselves from the meeting and all future Board meetings regarding a potential acquisition of the Company by Alden. The Board discussed the Soon-Shiong Proposal, including Alden’s request to waive certain Standstill Provisions. After discussion, the Board determined that the Soon-Shiong Proposal was not advisable or in the best interests of stockholders, and that the Board would approach Alden to discuss the possibility of Alden submitting a proposal to purchase all of the outstanding shares of the Company.
After such meeting, the Board communicated to Alden its decision to reject Alden’s request for a waiver of certain Standstill Provisions and that any acquisition proposal submitted by Alden must involve a purchase by Alden of all of the outstanding shares of the Company.
On February 6, 2020, Alden sent the Company a non-binding written proposal to acquire all of the outstanding shares of the Company not already owned by Alden (the “February 2020 Proposal”). The February 2020 Proposal provided that any acquisition proposal by Alden would be conditioned upon both (i) the Board forming a special committee of independent and disinterested directors to evaluate such potential transaction, and ultimately, approval of such proposal by the special committee, and (ii) the approval of two-thirds of the outstanding shares of the Company’s stock not owned by Alden (the approval standard required for such an acquisition under Section 203 of the DGCL).
On February 7, 2020, a third-party bidder submitted a letter of interest to the Company about a potential acquisition of the Company’s business, assets and properties related to The Baltimore Sun (“The Sun”). The Company entered into a confidentiality agreement with the bidder in May 2020, and thereafter the third-party sent a non-binding proposal of $25,000,000 for such potential acquisition. The parties agreed not to proceed due to the wide gap in valuation expectations between the parties.
Between February 6 and February 10, 2020, Randall D. Smith, Alden’s founder, spoke telephonically with Philip G. Franklin, the Chairman of the Board, and proposed a purchase price of $13.50 per share in cash, subject to the terms of the February 2020 Proposal and the completion of negotiation of definitive documentation.
On February 10, 2020, the Board met telephonically, with certain members of the Company’s management and representatives of Lazard and K&E in attendance. The Board discussed the terms of the February 2020 Proposal and its fiduciary duties in the context of a potential transaction with Alden, including certain considerations regarding Alden’s status as an affiliate of the Company. In addition, K&E described the role of a special committee of independent and disinterested directors. Ms. Needleman and Mr. Minnetian then recused themselves for the remainder of the meeting, during which the remaining directors assessed whether any conflicts existed among such directors and discussed the size and makeup of a special committee. David Dreier, a member of the Board, reported on certain interactions he had had with Alden’s principals unrelated to a potential transaction with the Company, and given these interactions, decided it was best if he not serve on the special committee although nothing came of the interactions. Mr. Dreier also recused himself from the remainder of the meeting. The remaining members of the Board unanimously approved the formation of a special committee to evaluate a potential transaction with Alden and potential alternatives thereto (the “Special Committee”) to consist of Mr. Franklin, Eddy W. Hartenstein, Richard A. Reck and Carol Crenshaw.
On February 13, 2020, the Special Committee met telephonically, with representatives from Lazard and K&E in attendance. With the aid of a written presentation distributed to the Special Committee in advance of the meeting, Lazard discussed the terms of the February 2020 Proposal, including the price.
On March 6, 2020, K&E and Alden’s outside legal advisor, Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), engaged in discussions regarding the terms of the February 2020 Proposal.
On March 12, 2020, Akin Gump sent a revised term sheet to K&E, and shortly thereafter the two advisors discussed the remaining open items.
On March 17, 2020, K&E informed the Company that Alden had decided to put discussions regarding the February 2020 Proposal on hold as a result of the COVID-19 pandemic.
Following negotiations prior to the expiration of the Cooperation Agreement, on July 1, 2020, the Company, Alden Global Capital and the Alden Funds entered into the A&R Cooperation Agreement, pursuant to which the parties agreed, among other things: (i) to increase the size of the Board by one director and appoint Mr. Smith to fill such vacancy, (ii) that the Company would nominate Ms. Needleman, Mr. Minnetian and Mr. Smith for election at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”) and (iii) that Alden would remain subject to certain Standstill Provisions until their termination upon the occurrence of certain specified events.
On July 14, 2020 a third-party bidder submitted a non-binding proposal to the Company about a potential acquisition of the Company’s business, assets and properties related to The Hartford Courant. The Company responded to the bidder’s interest but the parties were unable to agree on a confidentiality agreement to engage in discussions.
Following the negotiation of the A&R Cooperation Agreement, on July 20, 2020, the Board unanimously approved the appointment of Davis Polk & Wardwell LLP (“Davis Polk”) to replace K&E as the Company’s outside legal advisor on various matters from time to time.
On July 27, 2020, the Board learned of discussions between Dr. Soon-Shiong and Mason Slaine, another existing stockholder who owned approximately 7.9% of the outstanding shares of the Company’s common stock at the time, regarding a potential purchase by Mr. Slaine of Dr. Soon-Shiong’s shares. These discussions did not lead to a transaction.
Later on July 27, 2020, the Board met telephonically, with members of the Company’s management, Davis Polk and Lazard in attendance. The Board discussed the possibility of obtaining approval for and implementing a shareholder rights plan to reduce the likelihood that a potential acquirer, such as Mr. Slaine, would seek to gain control of the Company through acquiring shares from an existing shareholder or through the open market without paying a premium for such control. In addition, the Board discussed how such acquisition, if completed, would have released Alden from its obligations under the Standstill Provisions, which was of particular concern at the time in light of the Company’s depressed stock price as a result of the COVID-19 pandemic. Following discussion, the Board unanimously approved the adoption of a shareholder rights plan with a one-year term to address the risk of such an action.
From late July 2020 through early December 2020, the Company and Alden engaged in periodic discussions regarding Company’s business strategies, management, capital allocation, opportunities and challenges, including potential uses of excess cash (including repurchases of shares, and potential amendments to the A&R Cooperation Agreement depending on Alden’s level of participation in any repurchase).
On December 11, 2020, Mr. Franklin and Mr. Smith had a telephone conversation, during which Mr. Smith informed Mr. Franklin that Stewart Bainum Jr. (“Mr. Bainum”) had expressed to Alden an interest in purchasing The Sun. Mr. Bainum had previously indicated his interest in The Sun to the Company, but Mr. Bainum and the Company had not reached agreement on terms. Mr. Smith mentioned to Mr. Franklin that Alden was considering the possibility of a transaction involving an acquisition of the Company by Alden and a sale of The Sun to Mr. Bainum.

On December 14, 2020, Alden sent a non-binding written proposal to the Company to acquire all of the outstanding shares of the Company not already owned by Alden for a purchase price of $14.25 per share in cash (the “December 2020 Proposal”). The December 2020 Proposal provided that any potential acquisition of the Company by Alden would: (i) be conditioned upon the approval and recommendation of a special committee of independent Board members, as well as the approval of two-thirds of the outstanding shares of the Company not owned by Alden, (ii) be fully funded by Alden with cash on hand and therefore not require any third-party debt or equity financing and (iii) be subject to limited confirmatory due diligence. In addition, Alden stated in the December 2020 Proposal that it was not interested in selling its shares in the Company to any other party and confirmed that, while its proposal was not conditioned or dependent upon reaching any agreement with Mr. Bainum, Alden desired to explore the possibility of a sale of The Sun to Mr. Bainum.
On December 15, 2020, the Board (with Mr. Smith recusing himself) met telephonically, with Davis Polk in attendance, to discuss the formation of a new Special Committee to evaluate a potential strategic transaction involving Alden, potential alternative transactions and related matters. After discussion, and a determination of the independence of Mr. Franklin, Mr. Reck and Ms. Crenshaw, the Board unanimously approved the formation of the new Special Committee and the appointment of Mr. Franklin, Mr. Reck and Ms. Crenshaw as its members.
Shortly thereafter on the same day, Mr. Franklin spoke with Mr. Smith by telephone and informed Mr. Smith that the Board had established a Special Committee for purposes of evaluating the December 2020 Proposal.
On December 17, 2020, the Special Committee met telephonically, with Davis Polk in attendance upon the invitation of the Special Committee. Davis Polk advised the Special Committee on considerations for its selection of an independent legal advisor, including whether there were any actual or potential conflicts of interest that would impact the ability of Davis Polk to serve as legal advisor to the Special Committee. The Davis Polk representatives then left the meeting to allow the Special Committee to discuss its retention of legal advisors. After discussion, the Special Committee unanimously approved the engagement of Davis Polk as legal advisor to the Special Committee, upon its determination that Davis Polk did not present any actual or potential conflicts of interest and that it was advisable and in the best interests of the Company and its stockholders to retain Davis Polk as legal advisor to the Special Committee. At the invitation of the Special Committee, the representatives of Davis Polk rejoined the meeting and proposed a process for confirming the independence of each Special Committee member for purposes of serving on the Special Committee, including with respect to any actual or potential conflicts of interest, whereby Davis Polk would conduct separate interviews with each Special Committee member. Davis Polk completed such interviews in the days following such meeting, confirming the independence of each Special Committee member. In addition, at the meeting, Davis Polk discussed considerations for the Special Committee’s selection of an independent financial advisor and summarized the conflicts of interest disclosure provided by Lazard on December 17, 2020 at the direction of the Special Committee and distributed to the Special Committee in advance of the meeting. The Special Committee reviewed such disclosure and discussed the qualifications of Lazard to serve as its financial advisor. Following discussion, the Special Committee unanimously approved the engagement of Lazard as its financial advisor. Davis Polk then provided an overview of customary fees paid in connection with service on a special committee. After discussion, the Special Committee unanimously determined that the Chair of the Special Committee should receive a flat fee of $20,000 and that each of the other members should receive a flat fee of $10,000 for their service on the Special Committee, consistent with fees paid for service on other Board committees. With the aid of a written presentation distributed to the Special Committee in advance of the meeting, Davis Polk next led a discussion regarding the fiduciary duties of the Special Committee in connection with its consideration of a potential strategic transaction involving Alden and, if applicable, any alternative transaction, as well as any applicable SEC disclosure requirements, among other subjects. Lastly, the Special Committee discussed potential next steps with respect to the December 2020 Proposal, including certain implications of Section 203 of the DGCL.
On December 19, 2020, Akin Gump spoke telephonically with Davis Polk to discuss next steps regarding the December 2020 Proposal, including preparation of a confidentiality agreement between Alden and the Company. From December 19, 2020 to December 30, 2020, Davis Polk and Akin Gump engaged in discussions concerning certain terms of the December 2020 Proposal, including considerations regarding Alden’s potential discussions with Mr. Bainum related to the sale of The Sun under the Stockholder Rights Agreement, dated as of July 28, 2020, between the Company and its rights agent, Computershare Trust Company, N.A. (the “Rights Agreement”), among other things.

On December 22, 2020, the Special Committee met telephonically, with Davis Polk and Lazard in attendance. With the aid of a written presentation distributed to the Special Committee in advance of the meeting, Lazard provided its preliminary analysis of the December 2020 Proposal, including a discussion of its terms, preliminary valuation work and an assessment of other potential bidders and the potential risks and benefits of approaching each. After discussion, the Special Committee determined that Mr. Franklin should provide an update to Mr. Smith that the Special Committee was in the process of reviewing the December 2020 Proposal with its advisors. After the Special Committee meeting, on the same day, Mr. Franklin communicated such message to Mr. Smith.
On December 23, 2020, at the direction of the Special Committee, Lazard met with Terry Jimenez, the Chief Executive Officer of the Company, to discuss various aspects of the Company, including its operations, financial performance, future business plans and its financial projections as part of Lazard’s analysis of the December 2020 Proposal and the value such proposal represented to the Company’s stockholders in light of potential cases of the Company’s future financial performance.
On December 30, 2020, Davis Polk sent an initial draft of the confidentiality agreement to Akin Gump. Between December 30, 2020 and January 5, 2021, the parties and their respective legal advisors exchanged drafts of the confidentiality agreement, and on January 5, 2021 the parties executed the confidentiality agreement.
Also on December 30, 2020, the Special Committee met telephonically with Mr. Jimenez, who joined for a portion of the meeting, as well as representatives of Davis Polk and Lazard. Lazard reviewed the 2021 Strategic Plan (as defined under “Certain Company Forecasts”), which had previously been approved by the Board and potential cases for the Company’s financial performance in 2022 and 2023 prepared by management or at the direction of the Special Committee. Mr. Jimenez then left the meeting. The Special Committee also discussed certain financial forecasts prepared by Alden and its affiliates and provided to the Company in August 2020 during the review of the Company’s strategy and business plan. As described in the section entitled “The Merger—Certain Company Forecasts”, the Special Committee did not consider these financial forecasts prepared by Alden and its affiliates to be reliable. Next Lazard presented certain valuation analyses and led the Special Committee through a discussion of potential next steps with Alden and other potential bidders. The Special Committee discussed various aspects of the December 2020 Proposal, including the timing of the Company’s update of its 2021 earnings guidance, including in light of the Company’s recent sale of its BestReviews business and the performance of the Company’s business in general, and Alden’s request to engage in discussions with Mr. Bainum regarding a potential sale of The Sun. Following discussion, the Special Committee approved Alden’s request to speak to Mr. Bainum subject to acceptable confidentiality agreements between the Company and each of Alden and Mr. Bainum. In addition, the Special Committee determined that Mr. Franklin should provide an update to Mr. Smith of the Special Committee’s continuing review, the timing of the Company’s updated earnings guidance and its approval of discussions between Alden and Mr. Bainum. After the Special Committee meeting, on the same day, Mr. Franklin communicated such message to Mr. Smith.
On December 31, 2020, Alden filed an amendment to its Schedule 13D publicly disclosing that Alden delivered the December 2020 Proposal to the Board on December 14, 2020. The written letter proposal delivered to the Board was attached as an exhibit to the amendment.
Later on December 31, 2020, the Company issued a press release announcing the formation of the Special Committee to consider the December 2020 Proposal and any alternative transactions, and the release of updated guidance with respect to its 2021 earnings.
On January 2, 2021, Davis Polk and Mr. Bainum’s legal counsel discussed a confidentiality agreement related to the potential acquisition of The Sun. Between January 2, 2021 and January 13, 2021, the parties and their respective legal advisors exchanged drafts of the confidentiality agreement, and on January 13, 2021 the parties executed the confidentiality agreement (the “Bainum Confidentiality Agreement”).
On January 5, 2021, Mr. Bainum delivered a letter to the Special Committee in which he indicated “If I cannot reach an agreement with Alden on a fair value for The Sun in conjunction with their bid for Tribune, I am willing to explore with the Special Committee purchasing all of the outstanding shares of Tribune at a reasonable price that will deliver fair value to all Tribune shareholders”. Such letter did not include a proposed price for the Company.

On January 6, 2021, Akin Gump sent a preliminary diligence request list in connection with the December 2020 Proposal to Davis Polk.
On January 13, 2021, a third party bidder (“Bidder B”) submitted a non-binding written proposal for an acquisition of the Company at a price equal to $15.00 per share.
On January 14, 2021, the Special Committee met telephonically, with Lazard and Davis Polk in attendance. With the aid of a written presentation distributed to the Special Committee in advance of the meeting, Lazard provided an overview of the Company’s market price history, an update on discussions with potential bidders and certain stockholders and a summary of certain valuation analyses. Following discussion, the Special Committee determined that it was advisable and in the best interests of the Company’s stockholders to approach Alden with an $18.25 per share counter proposal.
On January 15, 2021, Lazard delivered the Company’s counter proposal of $18.25 per share to Alden’s financial advisor, Moelis & Company LLC (“Moelis”).
Between January 16 and February 2, 2021, the Company provided Alden with certain financial diligence materials.
On January 25, 2021, Lazard spoke to a third party bidder (“Bidder C”), who had contacted the Company in the past about a potential acquisition of certain of the Company’s business units, and renewed his inquiries following Alden’s amendment of its Schedule 13D on December 31, 2020. Lazard invited Bidder C to submit a proposal including a price in order to engage in any exploration of an acquisition of the Company’s business units. Bidder C did not at any time submit a proposal for any of the Company’s businesses prior to the proposal on March 10, 2021 described below.
On January 27, 2021, Bidder B submitted evidence of its equity financing for a proposed acquisition of the Company to Lazard. On February 3, 2021, Lazard had a call with one of Bidder B’s proposed equity financing sources, which confirmed that a portion of the proposed equity financing at $15 per share was not committed, and Party A intended to raise this portion of the money from high net worth individuals. Bidder B did not subsequently address these matters or submit a revised proposal.
Commencing on January 28 through February 16, 2021, representatives of the Company responded to various diligence requests from representatives of Alden.
On February 4, 2021, Moelis delivered a $16.00 per share proposal to Lazard.
On February 5, 2021, the Special Committee met telephonically, with Lazard and Davis Polk in attendance. With the aid of a written presentation distributed to the Special Committee in advance of the meeting, Lazard provided an update of the Company’s market price history, discussions with potential bidders, and certain valuation analyses. Lazard then summarized the terms of Alden’s proposal to acquire the Company at a price of $16.00 per share. Following discussion, including regarding potential counterproposals on price, the Special Committee determined that it was advisable and in the best interests of the Company’s stockholders to propose a counter of $17.75 per share.
Later on February 5, 2021, Lazard delivered a $17.75 per share proposal to Moelis. Lazard clarified that the transaction would not be contingent on a sale of The Sun or financing, and would be subject only to confirmatory diligence and negotiation of definitive documentation.
On February 6, 2021, Moelis delivered a $16.50 per share proposal to Lazard.
On February 7, 2021, Mr. Franklin and Mr. Smith spoke by telephone, during which Mr. Franklin told Mr. Smith that, while he did not believe a price of $16.50 per share would be supported by the Special Committee, a proposal between $17.25 and $17.50 may receive support from the Special Committee.
Later on February 7, 2021, Mr. Smith called Mr. Franklin and delivered a $17.00 per share proposal.
On February 8, 2021, the Special Committee met telephonically, with Lazard and Davis Polk in attendance. Lazard summarized the recent price negotiations followed by a discussion of potential next steps with respect to Alden’s counter proposal of $17.00 per share. Following discussion, the Special Committee determined that it was advisable and in the best interests of the Company’s stockholders to submit a counter proposal of $17.25 per share.

Later on February 8, 2021, Mr. Franklin called Mr. Smith on the telephone and delivered the $17.25 per share proposal. Mr. Smith agreed to the Company’s $17.25 per share proposal, subject to the completion of confirmatory diligence and negotiation of definitive documentation. Shortly thereafter on the same day, representatives of Davis Polk and Akin Gump met telephonically to discuss a proposed timetable for the transaction, legal diligence requests and the timing for delivering an initial draft of the Merger Agreement.
On February 10, 2021, the Company opened a virtual data room to Alden and its advisors. The due diligence process continued through February 16, 2021. During this period, representatives of the Company, Alden and their respective advisors held several diligence calls to discuss certain diligence matters relating to the Company. The scope of due diligence conducted by Alden and its advisors, included, among other things, financial, operational, legal, compliance, environmental, intellectual property and information technology, labor and human resources, litigation, real property, tax and other due diligence matters.
On February 10, 2021, Davis Polk sent Akin Gump an initial draft of the Merger Agreement.
On February 11, 2021, Akin Gump sent Davis Polk an initial draft of (i) the Equity Commitment Letter and (ii) the Limited Guarantee. Over the following days, Akin Gump and Davis Polk exchanged revised drafts of the Equity Commitment Letter and the Limited Guarantee and negotiated the terms of such agreements, including the amount of the equity commitment and the scope of the guaranteed obligations.
On February 11, 2021, the Special Committee met telephonically, with the representatives of Lazard and Davis Polk in attendance. The Special Committee discussed the financial forecast cases prepared by the Company’s management and at the direction of the Special Committee. The Special Committee confirmed that Lazard was to use the Specified Case (as defined under “Certain Company Forecasts”) for purposes of their financial analyses in rendering a fairness opinion regarding the proposed Merger. The Special Committee also discussed the 2021 Strategic Plan Update, but as described under “Certain Company Forecasts”, did not consider these financial forecasts to be reliable. The Special Committee also discussed the treatment of the Rights Agreement in connection with the transaction, Section 203 of the DGCL (including the fact that Dr. Soon-Shiong’s vote in favor of the transaction would be required, based on his current ownership of the Company’s common stock, due to the requirement under Section 203 that holders of two-thirds of the outstanding shares not owned by Alden approve the transaction) and the status of negotiations of definitive documents with representatives of Alden.
On February 12, 2021, Akin Gump sent Davis Polk a revised draft of the Merger Agreement. From February 12, 2021 until the execution of the Merger Agreement on February 16, 2021, the parties and their respective legal advisors exchanged several drafts of, and engaged in numerous discussions and negotiations concerning the terms of, the Merger Agreement. Primary areas of discussion and negotiation included the Termination Fee payable by the Company, the triggers for payment thereof, Alden’s undertaking to obtain regulatory approval and the scope and terms of the interim operating restrictions on the Company.
On February 13, 2021, Lazard spoke to Bidder B to reiterate that there was a gap in its equity financing and to note that the proposed price of $15 per share was well below the current trading levels (any increase in price would expand the size of the equity financing gap). Bidder B did not subsequently submit a revised proposal.
On February 15, 2021, the Special Committee met telephonically, with the representatives of Lazard and Davis Polk in attendance. Lazard reviewed with the Special Committee its financial analyses of the proposed merger and delivered to the Special Committee an oral opinion, which was confirmed subsequently by written opinion to the effect that, as of the date of each such opinion, the consideration to be paid to holders of the Company’s common stock (other than (i) shares of the Company’s common stock held by Alden or any other Excluded Company Persons (as defined in the Merger Agreement) and (ii) shares of the Company’s common stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (such holders, collectively, “Excluded Holders”)) in the transaction ($17.25 per share payable in cash) is fair, from a financial point of view, to holders of the Company’s common stock (other than the Excluded Holders). Davis Polk presented an overview of the fiduciary duties of the members of the Special Committee and a summary of the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee. Following discussion, the Special Committee thereafter unanimously recommended that the Board (i) determine that the Merger Agreement, the Limited Guarantee and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its unaffiliated stockholders,

(ii) approve and declare advisable the Merger Agreement, the Limited Guarantee and the transactions contemplated thereby, including the Merger, (iii) resolve to recommend that the stockholders of the Company approve the adoption of the Merger Agreement and (iv) direct that the Merger Agreement be submitted to the stockholders of the Company for adoption.
At the same Special Committee meeting on February 15, 2021, the Special Committee also unanimously recommended that the Board (i) determine that an amendment to the Rights Agreement exempting the acquisition of the Company by Alden from the operation of the Rights Agreement and removing the “acting in concert” provisions of the Rights Agreement (the “Rights Agreement Amendment”) and the transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its unaffiliated stockholders and (ii) approve and declared advisable the Rights Agreement Amendment and the transactions contemplated thereby.
On February 15, 2021, following the Special Committee meeting on such date, the Board (with Mr. Smith and Mr. Minnetian recusing themselves and Ms. Needleman not in attendance) met telephonically, with Terry Jimenez, Lazard and Davis Polk in attendance. Lazard reviewed with the Board its financial analyses of the proposed merger and delivered to the Board an oral opinion, which was confirmed subsequently by written opinion to the effect that, as of the date of each such opinion, the consideration to be paid to holders of the Company’s common stock (other than the Excluded Holders) in the transaction ($17.25 per share payable in cash) is fair, from a financial point of view, to holders of the Company’s common stock (other than the Excluded Holders). Davis Polk presented an overview of the fiduciary duties of the members of the Board and a summary of the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee. Acting upon the unanimous recommendation of the Special Committee, the members of the Board in attendance at the meeting (i) determined that the Merger Agreement, the Limited Guarantee, the Rights Agreement Amendment and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its unaffiliated stockholders, (ii) approved and declared advisable the Merger Agreement, the Limited Guarantee, the Rights Agreement Amendment and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the stockholders of the Company approve the adoption of the Merger Agreement and (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption. The Board approved such matters by a majority vote, with Mr. Jimenez dissenting on the basis of his belief that the price proposed by Alden was inadequate due to his greater optimism about the Company’s future financial performance, and therefore, when comparing Alden’s offer, he considered remaining as a standalone company to be in the best interests of the Company and its stockholders. The remaining Board members were aware of and considered Mr. Jimenez’s views, but voted as described above.
On February 16, 2021, after the end of trading on NASDAQ, the parties executed the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee and the other ancillary documents related to the Merger. Concurrently with the execution of the Merger Agreement, (i) the Company executed the Rights Agreement Amendment and (ii) Alden entered into a non-binding written term sheet to sell The Sun to Charity.
On February 16, 2021, shortly after the execution of such agreements, the Company and Alden issued a joint press release announcing their execution of the Merger Agreement.
On February 17, 2021, the Company filed a Current Report on Form 8-K with the SEC disclosing its entry into the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee, the Rights Agreement Amendment and certain related matters, including such joint press release.
Following the public announcement of the Merger Agreement, the Company received certain indications of interest from various parties in purchasing specific newspapers from the Company, including an offer from Bidder C received on March 10, 2021 to purchase The Morning Call Media Group for $30 to $40 million. The Company is restricted by the Merger Agreement from pursuing these indications of interest, and has referred all such inquiries to Alden.
On March 12, 2021, Mr. Bainum’s financial advisor sent Lazard a written request to engage with a number of parties in order to “advance the Bainum interests.” After discussing the situation with the Chairman of the Special Committee and Davis Polk, Lazard responded to Mr. Bainum’s financial advisor in writing on March 12, 2021 that the Special Committee did not intend to respond given certain restrictions in the Merger Agreement.

Starting on March 14, 2021, numerous news sources reported that negotiations between Mr. Bainum and Alden regarding a sale of The Sun had broken down, and that Mr. Bainum was now exploring an offer to acquire the Company as a whole.
On March 16, 2021, Mr. Bainum sent the Special Committee a non-binding letter (the “March 16 Letter”) offering to acquire the Company for a price of $18.50 per share in cash, subject to securing the necessary financing and certain other conditions. The March 16 Letter stated that Mr. Bainum was prepared to commit $100,000,000 in required equity financing through Charity of the total $650,000,000 required financing, and sought a waiver of certain restrictions under the Bainum Confidentiality Agreement so that he would be able to discuss his offer with potential debt and equity financing sources in order to raise the remaining financing. In addition to securing the necessary financing, Mr. Bainum’s offer was conditioned on the satisfactory completion of due diligence and the negotiation of a definitive acquisition agreement, which the March 16 Letter stated that he believed could be completed within two weeks after full access to necessary information. The March 16 Letter indicated that Mr. Bainum’s pursuit and investigation of The Sun had recently led him to the conclusion that the Company could be purchased for a price greater than the price set forth in the Merger Agreement, and that Mr. Bainum believed there would be significant interest among financing sources in joining his effort. The March 16 Letter also alluded to a future for the Company and its newspapers potentially under a not-for-profit model. The March 16 Letter was sent by Mr. Bainum when he only had access to diligence materials relating to The Sun.
On March 16, 2021, after receipt of the March 16 Letter, and discussion of the circumstances with the Chairman of the Special Committee and Lazard, Davis Polk notified Alden of receipt of, and provided a copy of, the March 16 Letter, as required under the Merger Agreement.
On March 18, 2021, Davis Polk and Akin Gump discussed the March 16 Letter, and later in the day, the Special Committee met telephonically, with representatives of Lazard and Davis Polk in attendance, to discuss the March 16 Letter, including the news reports regarding Mr. Bainum’s interest in acquiring the Company, the update on the status of negotiations between Mr. Bainum and Alden regarding a sale of The Sun received from Akin Gump, and the Special Committee’s potential responses to the March 16 Letter.
On March 19, 2021, Davis Polk and Akin Gump discussed the March 16 Letter, and later in the day, the Special Committee met telephonically, with representatives of Lazard and Davis Polk in attendance, to discuss the March 16 Letter and the Special Committee’s response thereto. Following discussion, the Special Committee determined to grant a waiver of certain restrictions under the Bainum Confidentiality Agreement so that Mr. Bainum would be able to discuss his offer with specified potential debt and equity financing sources in order to raise the remaining required financing for his offer.
On March 20, 2021, Davis Polk sent a draft waiver (the “Bainum Waiver”) of such restrictions under the Bainum Confidentiality Agreement to Mr. Bainum’s outside legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), and forwarded the draft waiver to Alden, as required by the Merger Agreement.
On March 20 and March 21, 2021, Davis Polk had separate discussions with Akin Gump and Skadden regarding the terms of the draft Bainum Waiver.
On March 22, 2021, Skadden sent a revised draft of the Bainum Waiver to Davis Polk, which Davis Polk forwarded to Alden, as required by the Merger Agreement.
Between March 24 and March 25, 2021, Davis Polk sent Skadden a further revised draft of and discussed the terms of the Bainum Waiver, notifying Akin Gump and Alden of such communications as required by the Merger Agreement, and on March 25, 2021, the Company and Mr. Bainum executed the Bainum Waiver.
On March 26, 2021, Skadden requested permission to add Hansjorg Wyss as a permitted financing source under the Bainum Waiver, and after discussion with the Chairman of the Special Committee and Lazard, Davis Polk notified Skadden of the Company’s agreement to the addition of Mr. Wyss. Throughout this and the following period, the Company continued to comply with its obligations under the Merger Agreement to notify Alden of communications from and discussions with Mr. Bainum and, later, Mr. Wyss.
On March 26, 2021, Mr. Bainum and Mr. Wyss sent letters to the Special Committee (the “March 26 Letters”) reiterating Mr. Bainum’s non-binding $18.50 per share offer, adding that Mr. Wyss had indicated interest in providing at least $100 million of equity financing and possibly additional loans, that Mr. Bainum did not believe any additional equity financing would be necessary, but that he continued to believe significant additional amounts would be available, and stating that Mr. Bainum had been working with Wells Fargo regarding potential debt financing. The March 26 Letters reiterated Mr. Bainum’s expectation that Mr. Bainum’s and Mr. Wyss’ diligence and negotiation of definitive agreements could be completed within two weeks after full access to necessary information. Later in the day on March 27, 2021, Davis Polk discussed the March 26 Letters and the status of negotiations between Mr. Bainum and Alden regarding a sale of The Sun with Akin Gump.
On March 28, 2021, the Special Committee met telephonically, with representatives of Lazard and Davis Polk in attendance, to discuss the March 26 Letters.
On March 30, 2021, Mr. Wyss sent Lazard an email reiterating his strong commitment to the potential acquisition of the Company, and appearing to indicate that Mr. Wyss would commit all additional required financing necessary to complete the transaction. After notifying the Chairman of the Special Committee, later in the day on March 30, 2021, as permitted by the Merger Agreement, Lazard and Davis Polk had a call with Mr. Bainum, Mr. Wyss and certain of their respective advisors to clarify the terms of Mr. Bainum’s and Mr. Wyss’ proposal. On that call, Mr. Wyss and Mr. Bainum confirmed their strong commitment to the potential acquisition of the Company, and reiterated that they would provide all necessary financing. They also clarified that, while their long-term plans for the Company and its newspapers may involve a not-for-profit model, their proposal for the acquisition would involve a more customary, private, for-profit acquisition vehicle, to simplify their proposed transaction structure for the Company’s benefit. Following the call, Skadden indicated that Mr. Bainum and Mr. Wyss intended to clarify the terms of their proposal in a subsequent letter.
On April 1, 2021, Newslight LLC (“Newslight”), a newly created entity jointly owned by Mr. Bainum and Mr. Wyss, sent the Special Committee a non-binding letter reiterating their offer to acquire the Company for a price of $18.50 per share in cash (the “Newslight Letter”). The Newslight Letter clarified that Mr. Bainum and Mr. Wyss’ proposal (the “Newslight Proposal”) was made through Newslight by the two of them alone, and no other parties or investors, and that if they admitted minority co-investors, the two of them would nevertheless retain control of decision-making through the closing of the transaction, and no minority investment would impact the timing of closing. The Newslight Letter clarified that the proposal was fully financed with equity commitments from Mr. Bainum (in the amount of $100,000,000) and Mr. Wyss (in the amount of $505,315,000), and, like Alden, Mr. Bainum and Mr. Wyss intended to finance a portion of the purchase price with the Company’s cash on hand. The Newslight Proposal assumed the use of $140,000,000 of Company cash, as compared with Alden’s assumed use of $100,000,000 of Company cash. While the Newslight Letter indicated that Newslight intended to arrange debt financing for the transaction, it made clear that debt financing would not be a condition to the closing of the transaction. The Newslight Letter also contained a detailed sources and uses for the transaction, and proposed to refine the assumptions set forth therein if and when Newslight was granted access to diligence, and indicated a willingness to increase the equity commitment amounts provided by Mr. Bainum and Mr. Wyss if necessary based on such refined assumptions. The Newslight Letter also proposed for the Company to pay the termination fee due to Alden upon termination of the Merger Agreement, if the Company eventually terminated the Merger Agreement to enter into a merger agreement with Newslight (the “Newslight Merger Agreement”).
On April 2, 2021, the Special Committee met telephonically, with representatives of Lazard and Davis Polk in attendance, to discuss the Newslight Proposal and the Special Committee’s response thereto. Following discussion, consistent with the Merger Agreement, the Special Committee determined that the Newslight Proposal would reasonably be expected to lead to a Superior Proposal as defined in the Merger Agreement, and that failing to engage in negotiations and discussions with Newslight regarding the proposal and to furnish diligence information to Newslight and its representatives would be reasonably likely to be inconsistent with its fiduciary duties. Accordingly, the Special Committee determined to engage in such negotiations and discussions and to furnish diligence information to Newslight and its representatives, subject to Newslight’s entry into a confidentiality agreement meeting the requirements of the Merger Agreement. After the meeting, on April 2, 2021, Davis Polk notified Skadden and Alden of the Special Committee’s determination, and sent Skadden a draft of a confidentiality agreement meeting such requirements.
Between April 2, 2021 and April 5, 2021, Davis Polk and Skadden, serving as outside counsel for Newslight, exchanged drafts of the confidentiality agreement, and on April 5, 2021, the parties executed the confidentiality agreement (the “Newslight Confidentiality Agreement”). Later in the day on April 5, 2021, the Company opened a virtual data room containing diligence information to Newslight and its representatives.

On April 5, 2021, the Company issued a press release announcing receipt of the Newslight Proposal and the Special Committee’s determination with respect to the Newslight Proposal.
On April 6, 2021, the Special Committee met telephonically, with representatives of Lazard and Davis Polk in attendance, to discuss the Company’s actual financial performance for the first quarter of 2021, and the potential impact on the Company’s forecasted financial performance for fiscal year 2021.
From April 5 through April 11, 2021, Davis Polk had numerous communications with Akin Gump regarding various matters related to the transactions contemplated by the Merger Agreement, including negotiating confidentiality agreement joinders for Alden’s proposed debt financing sources, revisions to this proxy statement and the associated Schedule 13E-3 in light of comments received from the SEC and closing matters generally.
On April 9, 2021, Skadden sent a draft of the Newslight Merger Agreement and related transaction documents to Davis Polk, which Davis Polk forwarded to Alden, as required by the Merger Agreement.
On April 15, 2021, Davis Polk sent a revised draft of the Newslight Merger Agreement and related transaction documents to Skadden, which Davis Polk forwarded to Alden, as required by the Merger Agreement.
On April 17, 2021, following discussions between representatives of the Special Committee and Mr. Bainum on April 16, 2021, Mr. Bainum sent the Special Committee a letter (the “April 17 Letter”), which Davis Polk forwarded to Alden, as required by the Merger Agreement, in which Mr. Bainum communicated that Mr. Wyss has informed him that he was no longer interested in providing the level of equity commitment indicated in the Newslight Letter. The full text of the April 17 Letter is below:
Special Committee of The Board of Directors
Tribune Publishing Company
160 N. Stetson Avenue
Chicago, IL 60601
Care of Eric Medow, Lazard LLC
Ladies and Gentlemen:
As a follow up to the discussions between our respective advisers on April 16, 2021, I write to provide the Special Committee directly an update on the non-binding proposal by Newslight, LLC (“Newslight”) to acquire Tribune Publishing Company (“Tribune”). On April 16,2021, Hansjörg Wyss informed me that he is no longer interested in participating in a potential acquisition of Tribune at the level of equity commitment indicated in Newslight’s letter to the Special Committee, dated April 1, 2021. Mr. Wyss further communicated to me that he remains interested in assisting in a potential transaction to make it successful.
I remain committed to pursuing a potential acquisition of Tribune for $18.50 in cash per share, including providing through one or more of my affiliates $100 million of the required equity financing to complete such acquisition. My intention is to continue to have discussions with other potential equity financing sources as permitted under the confidentiality agreements between Tribune and Newslight and Drill Down, LLC, respectively (collectively the “Confidentiality Agreements”), as well as other potential equity financing sources who have contacted me on an unsolicited basis (subject to the Special Committee approving discussions with such other potential equity financing sources in accordance with the Confidentiality Agreements).
My advisers have substantially completed the necessary due diligence of Tribune and there remain only a few issues to be negotiated in the definitive transaction documentation. I remain confident that there is significant interest in joining this effort and expect the necessary arrangements among one or more additional equity financing sources can be completed expeditiously.
If you have any questions, please do not hesitate to contact me or my advisers.
Sincerely,
Stewart Bainum, Jr.
On April 18, 2021, the Special Committee met telephonically, with representatives of Lazard and Davis Polk in attendance, and reviewed, among other things, the April 17 Letter. Representatives of Davis Polk also reviewed for the directors the requirements of the Merger Agreement in responding to the April 17 Letter. Following discussion, the Special Committee unanimously determined that, in light of the April 17 Letter, the Newslight Proposal would no longer reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement) and that accordingly the Company should terminate discussions and negotiations with, and access to diligence information for, Newslight and its principals in connection with the Newslight Proposal. After the meeting, on April 18, 2021, Davis Polk notified Skadden and Alden of the Special Committee’s determination, requested that Newslight destroy confidential information received under the Newslight Confidentiality Agreement and the Company closed the virtual data room containing diligence information regarding the Company and its businesses (other than The Sun) to Newslight and its principals.
Later in the day on April 18, 2021, Skadden sent Davis Polk a request for a consent under the Bainum Confidentiality Agreement to permit Mr. Bainum to speak with certain additional potential equity financing sources in connection with Mr. Bainum’s proposed acquisition of the Company. After discussion between the Chairman of the Special Committee, Lazard and Davis Polk, the Company executed the proposed consent and Davis Polk sent the executed consent to Skadden.
On April 19, 2021, the Company issued a press release announcing receipt of the April 17 Letter and the Special Committee’s determination with respect to the revised Newslight Proposal.
Reasons for the Merger; Recommendation of the Company’s Special Committee and Board
The Board recommends that you vote “FOR” approval of the Merger Proposal.
In evaluating the Merger Agreement and the Merger, the Special Committee and the Board consulted with the senior management of the Company, as well as representatives of Lazard and Davis Polk. In the course of making the determination on behalf of the Company that the Merger is fair to, and in the best interests of, the Company and its unaffiliated stockholders, approving and declaring the Merger Agreement and the Merger and recommending that the holders of common stock vote in favor of adopting the Merger Agreement, the Special Committee and the Board considered numerous factors, including the following material factors and benefits of the Merger:
•
the review of the Company’s business, current and projected financial condition, current earnings and earnings prospects, including in light of the increasing popularity of digital media and the shift in newspaper readership demographics, consumer habits and advertising expenditures from traditional print to digital media that may continue to adversely affect operating revenues and could require significant capital investments due to changes in technology, and also amidst declining revenues industry-wide;

•
the fact that the merger consideration represented a premium of approximately 45% to the closing price of the Company’s common stock on NASDAQ on December 11, 2020, the last trading day prior to the Board receiving Alden Global Capital’s proposal to acquire the Company, a premium of approximately 35% to the closing price of the Company’s common stock on NASDAQ on December 30, 2020, the last trading day prior to public disclosure of Alden Global Capital’s proposal to acquire the Company, a 21% increase from Alden Global Capital’s initial proposal of $14.25 per share and a premium of approximately 8% to the closing price of the Company’s common stock on NASDAQ on February 12, 2021, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the Merger Agreement;

•
the premiums above were especially high given the net cash on the balance sheet was 45%-50% of the undisturbed equity value (i.e., net cash was a significant portion of the undisturbed equity value which was priced at a 35-45% premium);

•
the improvement in the per share price offered by Alden, after negotiation with the Special Committee and its advisors, from $14.25 per share on December 14, 2020 to $16.00 per share of our common stock on February 4, 2021, $16.50 per share on February 6, 2021, $17.00 per share on February 7, 2021 and then finally, after multiple discussions, to $17.25 per share on February 8, 2021, which price the Special Committee believes was in the best interests of the Company and our unaffiliated stockholders and represented the highest per share consideration reasonably attainable at the time;

•
the belief that other potential strategic alternatives, including continuing to execute its business plan and initiatives as a public company and possible business combinations with potential strategic or financial partners were unlikely to result in a more favorable outcome for the Company and its unaffiliated stockholders:

○
prior to the entry into the Merger Agreement, in considering the likelihood that any potential acquirors would engage in a transaction with the Company with a value and contractual terms and conditions superior to those contained in the Merger Agreement, the Special Committee and the Board considered the likelihood of other potential acquirers being interested in an acquisition. Such consideration included the fact that Parent’s initial offer was made public on December 31, 2020, and the fact that subsequent news reports on February 11, 2021 stated that the Company was in discussions with Parent, which provided notice and an opportunity for other interested parties to express interest in an acquisition prior to the entry into the Merger Agreement, but no inquiries from any other parties (except Bidder B) relating to a potential acquisition of the Company were received (i.e., the Company received only two alternative proposals to acquire the Company, and both lacked proof of sufficient funds to finance the proposals put forth). The Special Committee and the Board’s view was informed further by input and perspective from Company management and the Special Committee’s advisors, as well as discussions with Mr. Bainum, Bidder B and Bidder C. Ultimately, the Special Committee and the Board considered the likelihood of success in a sale process given that Alden had made it clear it would not support an alternative transaction, as well as the risk that Parent would terminate the discussions if the Special Committee attempted to conduct an alternative sale process. Based on these factors, among others, the Special Committee and the Board concluded that no other actionable acquisition transaction was currently available to the Company as (i) Mr. Bainum’s stated interest in his and his advisors’ communications with the Special Committee and its advisors had been, prior to such time, in acquiring The Sun rather than the Company as a whole and (ii) the indication of interest from Bidder B was subject to substantial risks and uncertainties and further exploration of such indication of interest or any other transaction was unlikely to result in the maximization of stockholder value. Bidder B, like Mr. Bainum, did not make a proposal with evidence of sufficient financing;

○
in considering Mr. Bainum’s proposal set forth in the April 17 Letter, the Special Committee considered the fact that the proposal is nonbinding, and subject to securing the necessary financing, and Mr. Bainum was only willing to provide a portion ($100,000,000) of the required financing for the acquisition (approximately $650,000,000 in total), and that the proposal was subject to the completion of due diligence and negotiation of definitive documentation. The Special Committee also considered the facts described above regarding Mr. Bainum’s previously stated interest being in acquiring The Sun, rather than the Company as a whole, and Mr. Wyss’ having informed Mr. Bainum that he was no longer interested in providing the level of equity commitment indicated in the Newslight Letter. Accordingly, as of the date of this proxy statement, there can be no assurance that Newslight or Mr. Bainum will make any further proposal, that the Special Committee will determine that any such proposal constitutes or would reasonably be expected to lead to a “Superior Proposal” as defined in the Merger Agreement or that a transaction with Newslight or Mr. Bainum will be approved or consummated on any particular terms or at all. The Special Committee also considered the fact that any transaction with Newslight or Mr. Bainum would likely not be capable of being completed as quickly as the Merger, due to the earlier start that Alden has had on the required stockholder approval process for the Merger, that the waiting period applicable to the Merger under the Hart-Scott-Rodino Act has already expired, and that any transaction with Newslight or Mr. Bainum would require more votes than the Merger by stockholders other than Alden, if, as Alden has indicated, Alden does not vote its shares of Company common stock in favor of any such transaction;

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in considering the prospects of continuing as an independent company, the Special Committee and the Board considered the business, operations, management, financial condition, earnings and prospects of, and the risks and challenges facing, including (i) general trends in the newspaper industry, including declining newspaper buying and the migration to other available forms of media for news and (ii) the risks and uncertainties associated with maintaining the Company’s performance, including in light of the ability to invest in funds and resources in digital products, services or opportunities and the research and development costs in building, maintaining and evolving its technology infrastructure;
○
in addressing the structural shift to digital media, the Special Committee and the Board considered factors and uncertainties with respect to the Company’s ability to successfully transition from a print-focused media company to a digital platform media company, including its prospects for continuing to deliver editorial content on a wide variety of platforms and formats on social network sites such as Facebook, Apple News and Twitter, on smartphones, tablets and e-readers, on websites and blogs, in niche online publications and in email newsletters;

○
the Special Committee and the Board also considered the possibility of selling the Company in pieces. Ultimately, a number of considerations made this path both risky and unlikely to lead to higher values, including (i) tax costs related to the divestiture, (ii) large centralized functions which were not scalable as the operation shrunk, (iii) a limited number of strategic buyers with synergies and (iv) contractual liabilities remaining after a series of divestitures; and

○
based on the value, risk allocation, timing and other terms and conditions negotiated with Parent, the Board ultimately determined that the acquisition by Parent is more favorable to the Company’s unaffiliated stockholders than any other strategic alternative reasonably available to the Company, including continuing as an independent company or engaging in further discussions with Bidder B, Bidder C or any other party (other than Newslight) regarding a potential transaction;

•
the fact that the form of consideration payable to the Company’s stockholders is cash, which will provide the Company’s stockholders with certainty of value and immediate liquidity, while eliminating the market and long-term business risks related to the Company’s future growth prospects;

•
the fact that the Merger is not subject to a financing condition and that Parent has secured equity financing commitments that, together with a portion of the Company’s existing cash on hand, are sufficient to pay the amounts required to be paid under the Merger Agreement;

•
the financial presentation and opinion, dated February 16, 2021, of Lazard provided to the Special Committee as to the fairness, from a financial point of view and as of such date, of the per share Merger Consideration to be received by holders of common stock (other than the Excluded Holders (as defined under “The Merger—Background of the Merger”)) pursuant to the Merger Agreement, which opinion was based on and subject to the various assumptions made, procedures followed, factors considered and limitations and qualifications to the review undertaken by Lazard as further described in the section entitled “The Merger—Opinion of Lazard Frères & Co. LLC” beginning on page 52;

•	the Special Committee’s and the Board’s belief that, after extensive negotiations, the Company obtained the best terms and highest price that Parent is willing to pay for the Company;
•
the fact that the Special Committee’s legal and financial advisors were involved throughout the process and negotiations and updated the Special Committee directly and regularly, which provided the Special Committee with additional perspectives on the negotiations;

•
the Special Committee’s and the Board’s review of the structure of the Merger and the financial and other terms of the Merger Agreement, including, among others, the following specific terms of the Merger Agreement:

○	the limited and otherwise customary conditions to the parties’ obligations to complete the Merger;
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the fact that Parent’s equity commitment includes an obligation for each of Alden Global Opportunities Master Fund, L.P. and Alden Global Value Recovery Master Fund, L.P. to pay to Parent their share of an amount that, together with a portion of the Company’s existing cash on hand, is sufficient for Parent to consummate the Merger and pay the fees and expenses of Parent and Merger Sub related to the transactions, subject to the terms and conditions set forth in the Equity Commitment Letter;

○	the scope of the representations, warranties and covenants being made by the Company and Parent;

○
the requirement of Parent to pay the Company liquidated damages of $50,000,000 or 7.9% of the Company’s fully diluted equity value at the transaction value, if the Merger Agreement is terminated by the Company because of certain breaches by Parent or Merger Sub of the Merger Agreement or because Parent has not closed the Merger within two business days after the date the closing of the Merger should have occurred under the Merger Agreement;

○
the provision allowing the Board to change its recommendation and terminate the Merger Agreement prior to obtaining the Company Stockholder Approval in specified circumstances relating to a Superior Proposal, subject to Parent’s right to receive payment of the Termination Fee;

○
the provisions requiring the Company and Parent to use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their respective parts under the Merger Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including, among other things, obtaining required regulatory approvals for the Merger (including, if necessary in order to obtain such regulatory approvals, agreeing to divestitures of assets of the Company representing up to $40,000,000 in revenue in the fiscal year ended December 27, 2020);

○
the end date for satisfying the conditions to the Merger and the assessment and views of the Special Committee’s regulatory counsel of the likelihood of obtaining required regulatory approvals for a transaction with Parent prior to the end date; and

○
the other terms and conditions of the Merger Agreement, described in the section entitled “The Merger Agreement” beginning on page 68 of this proxy statement, which the Special Committee and the Board, after consulting with its legal counsel, considered to be reasonable and consistent with precedents it deemed relevant; and

•
the availability of rights under the DGCL to all holders of common stock who comply with all of the required procedures for perfecting appraisal rights under the DGCL to demand appraisal and receive payment of the fair value of their shares of common stock as determined by the Delaware Court of Chancery. See the section entitled “Appraisal Rights” beginning on page 95 for more information.

In the course of reaching its determinations and decisions and making the recommendations described above, the Special Committee and the Board also considered a number of factors relating to the procedural safeguards that the Special Committee and the Board both believe were and are present to ensure the fairness of the Merger and to permit the Special Committee to effectively represent the interests of the unaffiliated stockholders, which procedural safeguards the Board and the Special Committee each believed supported the Special Committee’s decision and provided assurance of the fairness of the Merger to such holders. These procedural safeguards, which are not intended to be exhaustive and are not necessarily listed in any relative order of importance, are discussed below:
•	that the Special Committee consists of three directors who are independent of the Company, Parent and any of its affiliates;
•	that the members of the Special Committee are disinterested with respect to the Merger;
•	that the Special Committee had exclusive authority to decide whether or not to proceed with the Merger, subject to the Board’s approval of the Merger Agreement as required by the DGCL;
•	that the Special Committee retained and was advised by its own legal and financial advisors;
•
that the Special Committee was empowered to, among other things: (i) review and evaluate the possible sale of the Company; (ii) identify, review and evaluate alternatives to the possible sale of the Company that may be available to the Company, including remaining as an independent company; (iii) if the Special Committee considers it is advisable or appropriate, negotiate the price, structure, form, terms and conditions of a sale of the Company or any alternative thereto and the form, terms and conditions of any definitive agreements in connection therewith; (iv) determine whether a sale of the Company or any alternative thereto is fair to, advisable and in the best interests of the Company and its unaffiliated stockholders; (v) engage, and obtain any necessary or desirable advice, assistance and opinions from financial advisors or other advisors, consultants and agents; and (vi) recommend to the full Board what action, if any, should be taken by the Company with respect to a sale of the Company or any alternative thereto;
•
that the Special Committee had no obligation to recommend any transaction, including a transaction with Parent, and that the Special Committee had the authority to reject any proposals made by Parent or any other person; and

•
that the Merger Agreement is subject to a “supermajority-of-the-minority” voting requirement, pursuant to which the consummation of the Merger is subject to a condition that the Merger Agreement will be approved and adopted by the affirmative vote of holders of two-thirds of the outstanding shares of the Company voting stock (other than shares “owned” by Parent or Merger Sub and their “affiliates” and “associates” (as each such term is defined in Section 203 of the DGCL)).

In reaching its determinations and recommendations described above, the Special Committee and the Board also considered the following potentially negative factors:
•
the fact that, on April 17, 2021, Mr. Bainum communicated to the Special Committee that he remained committed to pursuing a potential acquisition of the Company for $18.50 per share in cash, which is approximately 7% higher than the price per share which Alden has agreed to pay under the Merger Agreement, and with respect to which the Special Committee previously determined to waive certain restrictions under the Bainum Confidentiality Agreement to permit him to approach specified debt and equity financing sources about financing his offer, as well as the fact that, in the April 17 Letter, Mr. Bainum states that he intends to continue to have discussions with other potential equity financing sources as permitted under the Bainum Waiver, or as otherwise consented to by the Special Committee (and after the April 17 Letter, Mr. Bainum requested and received consent from the Special Committee to approach certain additional potential equity financing sources), that he remains confident that there is significant interest in joining his effort to acquire the Company at his proposed price, that he expects the necessary arrangements among one or more additional equity financing sources can be completed expeditiously, that he previously indicated that he believed all necessary due diligence and definitive documentation could be completed within two weeks, that he has substantially completed his necessary due diligence of the Company and that there remains “only a few issues” to be negotiated in the definitive transaction documentation for a Newslight Transaction;

•
the fact that, if the Merger is consummated, stockholders of the Company will receive the Merger consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or the surviving company in the Merger, or benefit from any potential future appreciation in the value of the shares of common stock, including any value that could be achieved if the Company engages in future strategic or other transactions;

•
the potential negative effect of the public announcement and pendency of the Merger on the Company’s business and operations, stock price, relationships with third parties and employees and ability to attract key management and other personnel while the Merger is pending, as well as the potential adverse effects on the financial results of the Company;

•	the covenant in the Merger Agreement prohibiting the Company from soliciting other potential acquisition proposals, and restricting its ability to entertain potential acquisition proposals;
•
the fact that the Company would be obligated to pay a termination fee of $20,000,000 under certain circumstances, including the potential impact of such termination fee on the willingness of other potential acquirers to propose alternative transactions, although the Board believed the termination fee was reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire the Company following the announcement of the Merger;

•
the fact that under the terms of the Merger Agreement, the Company has agreed that it will carry on its business in the ordinary course consistent with past practice and, subject to specified exceptions, that the Company will not take a number of actions related to the conduct of its business without Parent’s prior written consent, and the possibility that these terms may limit the ability of the Company to pursue business opportunities that it would otherwise pursue;
•
the fact that Parent’s and Merger Sub’s obligation to consummate the Merger are subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of the Company’s control, and the fact that, if the Merger is not consummated:

○
the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger;

○	the Company may have abandoned or delayed certain projects and business opportunities;
○	the Company will have incurred significant transaction costs; and
○	the market’s perception of the Company’s prospects could be adversely affected;
•
the fact that if the Parent fails to complete the Merger as a result of a breach of the Merger Agreement, remedies may be limited under certain circumstances to a termination fee payable by Parent to the Company, which may be inadequate to compensate the Company for the damage caused, and, if available, any rights and remedies may be expensive and difficult to enforce through litigation, and the success of any action may be uncertain;

•
the fact that not all of the conditions to the completion of the Merger, including the receipt of necessary regulatory approvals, are within the parties’ control, and the fact that Patrick Soon-Shiong’s vote in favor of the transaction is required, based on his current ownership of the common stock, due to the requirement that holders of two-thirds of the outstanding shares (other than shares “owned” by Parent or Merger Sub and their “affiliates” and “associates” (as each such term is defined in Section 203 of the DGCL)) approve the Merger, and that any voting agreement from Dr. Soon-Shiong would have resulted in his vote not counting towards the required approval threshold due to the operation of Section 203 of the DGCL;

•	the fact that the receipt of the Merger consideration will generally be a taxable transaction to stockholders of the Company for U.S. federal income tax purposes;
•
the fact that certain of the Company’s executive officers and directors have financial interests in the Merger that may be different from or in addition to those of other stockholders, as more fully described in “The Merger—Interests of the Certain Persons in the Merger” beginning on page 64; and

•	the possibility that new sources of digital revenue may become available, including as a result of changes in law requiring payments to news providers for content posted on digital platforms.
In the course of reaching its decision to approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, the Special Committee and the Board did not consider the liquidation value of the Company, and did not believe it to be a relevant valuation methodology because the Special Committee and the Board considered the Company to be a viable, going concern, and considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company and that the Company will continue to operate its business following the Merger. The Special Committee and the Board also did not consider net book value as relevant valuation methodology because the Special Committee and the Board believed that net book value is not a material indicator of the value of the Company as a going concern because net book value does not take into account the prospects of the Company, market conditions, trends or business risks inherent in the industry in which the Company operates, but rather is indicative of historical costs. Further, the Special Committee and the Board were not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from any third party other than the proposals received from Parent and the other parties in connection with the transaction described in the section entitled “The Merger—Background of the Merger” beginning on page 35, in the two years preceding the signing of the Merger Agreement.

The Special Committee and the Board did not seek to establish a pre-merger going concern value for the Company, and therefore no such value was considered by the Special Committee and the Board in making its fairness determination on behalf of the Company. Rather, the Special Committee and the Board believed that the financial analyses presented by Lazard, as more fully described below in the section entitled “The Merger—Opinion of Lazard Frères & Co. LLC” beginning on page 52, and which written opinion is attached in its entirety as Annex B hereto, on which the Special Committee and the Board relied, among other factors, in making its recommendation, were indicative of going concern values for the Company as it continues to operate its business.
The foregoing discussion of the factors considered by the Special Committee and the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Special Committee and the Board. The Special Committee and the Board reached the conclusion to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that the members of the Special Committee and the Board believed were appropriate. The Special Committee and the Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Special Committee and the Board viewed its positions and recommendation as being based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 22.
Opinion of Lazard Frères & Co. LLC
The Special Committee retained Lazard to provide it with financial advisory services and a fairness opinion in connection with the Merger. On February 15, 2021, at the meeting of the Special Committee held to evaluate the Merger, Lazard rendered its oral opinion to Special Committee, subsequently confirmed in writing by delivery of Lazard’s written opinion dated as of the same date, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the consideration to be paid to holders of common stock, other than excluded holders, in the Merger was fair, from a financial point of view, to holders of common stock, other than excluded holders. For purposes of this section, “excluded holders” means Parent, any of its affiliates or any Excluded Company Persons (as defined in the Merger Agreement) and holders of common stock who are entitled to and properly demand an appraisal of their shares of common stock.
The full text of Lazard’s written opinion to the Special Committee, dated February 16, 2021, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.
Lazard’s engagement and its opinion were for the benefit of the Special Committee (in its capacity as such) and Lazard’s opinion was rendered to the Special Committee in connection with its evaluation of the Merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of common stock (other than the excluded holders) of the consideration to be paid to holders of common stock (other than the excluded holders) in the Merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto. Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of the opinion. The current volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic, may or may not have an effect on the Company and Lazard did not express an opinion as to the effects of such volatility or such disruption on the Company. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the price at which shares of common stock may trade at any time subsequent to the announcement of the Merger. In addition, Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger.
In connection with its opinion, Lazard:
•	reviewed the financial terms and conditions of the Merger Agreement;
•	reviewed certain publicly available historical business and financial information relating to the Company;
•
reviewed various financial forecasts and other data provided to Lazard by the Company relating to the business of the Company, including a set of forecasts prepared by the management of Company at the request of the Special Committee consisting of a weighted average of 25% of Case A and 75% of Case B (the “Specified Case”) that is described in the section entitled “The Merger—Certain Company Forecasts” beginning on page 59;

•	held discussions with members of the senior management of the Company with respect to the business and prospects of Company;
•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;
•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;
•	reviewed historical stock prices and trading volumes of common stock; and
•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. The Special Committee advised Lazard that, in the Special Committee’s judgment, the Specified Case best reflected the anticipated future financial performance of the Company; accordingly, at the direction of the Special Committee Lazard utilized and relied solely upon the Specified Case for purposes of its analyses in connection with its opinion. With respect to the Specified Case utilized in Lazard’s analyses, Lazard assumed, with the consent of the Special Committee, that the Specified Case was reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard further assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions.
In rendering its opinion, Lazard assumed, with the consent of the Special Committee, that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger would not have an adverse effect on Company or the Merger. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company and the Special Committee had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in the opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the merger consideration or otherwise.
In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate as summarized below under “The Merger—Summary of Lazard Financial Analyses,” and Lazard also performed certain additional financial analyses and reviews as summarized below under “The Merger—Other Analyses”. The summary of Lazard’s analyses and reviews provided below under “The Merger—Summary of Lazard Financial Analyses” and “The Merger—Other Analyses” is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary contained in “The Merger—Summary of Lazard Financial Analyses” and “The Merger—Other Analyses”, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any particular analysis or review or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.
For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s analyses and reviews, as a comparison, is identical to the Company or the Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.
Lazard was instructed by the Special Committee to use the Specified Case as the basis for its analyses. For purposes of the analyses and reviews described below, as applicable, unless otherwise noted, (a) present value date means December 31, 2020 and (b) the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 12, 2021, and is not necessarily indicative of current market conditions.
Summary of Lazard Financial Analyses
The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.
Selected Comparable Company Multiples Analysis
Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly traded news media companies whose operations Lazard believed, based on its experience with companies in the news media industry and professional judgment, to be generally relevant in analyzing the Company’s operations for purposes of this analysis. Lazard compared such information of the selected comparable companies to the corresponding information for the Company.
The selected group of companies used in this analysis (the “Company comparable companies”), was as follows:
•	Gannett Co., Inc.
•	Lee Enterprises, Inc.
•	News Corporation
•	The New York Times Company

Lazard selected the companies reviewed in this analysis because, among other things, the Company comparable companies operate businesses similar to the business of the Company. However, no selected company is identical to the Company. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the Company comparable companies that could affect the public trading values of each company also are relevant.
Lazard calculated and compared various financial multiples and ratios of each of the Company comparable companies, including, among other things, the ratio of each company’s enterprise value (“EV”), which Lazard calculated as the market capitalization of each company (based on each company’s closing share price as of February 12, 2021 and most recently publicly reported fully-diluted share count), plus debt, pension obligations, minority interest and preferred stock and less cash, cash equivalents and investments (each, as of February 12, 2021), to its calendar year 2019, last twelve-month period (“LTM”) and estimated 2020 and 2021 earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted for stock-based compensation (“Adjusted EBITDA”).
The EV and Adjusted EBITDA estimates for each of the Company comparable companies used by Lazard in its analysis were based on public filings, FactSet consensus estimates, publicly available Wall Street research and other publicly available information. The following table summarizes the results of this review:
	EV / 2019 Adjusted EBITDA	EV / LTM Adjusted EBITDA	EV / 2020E Adjusted EBITDA	EV / 2021E Adjusted EBITDA
Gannett Co., Inc.	4.4x	6.2x	6.1x	5.7x
Lee Enterprises, Inc.	4.1x	5.0x	5.5x	N/A
News Corporation	18.5x	17.4x	18.6x	16.0x
The New York Times Company	28.4x	28.2x	28.2x	26.0x
Lazard focused more on Gannett Co., Inc. and Lee Enterprises, Inc. given the differences between Tribune and The New York Times Company and News Corporation. The New York Times Company derives more of its revenue from subscriptions (versus Tribune) and more of that subscription revenue is digital. News Corporation has other non-newspaper businesses (e.g., digital real estate, video subscription and book publishing). As Lazard analyzed the comparable companies, it considered not just today’s trading levels, but also the historical multiple range (both Gannett Co., Inc. and Lee Enterprises, Inc. traded up significantly following December 30, 2020, the last full trading day prior to public disclosure of Alden Global Capital’s initial proposal.
Based on an analysis of the relevant metrics for each of the Company comparable companies, as well as its professional judgment and experience, Lazard applied an EV to Adjusted EBITDA multiple range of 3.0x to 5.0x to the Company’s estimated 2020 Adjusted EBITDA as provided to Lazard by the Company in the Specified Case (adjusting for $2,000,000 of pension expenses) of $69,000,000.
This analysis resulted in an implied price per share range for shares of common stock, as compared to the per share merger consideration, as set forth below.
Implied Price Per Share Range	Per Share Merger Consideration
$10.93 - $14.59	$17.25
Selected Precedent Transactions Multiples Analysis
Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving companies in the news media industry it viewed, based on its experience and professional judgment, as generally relevant in analyzing the Company. In performing this analysis, Lazard reviewed certain financial information and transaction multiples relating to the companies involved in such selected transactions and compared such information to the corresponding information for the Company. Specifically, Lazard selected and reviewed 16 merger and acquisition transactions announced since December 2011 involving companies in the news media industry for which sufficient public information was available. This group of 16 merger and acquisition transactions excluded three transactions for global brands (i.e., The Washington Post, the Financial Times and the Los Angeles Times).

To the extent publicly available, Lazard reviewed, among other things, the EV to EBITDA multiple of each of the target companies implied by the selected transactions by comparing the EV implied by the acquisition price to the relevant target company’s estimated EBITDA for the last 12 months before each transaction was announced. To the extent publicly available, Lazard also reviewed, among other things, the EV to revenue multiple of each of the target companies implied by the selected transactions by comparing the EV implied by the acquisition price to the relevant target company’s revenue during the last 12 months before each transaction was announced. Estimated EBITDA and revenue amounts for the target companies were based on public filings, FactSet consensus estimates, publicly available Wall Street research and other publicly available information. The following table summarizes the results of this review:
Announcement Date	Acquiror	Target	EV / LTM EBITDA	EV / LTM Revenue
December 2011	Berkshire Hathaway, Inc.	Omaha World-Herald	6.3x	N/A
December 2011	Halifax Media Holdings LLC	The New York Times Company	5.0x	0.6x
May 2012	Berkshire Hathaway, Inc.	Media General, Inc.	4.7x	0.4x
August 2013	John Henry	The Boston Globe	3.5x	0.2x
July 2014	The E.W. Scripps Company	Journal Communications	5.6x	1.2x
November 2014	New Media Investment Group Inc.	Halifax Media Group	4.6x	1.1x
February 2015	New Media Investment Group Inc.	Stephens Media, LLC	4.3x	0.7x
May 2015	Tribune Publishing Co.	U-T San Diego	N/A	N/A
October 2015	Gannett Co., Inc.	Journal Media Group, Inc.	5.5x	0.6x
December 2015	News + Media Capital Group LLC	Las Vegas Review-Journal	7.0x	N/A
November 2016	New Media Investment Group Inc.	Harris Enterprises, Inc.	4.0x	N/A
August 2017	New Media Investment Group Inc.	Morris Publishing Group, LLC	4.0x	N/A
August 2019	New Media Investment Group Inc.	Gannett Co., Inc.	5.5x	0.6x
November 2019	Alden Global Capital LLC	Tribune Publishing Co. (Michael Ferro 25% Stake)	4.4x	0.4x
January 2020	Lee Enterprises, Inc.	BH Media Group	3.6x	0.4x
July 2020	Chatham Asset Management, LLC	The McClatchy Company	3.4x	0.5x
Based on an analysis of the relevant metrics for each of the transactions, as well as its professional judgment and experience, Lazard applied an EV to EBITDA multiple range of 3.5x to 5.5x to the Company’s estimated 2020 Adjusted EBITDA as provided to Lazard by the Company in the Specified Case (adjusting for $2,000,000 of pension expenses) of $69,000,000.
This analysis resulted in the following implied price per share ranges for shares of common stock, as compared to the per share merger consideration, as set forth below.
Implied Price Per Share Range	Per Share Merger Consideration
$11.85 - $15.50	$17.25
Discounted Cash Flow Analysis – Specified Case
Lazard performed a discounted cash flow analysis of the Company based on the Specified Case. A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of its estimated future cash flows. “Future cash flows” refers to projected unlevered free cash flows of a company. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Lazard calculated the discounted cash flow value for the Company as the sum of the net present value of each of:
•	the estimated future cash flows that the Company is expected to generate for each of the fiscal years 2021 through 2023; and
•	the estimated value of the Company at the end of 2023, or the “terminal value”.

The estimated future cash flows were derived from data provided by the Company in the Specified Case, as the Specified Case did not itself provide an explicit calculation of estimated unlevered free cash flows. The following table sets forth the estimated unlevered free cash flow for each of fiscal years 2021 through 2023, as used by Lazard for purposes of its discounted cash flow analysis.
Fiscal Year Ending December 31,
2021E	2022E	2023E
(in millions)
$49	$93(1)	$57
(1)	Includes net proceeds from the divestiture of certain real estate and IP assets.
For its discounted cash flow calculations, Lazard applied discount rates ranging from 9.0% to 11.0%. Such discount rates were based on Lazard’s judgment and analysis of the estimated range of the Company’s weighted average cost of capital. In calculating the estimated range of weighted average cost of capital for the Company, Lazard used a weighted-average of the estimated cost of equity capital and the after-tax cost of debt ranges, assuming a range of equity and debt levels in the capital structure. To calculate the estimated cost of equity capital, Lazard used the Capital Asset Pricing Model, which uses a “beta” metric based on the predicted unlevered beta for the Company (1.00 to 1.20), a risk-free rate of return (2.00% based on then-current prevailing yield on the 30-year U.S. Treasury debt) and a market risk premium (7.2%).
The terminal value of the Company was calculated applying various exit Adjusted EBITDA multiples ranging from 3.0x to 5.0x to the Company’s projected terminal year Adjusted EBITDA. The exit Adjusted EBITDA multiples were selected by Lazard using its professional judgment and expertise. The range of exit Adjusted EBITDA multiples was consistent with the historic and current EBITDA multiples calculated for the Company as well as the historic and current Adjusted EBITDA multiples of the Company comparable companies.
Lazard took the sum of the present value ranges for the Company’s future cash flows and terminal value to calculate a range of implied enterprise values, making adjustments for the present value of pension liabilities and adjusted expenses (such as restructuring charges) at the terminal value date. Lazard then subtracted the net debt of the Company and calculated a range of implied per share equity values for the common stock. Lazard reviewed the implied price per share range for shares of common stock as compared to the per share merger consideration as set forth below.
Implied Price Per Share Range	Per Share Merger Consideration
$15.10 - $19.27	$17.25
Other Analyses
The analyses and data described below were presented to the Special Committee for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.
Discounted Cash Flow Analysis – Cases A, B and C
Utilizing each of Cases A, B and C, Lazard performed a discounted cash flow analysis to calculate a range of implied equity values for the Company using the same procedures and methodologies summarized above under “—Summary of Lazard Financial Analyses—Discounted Cash Flow Analysis – Specified Case.” From this analysis, Lazard estimated an implied price per share range for shares of common stock, as compared to the per share merger consideration as set forth below.
Implied Price Per Share Range			Per Share Merger Consideration
Case A	Case B	Case C
$16.80 - $21.90	$14.52 - $18.38	$12.80 - $15.79	$17.25
The Special Committee advised Lazard that, in the Special Committee’s judgment, the Specified Case best reflected the anticipated future financial performance of the Company; accordingly, at the direction of the Special Committee, Lazard utilized and relied solely upon the Specified Case for purposes of its analyses in connection with its opinion. As a result, the discounted cash flow analyses utilizing Cases A, B and C did not provide the basis for, and were not material to, the rendering of Lazard’s opinion.

Historic Tribune High/Low Trading Prices
Lazard reviewed the range of trading prices of shares of common stock for the 52 weeks ended on December 30, 2020, the last full trading day prior to public disclosure of Alden Global Capital’s initial proposal to acquire the Company. Lazard observed that, during such period, the closing share price of shares of common stock ranged from $5.50 per share to $13.23 per share, as compared to the merger consideration of $17.25 per share of common stock. The closing share prices of shares of common stock for the period from December 31, 2020 to February 12, 2021, the last full trading day before the execution of the Merger Agreement, ranged from $13.70 per share to $15.95 per share.
Research Analyst Price Targets
Lazard reviewed selected equity analyst price targets based on publicly available Wall Street equity research reports published (a) prior to December 30, 2020, the last full trading day prior to public disclosure of Alden Global Capital’s initial proposal to acquire the Company, which ranged from $15.00 to $17.50 per share of common stock, and (b) after December 30, 2020, which ranged from $16.00 to $20.75, in each case representing forward price targets (not discounted back). Lazard observed such range of price targets as compared to the merger consideration of $17.25 per share of common stock.
Miscellaneous
In connection with Lazard’s services as financial advisor to the Special Committee with respect to the Merger, the Company agreed to pay Lazard a fee of approximately $11,000,000, of which $1,500,000 became payable upon the rendering of Lazard’s opinion and the remainder is payable upon consummation of the Merger. The Special Committee has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under United States federal securities laws.
Lazard has in the past provided certain investment banking services to the Company and a prior special committee of the Company’s Board of Directors, having provided advice with respect to a variety of matters, including potential sale transactions, for which Lazard received no fees during the past two years. Except as described in this proxy statement, the financial advisory business of Lazard has not otherwise received fees for providing services to the Company, Parent, or any entity known to be an affiliate of the Company or Parent in the two years immediately preceding the date of this proxy statement.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company and certain affiliates of the Company or Parent for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company and certain affiliates of the Company or Parent. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.
Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to the Special Committee because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the news media industry specifically, as well as its familiarity with the business of the Company.
The Special Committee and Parent determined that the Merger Consideration of $17.25 in cash per share of common stock to be paid to the holders of common stock (other than the excluded holders) in the Merger, through arm’s-length negotiations, and the Special Committee unanimously approved such consideration. Lazard did not recommend any specific consideration to the Special Committee or any other person or indicate that any given consideration constituted the only appropriate consideration for the Merger. Lazard’s opinion was one of many factors considered by the Special Committee, as discussed further in “The Merger—Reasons for the Merger; Recommendation of the Company’s Special Committee and Board” beginning on page 46.

Certain Company Forecasts
The Company does not, as a matter of course, publicly disclose long-term financial projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in the ordinary course of business, the Company’s management prepares, solely for internal use, non-public, financial forecasts based on management’s estimate of the Company’s anticipated future operations.
A summary of certain projections prepared by the Company or at the direction of the Special Committee (the “Company Projections”) or by Alden and its affiliates (the “Alden Projections”, and together with the Company Projections, the “Projections”), respectively, is being included in this proxy statement not to influence the decision of our stockholders as to whether to vote for or against the Merger Proposal, but rather because these Projections were made available to the Special Committee, its advisors and, in some cases, Alden. The inclusion of this information should not be regarded as an indication that the Special Committee, its advisors or any other person considered, or now considers, any of the Projections to be material or to be a reliable prediction of actual future results, and none of the Projections should be relied upon as such. All of the Projections are subjective in many respects. While all of the Company Projections were prepared in good faith, there can be no assurance that any of the Company Projections will be realized or that actual results will not be significantly higher or lower than forecasted. All of the Projections cover multiple periods, and such information by its nature becomes subject to greater uncertainty with each successive period. As a result, the inclusion of the Projections in this proxy statement should not be relied on as necessarily predictive of actual future events.
None of the Projections were prepared with a view toward public disclosure or toward complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to any of the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure.
Additionally, although the Projections presented below are presented with numerical specificity, they are not facts. The Projections were based on numerous variables and assumptions that were deemed to be reasonable as of the date when the applicable Projections were finalized. Such assumptions are inherently uncertain, are subject to change and are often beyond the control of the Company. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets and its ability to retain key employees), industry performance, the legal and regulatory environment, global political conditions, the financial markets, the newspaper industry, general business and economic conditions and other factors described or referenced in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22. In addition, the Projections were based solely upon information available at the time of their preparation and do not reflect updated prospects for the Company’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such Projections were prepared, including, without limitation, the restrictions on the conduct of the Company’s business imposed by the terms of the Merger Agreement. The Company has not prepared revised forecasts in connection with the Merger to take into account these or any other variables that have changed since the date on which any such Projections were finalized. There can be no assurance that the Projections will be realized or that the Company’s future financial results will not materially vary from the Projections.

Company Projections
2021 Strategic Plan
In December 2020, the Company management prepared its ordinary course strategic plan and certain unaudited financial forecasts relating to the Company on a stand-alone basis for fiscal year 2021 (the “2021 Strategic Plan”), which were reviewed and approved by the Board as part of its ordinary course annual strategic planning review. The 2021 Strategic Plan was also provided to Lazard for its review in connection with the Merger. In addition, the Special Committee reviewed and considered the 2021 Strategic Plan at the meetings of the Special Committee on December 30, 2020, February 11, 2021 and February 15, 2021.
The 2021 Strategic Plan reflects numerous assumptions and estimates that the Company made in good faith, including, without limitation:
•
a continuation of declining print revenue streams (print advertising, print subscriptions, print single copy sales and commercial print/delivery revenue) with 2021 versus 2020 declining at more than 12%;

•	a 16.7% increase in digital revenues (both digital advertising and digital subscriptions);
•	operating expenses assumed a full year benefit of a significant amount of cost reduction initiatives throughout 2020 as well as ongoing expense discipline; and
•	unlevered free cash flow assumed growth in Adjusted EBITDA, offset by income tax payments as well as lease buy-outs.
The following table presents a summary of the 2021 Strategic Plan:
Year Ending December 31, 2021
(dollar in millions rounded to the nearest million)
Company revenue(1)	$695
Company adjusted EBITDA(2)	$107
Company unlevered free cash flow(3)	$49
(1)	Company revenue means the consolidated revenue of the Company and its subsidiaries.
(2)
Company Adjusted EBITDA means the earnings before interest, taxes, depreciation and amortization (but after stock-based compensation expense) adjusted for extraordinary expenses that are not reflective of the Company’s core operating results over time (such as restructuring costs (including the employee voluntary separation program and gain/losses on employee benefit plan terminations), impairment charges, litigation or dispute settlement charges or gain/loss on equity investments, premiums on stock buybacks and transaction related costs).

(3)
Company unlevered free cash flow means Adjusted EBITDA (i) less taxes, capital expenditures, pension contributions (net of taxes) and extraordinary expenses (such as restructuring charges), and (ii) plus any divestiture proceeds (net of taxes), changes in working capital and stock-based compensation (adjusted for unvested shares already in the fully diluted share count).

Updated 2021 Strategic Plan
In early April 2021, the Company management prepared an updated strategic plan and certain unaudited financial forecasts related to the Company on a stand-alone basis for the fiscal year 2021 (the “Updated 2021 Strategic Plan”), which reflected the Company’s actual financial performance for the first quarter of 2021 and updated cash balance schedule. The Special Committee reviewed and considered the Updated 2021 Strategic Plan at the meeting of the Special Committee on April 6, 2021, and the Updated 2021 Strategic Plan was provided to Alden and Newslight on April 15, 2021.
The Updated 2021 Strategic Plan reflects numerous assumptions and estimates that the Company made in good faith including, without limitation:
•	increased revenue driven by new commercial delivery agreement;
•	cost savings initiatives realized in the first quarter of 2021 continue throughout the rest of the year;
•	operating expense initiatives with recurring effects expected to be realized earlier than expected; and
•	unlevered free cash flow assumed growth in Adjusted EBITDA, offset by income tax payments as well as lease buy-outs.

The following table presents a summary of the Updated 2021 Strategic Plan:
Year Ending December 31, 2021
(dollar in millions rounded to the nearest million)
Company revenue(1)	$697
Company adjusted EBITDA(2)	$112
Company unlevered free cash flow(3)	$70
(1)	Company revenue means the consolidated revenue of the Company and its subsidiaries.
(2)
Company Adjusted EBITDA means the earnings before interest, taxes, depreciation and amortization (but after stock-based compensation expense) adjusted for extraordinary expenses that are not reflective of the Company’s core operating results over time (such as restructuring costs (including the employee voluntary separation program and gain/losses on employee benefit plan terminations), impairment charges, litigation or dispute settlement charges or gain/loss on equity investments, premiums on stock buybacks and transaction related costs).

(3)
Company unlevered free cash flow means Adjusted EBITDA (i) less taxes, capital expenditures, pension contributions (net of taxes) and extraordinary expenses (such as restructuring charges), and (ii) plus any divestiture proceeds (net of taxes), changes in working capital and stock-based compensation (adjusted for unvested shares already in the fully diluted share count).

Case Projections for 2022-2023
In December 2020, the Company management prepared certain unaudited financial forecasts and unaudited financial extrapolations for the Company’s fiscal years 2022 and 2023 using two scenarios for the Company referred to as “Case A” and “Case B”. Case A and Case B were provided by the Company to Lazard on December 23, 2020, at the direction of the Special Committee, for Lazard’s use and reliance in connection with certain of its preliminary financial analyses in connection with the Merger. At the direction of the Special Committee, “Case C” was prepared (it assumed that the margins in 2023 decline to Gannett levels), which Lazard used at the direction of the Special Committee for certain of its preliminary financial analyses in connection with the Merger. The Special Committee reviewed and considered Case A, Case B and Case C at the meetings of the Special Committee on December 30, 2020, February 11, 2021 and February 15, 2021.
At its meeting on February 11, 2021, in connection with the Special Committee’s ongoing consideration of the Merger, the Special Committee directed Lazard to use and rely on a specified case consisting of a weighted average of 25% of Case A and 75% of Case B (the “Specified Case” and, together with Case A, Case B and Case C, the “Case Projections”) for purposes of its financial analyses in connection with its fairness opinion. The Special Committee advised Lazard that, in the Special Committee’s judgment, the Specified Case best reflected the anticipated future financial performance of the Company. Accordingly, at the direction of the Special Committee, Lazard utilized and relied solely upon the 2021 Strategic Plan and the Specified Case for purposes of its financial analyses in connection with its opinion that is described in the section entitled “The Merger—Opinion of Lazard Frères & Co. LLC” beginning on page 52. The Special Committee reviewed and considered the Specified Case at the meetings of the Special Committee on February 11, 2021 and February 15, 2021.
Each of the Case Projections reflects certain forecasts related to the Company’s projected unlevered free cash flow, capex, revenue and EBITDA, among other things, that were based on numerous assumptions and estimates made in good faith. For purposes of preparing the Case Projections, it was assumed, among other things, that:
•
with respect to Case A, (i) total revenues continue to decline, including revenues generated from print advertising, print circulation, direct mail and print distribution, (ii) digital circulation more than doubles between 2020 and 2023 based on subscriber growth and better churn management, (iii) revenues generated from digital content agencies generally hold flat through 2023, and (iv) margins rise to 18.1% by 2023, driven primarily by distribution outsourcing and certain reductions in occupancy expense;

•
with respect to Case B, (i) 2022 revenues are 1.2% lower than those in Case A, with roughly half of such revenue reductions coming from advertising and the other revenue reductions from circulation and other revenues, (ii) 2023 revenues are 4.0% lower than those in Case A, with approximately 50% of such revenue reductions coming from advertising, particularly print advertising, and the remaining 50% split roughly evenly between circulation and other revenues, and (iii) margins decline to approximately 14.3% by 2023, consistent with comparable margin levels reported by certain of the Company’s competitors; and

•
with respect to Case C, (i) 2022 and 2023 revenues equal those in Case B, and (ii) margins decline to 13.0% in 2022 and to 11.0% in 2023, respectively, based on comparable margin levels reported by certain of the Company’s competitors.

The following table presents a summary of the Case Projections:
	Years Ending December 31,
	Case A		Case B		Case C		Specified Case
	2022	2023	2022	2023	2022	2023	2022	2023
	(dollars in millions rounded to the nearest million)
Company revenue(1)	$653	$622	$645	$597	$645	$597	$647	$603
Company adjusted EBITDA(2)	$110	$113	$102	$85	$84	$66	$104	$92
Company unlevered free cash flow(3)(4)	$97	$71	$92	$53	$79	$38	$93	$57
(1)	Company revenue means the consolidated revenue of the Company and its subsidiaries.
(2)
Company Adjusted EBITDA means the earnings before interest, taxes, depreciation and amortization (but after stock-based compensation expense) adjusted for extraordinary expenses that are not reflective of the Company’s core operating results over time (such as restructuring costs (including the employee voluntary separation program and gain/losses on employee benefit plan terminations), impairment charges, litigation or dispute settlement charges or gain/loss on equity investments, premiums on stock buybacks and transaction related costs).

(3)
Company unlevered free cash flow means Adjusted EBITDA (i) less taxes, capital expenditures, pension contributions (net of taxes) and extraordinary expenses (such as restructuring charges), and (ii) plus any divestiture proceeds (net of taxes), changes in working capital and stock-based compensation (adjusted for unvested shares already in the fully diluted share count).

(4)	Includes net proceeds from the divestiture of certain real estate and IP assets.
Financing of the Merger
Equity Commitment Letter
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.
We anticipate that the total amount of funds necessary to pay the aggregate Merger Consideration payable to the Company’s stockholders in connection with the Merger is approximately $454,000,000 in cash.
In connection with the financing of the Merger, the Alden Funds and the Company have entered into an Equity Commitment Letter, pursuant to which the Alden Funds have agreed to provide Parent with an aggregate equity commitment of $375,000,000 in cash, which will be available, together with cash of the Company on hand as of the closing of the Merger, (i) to fund the aggregate Merger Consideration payable to the Company’s stockholders, (ii) pay the fees, expenses and other amounts required to be paid to the Company by Parent in connection with the closing of the Merger and (iii) pay any other out-of-pocket costs of Parent arising in connection with the consummation of the Merger, in each case, subject to the terms and conditions provided in the Merger Agreement.
The Company is a third-party beneficiary of the Equity Commitment Letter and has the right to specifically enforce the Alden Funds’ obligations thereunder, if the conditions to Parent’s obligations to consummate the Merger are satisfied or waived, and the Merger is consummated substantially simultaneously. The Equity Commitment Letter may not be waived, amended or modified except by a written instrument signed by the Alden Funds, Parent and the Company.
Notwithstanding the Equity Commitment Letter, Parent has the right to seek to finance a portion or all of the $375,000,000 in cash with the proceeds from debt and/or equity financing from its affiliates or third parties.
Limited Guarantee
Pursuant to the Limited Guarantee, the Alden Funds have agreed to guarantee the due, punctual and complete payment of all of the liabilities and obligations of Parent under the Merger Agreement to: (i) pay the Liquidated Damages Amount to the Company if and when required to be paid by Parent in accordance with the Merger Agreement, (ii) reimburse the reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company and its subsidiaries in connection with the cooperation of the Company and its subsidiaries with the potential arrangement of any potential debt financing and potential sale of the business, assets and properties of the Company and its subsidiaries related to The Baltimore Sun newspaper to Mr. Bainum and (iii) indemnify each of the Company, its subsidiaries and their respective representatives in connection with any losses, damages, claims, costs or expenses actually suffered or incurred by any of them in connection with the cooperation contemplated by clause (ii) (the obligations set forth in clauses (i)-(iii), the “Guaranteed Obligations”).
The Guaranteed Obligations of the Alden Funds under the Limited Guarantee are subject to an aggregate cap equal to $50,000,000, plus the reasonable and documented out-of-pocket costs, including reasonable attorney’s fees, incurred by the Company in the event that an Alden Fund fails to promptly pay or cause to be paid any amount properly due and payable pursuant to the Limited Guarantee, and in order to obtain such payment, the Company commences a suit, action or claim against one or both Alden Funds and is the prevailing party in such action.
Subject to specified exceptions, the Limited Guarantee will terminate upon the earliest of:
•	the closing of the Merger;
•	the payment of the Guaranteed Obligations;
•	the valid termination of the Merger Agreement in any circumstances other than pursuant to which an Alden Fund may be required to make payment of any Guaranteed Obligation;
•
the date that is 60 days after the termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which any Alden Fund may be required pursuant to the terms and subject to the conditions of the Limited Guarantee to make a payment of the Guaranteed Obligations if (i) by such date the Company has delivered a written notice with respect to such Guaranteed Obligation during such 60-day period and (ii) the Company has commenced a legal proceeding during such 60-day period against the Alden Funds alleging that Parent is liable for payment of such Guaranteed Obligation, in which case the Limited Guarantee will survive solely with respect to amounts so alleged to be owing, subject to certain restrictions contained in the Limited Guarantee; and

•	termination of the Limited Guarantee by mutual written agreement among each of the Alden Funds and the Company.
Closing and Effective Time of the Merger
Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the Merger Proposal, we currently expect the closing of the Merger to occur in the second quarter of 2021.
The Effective Time will occur upon a certificate of merger, in such appropriate form as is determined by the parties and in accordance with the DGCL, having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree in writing and specified in the certificate of merger).
Payment of Merger Consideration and Surrender of Stock Certificates
Prior to the Effective Time, Parent will appoint an exchange agent for the purpose of exchanging for the Merger Consideration certificates representing shares of our common stock, which we refer to as “stock certificates”. Prior to the Effective Time, Parent will make available, or cause to be made available, the Merger Consideration to the exchange agent.
Promptly after the Effective Time, Parent will send, or will cause the exchange agent to send, to each holder of shares of our common stock immediately prior to the Effective Time a letter of transmittal and instructions for use in such exchange.
You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.
After the Effective Time, there will be no further registration of transfers of shares of our common stock outstanding immediately prior to the Effective Time.
If any cash deposited with the exchange agent remains unclaimed for one year following the Effective Time, such cash will be delivered to Parent or, at the request of Parent, a subsidiary of Parent. Thereafter, holders of our common stock who have not exchanged their shares of the Merger Consideration will be entitled to look only to Parent as a general creditor for payment of the Merger Consideration with respect to such shares, without any interest.
If you have lost a stock certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Merger Consideration, you will be required to provide an affidavit of the loss, theft or destruction, reasonably acceptable to Parent, and, if required by Parent or the surviving corporation, post a bond in a reasonable amount as an indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.
Interests of Certain Persons in the Merger
In considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as Company stockholders, the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Company stockholders generally. These interests include:
•
Under the Merger Agreement, in connection with the closing of the Merger, (i) each option to purchase shares of common stock (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, whether or not vested, will automatically become fully vested and canceled and converted into the right to receive an amount in cash, equal to the product of (x) the amount by which the Merger Consideration exceeds the applicable exercise price per share of Company common stock subject to such Company Option, and (y) the number of shares of Company common stock issuable in respect of such fully vested Company Option as of immediately prior to the Effective Time and, (ii) each restricted stock unit entitling the holder to delivery of shares of common stock, subject to satisfaction of vesting or other forfeiture conditions (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether or not vested, will automatically be canceled and converted into the right to receive an amount in cash, equal to the product of (x) the Merger Consideration and (y) the number of shares of Company common stock underlying such Company RSU (and then adding, if applicable, the value of any dividend-equivalent rights accrued with respect to such Company RSU as of the Effective Time).

•
Pursuant to Mr. Jimenez’s employment agreement, which was amended on February 15, 2021 to extend the term of the agreement, which would otherwise expire on April 3, 2021, Mr. Jimenez is entitled to severance benefits in the event that his employment with the Company is terminated for any reason other than death, disability, for “cause” or if he resigns for “good reason” (each as defined in his employment agreement).

•
Pursuant to Mr. Lavey’s employment agreement, Mr. Lavey is entitled to severance benefits in the event that his employment with the Company is terminated for any reason other than death, disability, for “cause” or if he resigns for “good reason” (each as defined in his employment agreement).

•
The Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies pursuant to the Merger Agreement (as described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 85).

•
Parent and Merger Sub were formed by the Alden Funds and the Alden Funds collectively own 31.6% of the issued and outstanding common stock of the Company. Pursuant to the A&R Cooperation Agreement, each of Mr. Minnetian, Ms. Needleman and Mr. Smith was appointed to the Board. Mr. Smith is one of the founding members of Alden Global Capital and serves as its Chief of Investments. As a result of such interest in the Merger, Mr. Minnetian, Ms. Needleman and Mr. Smith did not attend or vote at the Board meeting held regarding the Merger and alternatives thereto.

Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to our stockholders that the Merger Agreement be adopted. For additional information, see the sections entitled “The Merger—Background of the Merger” beginning on page 35 and “The Merger—Reasons for the Merger; Recommendation of the Company’s Special Committee and Board” beginning on page 46. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “Proposal 2—Merger Compensation Proposal—Golden Parachute Compensation” beginning on page 87.
Non-Employee Director Compensation
In accordance with the Merger Agreement, the Company may compensate its non-employee directors in the ordinary course of business consistent with past practice (including with respect to grants of equity-based awards for fiscal year 2021).
Further, the Company’s non-employee directors may elect to convert all or a portion of their annual cash retainers into Company RSUs. The Company’s non-employee directors may also elect to defer receipt of all or part of the restricted stock otherwise paid to them and any such conversion or deferral results in a deferred unit credited to a deferred stock account. Each deferred unit credited to such an account represents an unfunded obligation of the Company to issue a share of common stock on a future payment date.
The Special Committee consists of three independent members of the Board: Carol Crenshaw, Philip G. Franklin and Richard Reck. The Special Committee appointed Philip G. Franklin as the Chair of the Special Committee. In consideration of the expected time and effort required of the members of the Special Committee in connection with evaluating the potential merger or any related transaction, the Special Committee determined that each member of the Special Committee is entitled to receive compensation of $10,000, and that the Chair of the Special Committee is entitled to $20,000. The fees are not dependent on the closing of the Merger or on the Special Committee’s or the Board’s approval of, or recommendations with respect to, the Merger.
New Management Arrangements
As of the date of this proxy statement, except as set forth above, there are no other new employment, equity contribution or other agreements between any Company executive officer or director, on the one hand, and the Company or Parent, on the other hand.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, the Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 85 for a description of such ongoing indemnification and coverage obligations.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. If you are not a U.S. holder, the Merger will generally not result in tax to you under U.S. federal income tax laws unless you have certain connections to the United States, and the Company encourages you to seek tax advice regarding such matters.
This discussion is based on the provisions of the Internal Revenue Code of 1986 (the “IRC”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the Medicare contribution tax or state, local or foreign tax laws or U.S. federal tax laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the Merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States;

•
a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
This discussion applies only to U.S. holders of shares of common stock who hold such shares as capital assets within the meaning of Section 1221 of the IRC (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities or investors in such partnerships, S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in Parent immediately after the Merger, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of common stock who exercise appraisal rights in connection with the Merger under the DGCL.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of common stock, you should consult your tax advisor.
This summary of material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.
The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in its shares of common stock.
Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.
Information Reporting and Backup Withholding
Payments made in exchange for shares of common stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding at the statutory rate. To avoid backup withholding, a non-corporate U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the IRC), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. U.S. holders are urged to consult their tax advisors as to the qualifications for exemption from backup withholding and the procedure for obtaining the exemption.
Regulatory Approvals
The Company, Parent and Merger Sub have agreed to cooperate with each other and use their respective reasonable best efforts to promptly take, and to assist and cooperate with the other parties in doing, all actions necessary, proper or advisable to consummate the Merger as soon as practicable. Parent and Company must take all actions reasonably necessary (subject to certain exceptions) to resolve any objections or actions instituted or threatened by any applicable antitrust, competition or trade practices-related governmental authority challenging the Merger and to obtain any consents, waivers, approvals, exemptions or orders advisable or required to be obtained from any governmental authority in respect of the transactions contemplated by the Merger Agreement (including filings pursuant to the HSR Act, and filings required by certain other governmental authorities relating to antitrust, competition, trade, pre-Merger notification or other regulatory matters).
HSR Approval
The completion of the Merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. The Company and Parent filed their respective HSR Act notifications with respect to the Merger with the FTC and the DOJ on March 2, 2021. The HSR Act waiting period with respect to the Merger expired on April 2, 2021.
At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the Company or Parent or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.
Efforts to Obtain Regulatory Approvals
There can be no certainty that the regulatory approvals required to consummate the Merger will be obtained within the period of time contemplated by the Merger Agreement or that any such approvals would not be conditioned upon actions that are not required to be taken by the Company or Parent under the Merger Agreement, or that a regulatory challenge to the Merger will not be made. For a more detailed description of the parties’ obligations with respect to regulatory approvals related to the Merger, see “The Merger Agreement—Filings; Other Actions; Notification” beginning on page 79 of this proxy statement.

THE MERGER AGREEMENT
This section describes the material terms of the Merger Agreement. The description of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary are included in this proxy statement to provide you with information regarding its material terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the Merger Agreement and as of specific dates and were qualified by and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters set forth in the disclosure schedule delivered to Parent in connection with the Merger Agreement (the “Disclosure Schedule”), which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-Laws
The Merger Agreement provides that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent and, as such, the Company will cease to be a publicly traded company and the common stock of the Company will be delisted from NASDAQ and will be deregistered under the Exchange Act.
At the Effective Time, the parties will take all requisite actions so that from and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall serve as the directors of the surviving corporation and (ii) the officers of the Company as of immediately prior to the Effective Time shall be the officers of the surviving corporation.
At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety to read as set forth in the certificate of incorporation of Merger Sub as of immediately prior to the Effective Time, except that all references therein to the name of Merger Sub will be amended to instead refer to “Tribune Publishing Company”. The certificate of incorporation, as so amended and restated, will be the certificate of incorporation of the surviving corporation. At the Effective Time, the By-Laws will be amended and restated to read as set forth in the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to the name of Merger Sub will be amended to instead refer to “Tribune Publishing Company”. The bylaws, as so amended and restated, will be the bylaws of the surviving corporation.
Closing and Effective Time of the Merger
The closing of the Merger will take place within two business days following the date on which the last of the conditions to closing (described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 83) has been satisfied or, to the extent permitted by applicable law or pursuant to the terms of the Merger Agreement, waived by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the closing of the Merger), or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.
Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the Merger Proposal, we currently expect the closing of the Merger to occur in the second quarter of 2021.
The Merger will become effective upon the filing and acceptance of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and Parent and specified in the certificate of merger).
Treatment of Common Stock and Equity Plan Awards
Each share of common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of common stock that are held in treasury of the Company or are owned by Excluded Company Person (as defined in the Merger Agreement) or a subsidiary of the Company and (ii) shares of common stock owned by Company stockholders who have neither voted in favor of the Merger nor consented thereto in writing and properly exercised and perfected appraisal rights under DGCL) will be converted into the Merger Consideration.
At or immediately prior to the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether or not exercisable or vested, will automatically be canceled and converted into the right to receive an amount in cash equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per share of common stock of such Company Option, and (ii) the number of shares of common stock issuable in respect of such fully vested Company Option as of immediately prior to the Effective Time. Payments in respect of Company Options will be made at or as soon as practicable after the Effective Time (and in no event later than five calendar days following the Effective Time), in accordance with the Company’s or the surviving corporation’s ordinary payroll practices, and will be subject to any applicable withholding taxes.
At or immediately prior to the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested, will automatically be canceled and converted into the right to receive an amount in cash equal to the product of (i) the Merger Consideration, and (ii) the number of shares of common stock underlying such Company RSU (and then adding, if applicable, the value of any dividend-equivalent rights accrued with respect to such Company RSU as of the Effective Time). Payments in respect of Company RSUs will be made at or as soon as practicable after the Effective Time (and in no event later than five calendar days following the Effective Time), in accordance with the Company’s or the surviving corporation’s ordinary payroll practices, and will be subject to any applicable withholding taxes.
Surrender and Payment Procedures
Prior to the Effective Time, Parent will appoint an exchange agent for the purpose of exchanging for the Merger Consideration (i) stock certificates or (ii) the uncertificated shares. Prior to the Effective Time, Parent will make available, or cause to be made available, the aggregate Merger Consideration to the exchange agent to be paid in accordance with the Merger Agreement. In addition, at the closing of the Merger the Company will wire to the exchange agent an amount of cash to be specified by Parent (which amount shall not exceed the Company’s estimate of its unrestricted cash as of the date of the closing of the Merger), which will be used by the exchange agent to pay a portion of the Merger Consideration.
As promptly as practicable after the Effective Time (but no later than two business days after the Effective Time), Parent will send, or will cause the exchange agent to send, to each holder of shares of our common stock at the Effective Time a letter of transmittal and instructions (which will specify that the delivery will be effected and risk of loss and title will pass, only upon proper delivery of the stock certificates or the surrender of the uncertificated shares to the exchange agent) for use in such exchange.
Holders of our common stock will be entitled to receive the Merger Consideration upon (i) surrender of each of their stock certificates together with a properly completed letter of transmittal, in the case of certificated shares, or (ii) receipt of an agent’s message by the exchange agent (or other evidence, if any, of surrender reasonably requested by the exchange agent) with respect to the uncertificated shares. From the Effective Time until surrendered, each stock certificate and uncertificated share will represent only the right to receive the Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.
If a holder of our shares would like any portion of the Merger Consideration to which such holder is entitled to be paid to a person other than the person in whose name the surrendered stock certificate or uncertificated share is registered, as a condition to such payment (i) either such stock certificate must be properly endorsed or otherwise in proper form for transfer or such uncertificated share must be properly surrendered and (ii) the person requesting such payment must pay to the exchange agent any transfer or other taxes required as a result of such payment or establish, to the satisfaction of the exchange agent, that any such transfer or other taxes have been paid or are not payable.
After the Effective Time, there will be no further registration of transfers of shares of our common stock.
If any portion of the Merger Consideration made available to the exchange agent remains unclaimed for one year following the Effective Time, such portion will be returned to Parent upon demand. Thereafter, holders of our common stock who have not exchanged their shares for the Merger Consideration in accordance with the Merger Agreement will be entitled to look only to Parent as a general creditor for payment of the Merger Consideration with respect to such shares, without any interest.
If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Merger Consideration, you will be required to provide an affidavit of the loss, theft or destruction, and, if required by the surviving corporation, post a bond in a reasonable amount, as may be directed by the surviving corporation, as an indemnity against any claim that may be made against the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.
Representations and Warranties
Representations and Warranties of the Company
We made customary representations and warranties in the Merger Agreement with respect to the Company and its subsidiaries that are subject, in many cases, to specified exceptions and qualifications contained in the Merger Agreement, in the Disclosure Schedule that the Company delivered to Parent in connection with the Merger Agreement or in certain reports filed with the SEC. These representations and warranties relate to, among other things:
•	our and our subsidiaries’ due organization, existence, good standing and corporate power and authority to carry on our and their businesses;
•	our corporate power and authority to execute the Merger Agreement, consummate the Merger, perform our obligations under the Merger Agreement and the enforceability of the Merger Agreement against us;
•
the absence of required filings, authorizations, registrations, permits, consents and approvals of governmental authorities and other third parties in connection with our execution, delivery and performance of the Merger Agreement, or the consummation of the transactions contemplated by the Merger Agreement;

•	the capitalization of the Company and its subsidiaries;
•	our SEC filings since January 1, 2019 and the financial statements included therein, and our disclosure controls and procedures and internal controls over financial reporting;
•	the proxy statement of the Company and Schedule 13E-3 filed with the SEC in connection with the Merger and the information contained therein;
•
our conduct of business in the ordinary course from September 27, 2020, and the absence of any circumstance, occurrence or development which has had or would reasonably be expected to have, a Company material adverse effect;

•	the absence of certain undisclosed liabilities or obligations;
•
since January 1, 2018, the Company’s and its subsidiaries’ compliance with applicable laws, and the possession by the Company and its subsidiaries of all licenses or other authorizations or approvals of a governmental authority necessary for the lawful conduct of the business of the Company and its subsidiaries, except for those the absence of which would not reasonably be likely to have a material adverse effect, in each case, to the Company’s knowledge;
•
since January 1, 2018 and to the Company’s knowledge, the compliance of the Company and its subsidiaries with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd1, et seq.), applicable sanctions authorities, and export controls, anti-trust or anti-money laundering laws;

•	the absence of certain legal proceedings, investigations and other proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries;
•	matters relating to the owned real property and leased real property of the Company and its subsidiaries;
•	intellectual property matters relating to the Company and its subsidiaries;
•	tax matters relating to the Company and its subsidiaries;
•	matters relating to employee benefit plans of the Company and its subsidiaries;
•	labor matters relating to the Company and its subsidiaries;
•	environmental matters relating to the Company and its subsidiaries;
•
matters relating to material contracts of the Company and its subsidiaries, including material contracts between the Company and its subsidiaries, on the one hand, and any of affiliates of the Company or its subsidiaries, on the other hand;

•	matters relating to insurance policies of the Company and its subsidiaries;
•	the absence of any undisclosed brokerage or finder’s fees;
•	the fairness opinion of Lazard received in connection with the Merger;
•
corporate action taken to exempt the Merger Agreement and the transactions contemplated by the Merger Agreement (to the extent possible) from any anti-takeover statute or regulation in effect that applies or purports to apply to the transactions contemplated by the Merger Agreement; and

•	the absence of any other express or implied representation or warranty by the Company or any other person with respect to the Company or any of its affiliates.
Company Material Adverse Effect
Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect,” which means any change, event, occurrence, or effect that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a material adverse effect on the business, assets, operations, results of operations or condition of the Company and its subsidiaries, taken as a whole or (ii) prevents the consummation by the Company of the transactions contemplated by the Merger Agreement. However, none of the following will constitute, nor will any of the following be taken into account in determining whether there has been, is, or would be, a Company material adverse effect:
(a)	any change or proposed change in the Generally Accepted Accounting Principles (“GAAP”) or interpretation thereof;
(b)	global, national or regional economic or political conditions (including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates));
(c)	conditions affecting the industries in which the Company or any of its subsidiaries operate;
(d)	any change or proposed changes in applicable law or any interpretation of applicable law;
(e)	geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism,

cyberattacks, natural disasters, epidemics, pandemics or other widespread diseases (including COVID-19) and the governmental responses thereto (including any applicable law, directive, guideline or recommendation promulgated by any U.S. industry group or governmental authority in connection with or in response to COVID-19);
(f)
the execution, delivery and performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement or the identity of or any facts or circumstances relating to Parent or any of its subsidiaries, including the impact on the relationships, contractual or otherwise, of the Company and any of its subsidiaries with customers, suppliers, service providers, employees, governmental authorities or any other persons resulting from any of the foregoing, and any stockholder or derivative litigation relating to the execution, delivery and performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement (subject to certain exclusions);

(g)
any failure by the Company or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from this definition may be taken into account in determining whether there has been a Company material adverse effect);

(h)	any actions taken (or omitted to be taken) at the express written request of Parent or Merger Sub;
(i)
changes in the price and/or trading volume of the shares of the common stock or any other securities of the Company on NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from this definition may be taken into account in determining whether there has been a Company material adverse effect); or

(j)	any actions taken (or omitted to be taken) by the Company or any of its subsidiaries that are required or expressly contemplated to be taken (or omitted to be taken) pursuant to the Merger Agreement.
The exclusions set forth in (a) through (e) above shall only be applicable to the extent they do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other entities operating in the same industries in which the Company or its subsidiaries operate.
Representations and Warranties of Parent
The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:
•
their due organization, existence, good standing and authority to carry on their businesses and that Merger Sub is a wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement;

•
their corporate power and authority to execute the Merger Agreement, consummate the Merger, perform their obligations under the Merger Agreement, and the enforceability of the Merger Agreement against them;

•
the absence of required filings, authorizations, registrations, permits and consents and approvals of governmental authorities or other third parties in connection with their execution, delivery and performance of the Merger Agreement, or the consummation of the transactions contemplated by the Merger Agreement;

•	the supply of information in writing by Parent for inclusion in the proxy statement and Schedule 13E-3 filed with the SEC in connection with the Merger and the information contained therein;
•
the absence of certain legal proceedings, investigations and other proceedings pending or threatened against Parent or any of its subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation of the Merger by Parent;

•	the absence of any undisclosed brokerage or finder’s fees;

•
the absence of any knowledge of Parent of any facts or circumstances that would cause the representations and warranties of the Company to fail to be true and correct in all material respects, or which would otherwise reasonably be expected to materially impede or delay consummation of the transactions contemplated by the Merger Agreement;

•	matters related to the ownership by Parent, Merger Sub or its or their affiliates and associates of the common stock;
•	that Parent has all funds necessary to satisfy its obligations under the Merger Agreement, including payment of the Merger Consideration;
•	the solvency of Parent and Merger Sub at the Effective Time;
•
the absence of any contract between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the Board, on the other hand, relating in any to the transactions contemplated by the Merger Agreement or the operations of the Company after the Effective Time;

•
the absence of any other express or implied representation or warranty by Parent, Merger Sub or any other person with respect to Parent, Merger Sub or any of their respective representatives or affiliates.

The representations and warranties in the Merger Agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms.
Conduct of Our Business Pending the Merger
Until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, the Company has agreed that, except as expressly (i) required or contemplated by the Merger Agreement, (ii) set forth in the Disclosure Schedule, (iii) consented to in writing by Parent or (iv) required by applicable law, it will, and that it will cause each of its subsidiaries to, use commercially reasonable efforts to (a) preserve substantially intact its present business organization, assets and properties and (b) preserve in all material respects its relationships with any customers, suppliers, vendors, payors, partners, governmental authorities, licensors, licensees and any other persons with which it has material business relations, in each case in the ordinary course of business. The Company may take actions in reasonable response to COVID-19 in the ordinary course of business as long as it provides Parent written notice of any such action that is material to the Company’s or its subsidiaries’ business within 24 hours thereof.
The Company has further agreed that, until the Effective Time, except as expressly (i) required or contemplated by the Merger Agreement, (ii) set forth in the Disclosure Schedule, (iii) consented to in writing by Parent, (iv) as required by applicable law or (v) in response to COVID-19 (as described above), the Company will not, and will cause its subsidiaries not to:
•	amend its organizational documents;
•
split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned subsidiaries;

•
redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of the Company or its subsidiaries, except as required by the terms of the Company Stock Plan with respect to any Company Options and Company RSUs, in each case, that are issued and outstanding as of or after the date of the Merger Agreement;

•	enter into any agreement with respect to the voting of any securities of the Company or its subsidiaries;
•
issue, grant, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of the Company or its subsidiaries, other than the issuance of any subsidiary securities to the Company or to any other subsidiary, or issuances of any shares with respect to any exercise of Company Options or the settlement of Company RSUs that are issued and outstanding as of or after the date of the Merger Agreement;

•	amend any term of any security of the Company or its subsidiaries, except as required by the terms of any employee benefit plan;

•
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (i) any business or any division thereof or all or substantially all of the assets of, equity or voting securities in, any person or (ii) any material amount of assets, securities, properties, interests or businesses, other than acquisitions of inventory, equipment, supplies and materials in the ordinary course of business consistent with past practice;

•
sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or, grant or suffer to exist any lien on, or otherwise dispose of any of its material assets, securities, properties, interests or businesses, other than the sale or licensing of goods and services (including licenses of intellectual property) to customers, suppliers, vendors, partners and other persons in the ordinary course of business;

•
make any material loans, advances or capital contributions to, or investments in, any other person, other than (i) loans or advances among the Company and its wholly owned subsidiaries and capital contributions to, or investments in, the Company’s wholly owned subsidiaries, (ii) advances of business expenses to employees in the ordinary course, (iii) accounts receivable from customers in the ordinary course of business and (iv) investments of cash in the ordinary course of business;

•
incur any indebtedness or guarantees thereof, other than (i) pursuant to any agreements in effect as of the date of the Merger Agreement, (ii) indebtedness incurred between the Company and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or guarantees by the Company of indebtedness of any wholly owned subsidiary of the Company, (iii) any debt financing in respect of the merger consideration or (iv) any obligations under the Company’s existing contracts as of the date of the Merger Agreement to post additional cash collateral under any letters of credit existing as of the date of the Merger Agreement;

•
make any capital expenditures, other than (i) capital expenditures provided for in the approved budget set forth in the Disclosure Schedule or (ii) other capital expenditures not in excess of $100,000 in the aggregate;

•
settle any material litigation or claims, except for settlements of any workers’ compensation claim in the ordinary course of business for an amount not in excess of the amount accrued therefor in the Company’s most recent balance sheet, and which does not impose material equitable relief against the Company or any of its subsidiaries and would not be expected to limit or restrict the operation of the Company or its subsidiaries in any material respect; provided that the Company use its reasonable best efforts to provide Parent with prior notice of and consult with Parent regarding the proposed terms of any such settlement;

•
except as required under the terms of any employee benefit plan or any contract, (i) increase the compensation or benefits of any employee of the Company or any of its subsidiaries whose annual base compensation is $70,000 or more (each, a “Key Employee”), (ii) hire or terminate (except for cause) any Key Employee, (iii) enter into or amend any written employment agreement with any current or future employee, director or officer of the Company or any of its subsidiaries, (iv) partially or completely withdraw from any multiemployer plan, (v) establish any Company severance policy or benefits or (vi) modify any existing Company severance policy or severance benefits;

•
except as required under the terms of any employee benefit plan or any contract, grant or award any bonus or incentive compensation (including equity), retention, severance, tax gross-up, tax indemnity, or reimburse the taxes of any current or former Company Service Provider, except for severance payments and benefits to Company Employees following a qualifying termination of employment solely (i) to the extent required pursuant to an existing contractual obligation of the Company, (ii) as required by applicable law or (iii) pursuant to the terms of the Company’s broad-based severance policy in the ordinary course of business consistent with past practice;

•	change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;
•
make, change or rescind any material tax election, change any annual tax accounting period, adopt or make any material change in its method of tax accounting, file any material tax return in a jurisdiction in which neither the Company nor its subsidiaries did not previously file, file any material amended tax returns or claims for material tax refunds, engage in any voluntary disclosure or similar process with a taxing authority with respect to a material tax, extend or waive the statute of limitations with respect to any material tax or enter into any material closing agreement, settle or compromise any material tax claim, audit or assessment, or surrender or settle any right to claim a material tax refund, offset or other material reduction in tax liability, in each case, other than in the ordinary course of business or as required by applicable law;
•	merge or consolidate with any other person or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
•
terminate, cancel or fail to renew any material insurance coverage maintained by the Company or any of its subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage, unless (i) such coverage is not available on commercially reasonable terms or (ii) lesser coverage amounts are reasonably appropriate in light of changes to the Company’s and its subsidiaries’ business (including termination of leases in accordance with the terms of the Merger Agreement);

•
(i) enter into any material contract or any real property lease, (ii) except in the ordinary course of business, terminate or fail to renew any material contract or real property lease, other than any termination without material penalty to the Company or any its subsidiary, (iii) amend or modify any material contract or real property lease in any manner adverse to the Company and its subsidiaries in any material respect or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (iv) waive any material benefit or right under any material contract or real property lease;

•
enter into, amend or modify the terms of any contract with any person covered under Item 404 of Regulation S-K under the Securities Act or make any payment to any person covered under Item 404 of Regulation S-K under the Securities Act (other than payments, transactions or benefits pursuant to Employee Benefit Plans made available to Parent prior to the date of the Merger Agreement);

•
make any contributions to any employee benefit plan or multiemployer plan subject to Section 302 of ERISA and Section 412 of the Internal Revenue Code, except: (i) in the minimum amount necessary to satisfy the requirements of Section 302(a) of ERISA and Section 412(a) of the Internal Revenue Code, or (ii) in the minimum amounts required by the Company’s collective bargaining agreements or Section 515 of ERISA;

•	pay or settle any accounts payables in excess of $100,000, except payments when and as due, in accordance with any applicable contracts or the Company’s past practice;
•	enter into any contract with aggregate expenditures in excess of $500,000; or
•	agree, resolve or commit to take any action prohibited by the foregoing.
Nothing in the Merger Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time.
Conduct of Parent and Merger Sub Pending the Merger
Prior to the Effective Time, Parent shall not, and shall cause its subsidiaries not to, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by the Merger Agreement. Parent shall take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth therein.

Solicitation of Acquisition Proposals; Board Recommendation Changes
No Solicitation and Certain Exceptions
The Company has agreed that it and its subsidiaries will not, and they will use reasonable best efforts to cause their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors not to, directly or indirectly:
(i)
solicit, knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined below), or the making of any inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal;

(ii)
enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or its subsidiaries or afford access to the business, properties, books or records of the Company and its subsidiaries or otherwise cooperate, assist or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal;

(iii)	permit or make an Adverse Recommendation Change (as defined below);
(iv)
enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other commitment or agreement in respect of any proposal or offer providing for an Acquisition Proposal (other than a confidentiality agreement in accordance with the terms of the Merger Agreement); or

(v)	amend, modify, redeem, terminate or grant any waiver or release under the Company Rights Plan.
However, notwithstanding the foregoing, the Company may amend, modify, grant any waiver or release under any standstill, confidentiality or similar agreement of the Company (but solely to the extent necessary to allow for a confidential and nonpublic Acquisition Proposal to be made to the Company or the Board), in each case if the Board determines in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Board, so long as the Company notifies Parent within 24 hours of such waiver or release (including the identity of such counterparty).
Notwithstanding these restrictions, under certain circumstances, the Company may, prior to receipt of the Company Stockholder Approval, (i) engage in negotiations or discussions with a third party that has made an unsolicited bona fide offer with respect to an Acquisition Proposal that did not result from a breach of applicable provisions of the Merger Agreement, if the Board reasonably believes, after consultation with its outside advisors, based on information then available, that (x) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below) and (y) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties; and (ii) furnish to such third party nonpublic information relating to the Company pursuant to a confidentiality agreement no less favorable to the Company than the confidentiality agreement between the Company and Parent (and that, for the avoidance of doubt, includes a customary standstill provision). However, all such information provided to such third party must also be made available to Parent prior to or substantially concurrently with the time such information is provided to such third party.
Notwithstanding the foregoing, under certain circumstances, the Board may, prior to receipt of the Company Stockholder Approval: (i) following receipt of a Superior Proposal that did not result, in whole or in part, from a breach of applicable provisions of the Merger Agreement, make an Adverse Recommendation Change or terminate the Merger Agreement in order to enter into a definitive agreement for such Superior Proposal, or (ii) make an Adverse Recommendation Change in response to an Intervening Event (as defined below), in each case if and only if the Board determines in good faith, after consultation with its outside advisors, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties. In the event of an Adverse Recommendation Change, the Company must comply with additional restrictions, which are further described in “—Change of Recommendation or Termination of Merger Agreement.”
“Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any third party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company after giving effect to the consummation of such transaction.
“Adverse Recommendation Change” means, with respect to the Board (or any committee thereof), (i) withholding, withdrawing, amending, qualifying or modifying, or publicly proposing to withhold, withdraw, amend, qualify or modify, the Company Recommendation in a manner adverse to Parent or its affiliates, (ii) adopting, approving, endorsing, recommending or otherwise declaring advisable (or proposing to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal, (iii) failing to publicly reaffirm the Company Recommendation within five business days after Parent so requests in writing or, if the Company Stockholder Meeting is scheduled to be held within five business days, within one business day, if possible, before the Special Meeting (provided that such written request by Parent may only be once in respect of each such Acquisition Proposal), (iv) making any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Board to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or a substantially similar communication), (v) failing to include the Company recommendation in this proxy statement or (vi) taking any action or make any public statement inconsistent with the Company Recommendation.
“Company Recommendation” means the resolutions of the Board, where the Board (upon the unanimous recommendation of the Special Committee) has (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) directed that the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated thereby be submitted to a vote at a meeting of the Company’s stockholders and (iv) resolved to recommend approval and adoption of the Merger Agreement and the other transactions contemplated thereby by the Company’s stockholders.
“Company Stockholder Approval” means the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated thereby by the affirmative vote, at a stockholders’ meeting duly called and held for such purpose, of holders of at least (x) 66 2/3% of the outstanding shares of common stock entitled to vote on such matters, other than those “owned” (as defined in Section 203(c)(9) of the DGCL) by Parent or Merger Sub and their affiliates and associates (each as defined in Section 203(c) of the DGCL) and (y) a majority in voting power of the outstanding shares of common stock entitled to vote on such matters.
“Intervening Event” means any material event, fact, circumstance, development or occurrence that was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, to the Board as of the date of the Merger Agreement and does not relate to an Acquisition Proposal, a Superior Proposal or any matter relating thereto or consequence thereof, which event or circumstance becomes known to or by the Board prior to receipt of the Company Stockholder Approval; provided that (i) in no event shall any action taken by the parties pursuant to the affirmative covenants related to the parties’ regulatory undertakings, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event and (ii) in no event shall any event, fact, circumstance, development or occurrence that would fall within any of the exceptions to the definition of “Company material adverse effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Intervening Event.
“Superior Proposal” means a bona fide written Acquisition Proposal (but substituting “90%” for all references to “20%” in the definition of such term) on terms that the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, are more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account all factors determined by the Board to be relevant with respect to such determination, including any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination).

Notification to Parent
The Company must promptly notify Parent (whether before or after the Company Stockholder Approval is obtained) promptly after receipt by the Company of an Acquisition Proposal, any request for nonpublic information relating to the Company or any of its subsidiaries or any request for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any third party that the Company reasonably believes is considering making, or has made, in connection with a potential Acquisition Proposal. The Company must keep Parent reasonably informed of the status and material terms and conditions of any Acquisition Proposal, including providing to Parent (within 24 hours after receipt) copies of all material correspondence and written materials (including any substantive correspondence and written materials related to financial terms) sent or provided to the Company or any of its subsidiaries in connection therewith.
Change of Recommendation or Termination of Merger Agreement
The Board may not make an Adverse Recommendation Change unless and until it has complied with the following requirements:
•
the Company must give Parent at least four business days’ prior written notice of its intent to make an Adverse Recommendation Change (the “Notice Period”), specifying, in reasonable detail, the reasons for such Adverse Recommendation Change and attaching a copy of any proposed agreements for the Superior Proposal, if applicable (provided that with respect to any amendment to the financial terms or other material terms of an Acquisition Proposal, such Notice Period will be extended by two business days and the Company will be required to deliver a new written notice to Parent in respect thereof);

•
during the Notice Period, the Company must negotiate with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Board to not effect an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate the Merger Agreement; and

•
following the expiration of the Notice Period, the Board must determine in good faith, taking into account any amendments to the terms of the Merger Agreement proposed by Parent, that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties.

Stockholder Meeting
The Company is required to convene the Special Meeting as soon as reasonably practicable for the purpose of obtaining the Company Stockholder Approval. In the event that a quorum is not present at the Special Meeting, we expect to adjourn or postpone the Special Meeting until we solicit enough proxies to obtain a quorum. The Company may also adjourn or postpone the Special Meeting with Parent’s reasonable consent, or to the extent reasonably necessary (i) to ensure that any legally required supplement or amendment to this proxy statement is provided to stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval (as defined in “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 76), (iii) to ensure that there are sufficient shares of common stock represented (either virtually or by proxy) and voting to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) otherwise where required to comply with applicable law (including fiduciary duties).
The Company has agreed that at the stockholder meeting, at which the Company Stockholder Approval is to be obtained, the Board will recommend adoption of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement to the Company’s stockholders, subject to the Board’s rights to effect an Adverse Recommendation Change as discussed above under “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 76. In the event of an Adverse Recommendation Change for an Intervening Event, the Company will not have a termination right and, therefore, may still be required to hold the stockholder meeting and submit the Merger Agreement to the Company’s stockholders for adoption. Conversely, the Company may terminate the Merger Agreement to enter into an agreement with respect to the Superior Proposal, so long as the pays the Termination Fee prior thereto, as described below.

Parent Voting Agreement
Parent has agreed to vote or cause to be voted all of its, its subsidiaries and its affiliates shares of the Company’s or its subsidiaries’ securities owned beneficially or of record, directly or indirectly, by Parent or any of its affiliates in favor of (i) the Merger Agreement and the transactions contemplated thereby, (ii) any proposal to adjourn any meeting of the stockholders if there are not sufficient votes to adopt the Merger Agreement or to constitute a quorum or (iii) any other matter necessary or advisable to consummate the transactions contemplated by the Merger Agreement. In the event that Parent fails to act in accordance with the foregoing, Parent has granted its proxy to the Company’s officers to vote such securities as set forth in the foregoing sentence at any time prior to the Effective Time.
Moreover, Parent has agreed that, prior to receipt of the Company Stockholder Approval, it will not, and will not permit any of its subsidiaries or affiliate to, directly or indirectly, (i) transfer (or enter into a contract to transfer) any of the Company’s or its subsidiaries’ securities owned beneficially or of record, directly or indirectly, by Parent or any of its affiliates, (ii) grant any proxies or powers of attorney with respect to such securities in respect of any matter addressed in the Merger Agreement, (iii) deposit such securities in a voting trust or grant any proxy or power of attorney with respect to such securities that is inconsistent with the Merger Agreement, or (iv) take any action that would limit or interfere with the performance of Parent’s obligations under the Merger Agreement.
Filings; Other Actions; Notification
The Company and Parent have agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under law to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable, including:
•
preparing and filing all documentation to effect all necessary notices, reports and other filings (including filings under the HSR Act, and other required regulatory approvals specified in the Merger Agreement); and

•
obtaining and maintaining all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental authority in order to consummate the transactions contemplated by the Merger Agreement.

In the event that any objections are asserted with respect to the transactions contemplated by the Merger Agreement (including the HSR Act) or if any legal action is instituted or threatened claiming that such transactions violate applicable law, the parties shall use their reasonable best efforts to resolve such objections. Parent shall direct and control the Parties’ efforts and strategy to resolve any such objections. In furtherance of the foregoing, Parent will be required to take certain divestiture actions with respect to the Company and its subsidiaries. However, Parent is not required to divest or take other actions required to obtain regulatory approvals that would materially impair the benefits to Parent of the transactions contemplated by the Merger Agreement, except that Parent is required to divest or take other actions required to obtain regulatory approvals with respect to businesses, assets or properties of the Company and its subsidiaries that accounted for up to $40,000,000 of revenue for the fiscal year ended on December 27, 2020. The parties have also agreed to oppose, fully and vigorously, (i) any legal action that is initiated or threatened to be initiated challenging the Merger Agreement or the consummation of the transactions contemplated thereby and (ii) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated thereby, including by defending through litigation any action asserted by any person in any court or before any governmental authority, and vigorously pursuing all available avenues of administrative and judicial appeal.
The parties have agreed to: (i) promptly notify each other of any substantive communications received from any governmental authority and, subject to applicable law, permit the other party to review and proposed written communication thereto; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the Merger Agreement or the transactions contemplated thereby without first consulting with the other parties and, to the extent permitted by such governmental authority, giving the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all correspondence, filings, and communications between them and any governmental authority, with respect to any competition laws in connection with the Merger Agreement.
The Company and Parent are required to cooperate in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Merger Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
The Company and Parent filed their respective HSR Act notifications with respect to the Merger with the FTC and the DOJ on March 2, 2021. The HSR Act waiting period with respect to the Merger expired on April 2, 2021.
Stock Exchange Delisting
Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable to enable the delisting of the Company’s common stock from NASDAQ and the deregistration of the Company’s common stock under the Exchange Act as promptly as practicable after the Effective Time.
Financing; Asset Dispositions
The Company and its subsidiaries shall use reasonable best efforts to provide reasonable and customary cooperation in connection with the arrangement of any debt financing to be entered into by Parent or the Company in connection with payment of the Merger Consideration (collectively, the “Debt Financing”), as reasonably requested in advance by Parent, including using reasonable best efforts to take the following actions:
•	assisting in preparation for and participation in marketing efforts with prospective lenders, investors and rating agencies;
•	assisting Parent in the preparation of offering documents, private placement memorandum and similar marketing documents and materials for rating agency presentations, if applicable;
•
furnishing Parent with any pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with obtaining the Debt Financing (subject to certain exclusions);

•
assisting Parent in connection with the preparation of pro forma financial information and financial statements (provided that neither the Company nor any of its subsidiaries or its officers, employees and/or representatives shall be responsible for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information or statements (or for the actual preparation of pro forma financial statements));

•
executing and delivering as of (and subject to) the Closing, but not before, pledge and security documents and other definitive financing documents and certificates as may be reasonably requested by Parent, to the extent required by the terms of the Debt Financing;

•
taking corporate actions reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, and to permit the proceeds thereof, if any (not needed for other purposes), to be made available at the closing of the Merger;

•
assisting Parent to obtain waivers, consents, estoppels and approvals from other parties to material licenses, leases, encumbrances and contracts relating to the Company and its subsidiaries and to arrange discussions among Parent, the providers of the Debt Financing and their respective representatives with other parties to material licenses, leases, encumbrances and contracts as of the closing of such Debt Financing; and

•
providing (at least three business days) prior to the closing documentation and other information about the Company and its subsidiaries to the extent actually required by the “know your customer” and anti-money laundering rules and regulations under the USA PATRIOT Act.

Asset Dispositions
Subject to certain exceptions set forth in the Merger Agreement, the Company shall, and shall cause its subsidiaries to, use their reasonable best efforts to provide all cooperation in connection with certain restructurings or transfers of assets or liabilities of the Company and/or its subsidiaries, including the sale of The Sun to Charity (which may be effective and operative immediately prior to, and contingent upon, the Closing), in each case as may be reasonably requested by Parent. Without limiting the foregoing, Alden has advised the Special Committee that Alden and Mr. Bainum are no longer negotiating regarding a proposed sale of The Sun.
Expenses
Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries described in “The Merger Agreement—Financing; Asset Dispositions” and shall indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with such cooperation (including the Debt Financing) and any information used in connection therewith (except as a result of their gross negligence, actual fraud, bad faith or willful misconduct).
Employee Benefits Matters
The parties have agreed that Parent or surviving corporation will provide to each employee, officer or director of the Company or its subsidiaries who continues to provide services to Parent, the surviving corporation or their respective subsidiaries at Effective Time (collectively, the “Continuing Employees”) an annual rate of salary or wages that is not substantially less favorable than the annual rate of salary or wages provided to each such Continuing Employee immediately prior to the Effective Time.
Further, Parent has agreed that Parent will, or will cause its affiliates to, use commercially reasonable efforts to:
•
waive all limitations as to any pre-existing condition or waiting periods in the surviving corporation’s applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such employees may be eligible to participate in after the Effective Time; and

•
credit each Continuing Employee for any deductible, co-payment, offset or similar requirements made by Continuing Employees under any employee benefit plan of the Company or any of its Subsidiaries during the plan year for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent, Merger Sub or any of their respective Subsidiaries.

Additionally, Parent has agreed that Parent will, or will cause the surviving corporation and any applicable Subsidiary to, give Continuing Employees full credit for each such Continuing Employee’s service with the Company and its subsidiaries for purposes of eligibility, vesting, accruals and determination of the level of benefits (other than benefit accrual under any qualified or non-qualified defined benefit pension arrangements) under any employee benefit and compensation plans or arrangements maintained by Parent, Merger Sub or their subsidiaries in which a Continuing Employee is eligible to participate in after the Effective Time, to the same extent recognized by the Company immediately prior to the closing of the Merger, to the same extent that such service was credited for purposes of any comparable employee benefit or compensation plan or arrangement immediately prior to the Effective Time. However, each employee of the Company or any of its subsidiaries who, as of immediately prior to the Effective Time, is covered by a collective bargaining agreement shall be provided with compensation, benefits and terms and conditions of employment consistent with the terms of such collective bargaining agreement.
If the Closing occurs before the date annual bonuses for 2021 are paid under any annual cash incentive compensation plan of the Company or its subsidiaries (a “2021 Bonus Plan”), Parent shall, or shall cause the surviving corporation and their respective subsidiaries to, (i) continue to operate such 2021 Bonus Plan in good faith, (ii) determine, in good faith, the amounts of annual bonuses for 2021 to be paid under the 2021 Bonus Plan (together, the “Earned Bonuses”) in a manner that is consistent in all material respects with the terms of the applicable 2021 Bonus Plan and (iii) pay Earned Bonuses in accordance with the terms of such 2021 Bonus Plan. Any employee of the Company or its subsidiaries who participates in a 2021 Bonus Plan and is terminated without “cause” on or after February 16, 2021 and on or prior to the Company’s 2021 fiscal year end shall be entitled to receive a pro rated portion of his or her target 2021 annual bonus, subject to the attainment of the target level of performance (as applicable).
Notwithstanding any of the foregoing, no current or former employee, director, officer or independent contractor is a third party beneficiary of Parent’s obligations set forth in the Merger Agreement with respect to employee benefit matters.
Public Announcements
Subject to certain exceptions described in the Merger Agreement, the Company and Parent shall consult with each other before issuing any press release or making a public statement with respect to the Merger Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by the Merger Agreement beyond the scope of the disclosure included in the press release or public statement with respect to which the other party had been consulted.
Section 16 Matters
Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of shares of the Company’s common stock in connection with the transactions contemplated by the Merger Agreement (including derivative securities) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Notices of Certain Events
Each of the Company and Parent shall promptly notify the other of any of the following, if such party has knowledge thereof: (a) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement; (b) any written notice or other written communication from any governmental authority in connection with the transactions contemplated by this Agreement; and (c) any legal action commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company, Parent or their respective subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by the Merger Agreement. However, a party’s good faith failure to comply with the foregoing obligation shall not provide any other party the right not to effect the transactions contemplated by the Merger Agreement unless otherwise expressly provided therein.
Stockholder Litigation
Except as otherwise described in “The Merger Agreement—Filings; Other Actions; Notification”, the Company shall control any stockholder litigation against the Company, any of its subsidiaries or any of their respective directors or executive officers relating to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement. The Company has agreed to (i) consult with Parent regularly and give Parent a reasonable opportunity to participate in the defense or settlement thereof and (ii) not settle or offer to settle any such litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).
Takeover Statutes
If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover or similar statute or regulation shall become applicable to the transactions contemplated by the Merger Agreement (other than Section 203 of the DGCL), each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent legally permitted, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable and so that the effects of any such statute or regulation on such transactions are eliminated or minimized.

Conditions to the Merger
Mutual Conditions
The obligations of each of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:
•	the receipt of the Company Stockholder Approval;
•	the absence of any court order (whether temporary, preliminary or permanent) prohibiting the consummation of the Merger; and
•	the expiration or early termination of the antitrust waiting period (and any extensions) under the HSR Act applicable to the consummation of the Merger.
Additional Conditions to the Obligations of Parent and Merger Sub
The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:
•	the Company must have performed in all material respects all obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time;
•
(i) the representations and warranties of the Company relating to certain aspects of its organization, good standing, and qualifications, corporate authority and approval, the execution of the Merger Agreement not resulting in a breach or default under the organization documents of the Company or any of its subsidiaries, certain aspects of its and its subsidiaries’ capitalization, the inapplicability of certain takeover statutes and the absence of undisclosed brokerage or finders’ fees, must be true in all material respects, (ii) the representations and warranties of the Company relating to the capital structure of the Company and its subsidiaries and the absence of a Company material adverse effect must be true and correct except for de minimis inaccuracies and (iii) the remaining representations and warranties of the Company (without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein) must be true and correct in all material respects, in each case, as of the date of the Merger Agreement and as of the date of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and in the case of clause (iii) the failure of such representation and warranties to be true and correct has not had and is not reasonably likely to have a Company material adverse effect;

•	there shall have been no Company material adverse effect since the date of the Merger Agreement; and
•	Parent shall have received at the Effective Time a certificate signed on behalf of the Company by an authorized officer of the Company certifying that all of the above conditions have been satisfied.
Additional Conditions to the Obligations of the Company
The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:
•	each of Parent and Merger Sub must have performed in all material respects all obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time;
•
(i) the representations and warranties of Parent relating to certain aspects of its organization, good standing, and qualifications, corporate authority and approval, the execution of the Merger Agreement not resulting in a breach or default under the organization documents of Parent or any of its subsidiaries and the absence of undisclosed brokerage or finders’ fees, must be true in all material respects and (ii) the other representations and warranties of Parent (without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein) shall be true and correct in all as of the date of the Merger Agreement and as of the date of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and in the case of clause (ii) the failure of such representation and warranties to be true and correct has not had and is not reasonably likely to have a material adverse effect on Parent; and

•	the Company shall have received at the Effective Time a certificate signed by an authorized officer of Parent certifying that all of the above conditions have been satisfied.

Frustration of Closing Conditions
None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or for terminating the Merger Agreement, on the failure of any condition set forth above, as the case may be, if such failure was caused by such party’s breach in any material respect of any provision of the Merger Agreement.
Termination
The Company and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time.
The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the Effective Time as follows:
•	by either Parent or the Company, if:
○	the Merger has not been consummated on or before the End Date;
○	any court has issued an order permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action is, or has become, final and non-appealable;
○	at the Special Meeting, including any adjournment or postponement thereof, the Company’s stockholders do not approve the Merger Proposal; or
○	there is an uncured breach by the other party of any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied.
•	by the Company, if:
○
prior to the Company Stockholder Approval, the Board authorizes the Company to enter into an agreement for a Superior Proposal, subject to the Company having first complied with certain matching rights and other obligations set forth in the Merger Agreement and paid the Termination Fee (as defined below); or

○
the Company has irrevocably confirmed to Parent that all of its conditions to the Merger, including the parties’ mutual conditions to the Merger, have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger or have been waived by the Company), the Company is ready, willing and able to consummate the closing of the Merger and Parent and Merger Sub nonetheless fail to complete the Closing when required by the Merger Agreement.

•	by Parent, if:
○	prior to the Company Stockholder Approval, the Board makes an Adverse Recommendation Change; or
○	the Company materially breaches its non-solicitation obligations and such breach results in an Alternative Proposal.
Termination Fee
In certain circumstances, the Company may be required to pay Parent a one-time fee equal to $20,000,000 in cash (the “Termination Fee”) if the Merger Agreement is terminated. This termination fee will be payable by the Company if the Merger Agreement is terminated:
•	by the Company in order to enter into an agreement for a Superior Proposal;
•
by Parent if (i) prior to receipt of the Company Stockholder Approval, an Adverse Recommendation Change has occurred or (ii) the Company has materially breached its non-solicitation obligations and such breach has led to receipt of an Acquisition Proposal;

•
by either Parent or the Company if, (i) prior to receipt of the Company Stockholder Approval (x) the Merger has not been consummated by the End Date, (y) the Company’s stockholders do not approve Merger Agreement at the stockholder meeting or (z) Parent terminates as a result of an uncured breach by the Company of any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, (ii) an Acquisition Proposal is publicly announced and not withdrawn prior to the receipt of the Company Stockholder Approval and the termination of the Merger

Agreement, and (iii) within 12 months after termination of the Merger Agreement, the Company enters into a definitive agreement in respect of, or the Board approves or recommends, an Acquisition Proposal, or an Acquisition Proposal is consummated (with the percentages set forth in the definition of such term in the Merger Agreement changed from 20% to 50%).
In the case of the first bullet above, the Company must pay Parent the Termination Fee immediately before and as a condition to such termination of the Merger Agreement.
In the case of the second bullet above, the Company must pay Parent the Termination Fee within two business days after such termination.
In the case of the third bullet above, the Company must pay Parent the Termination Fee concurrently with the earlier of the execution, approval, recommendation or consummation of such Acquisition Proposal described in clause (iii) of the third bullet.
Liquidated Damages Amount
If the Merger Agreement is terminated by the Company (i) if Parent breaches any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances or (ii) if the conditions to Parent’s obligations to consummate the Merger are satisfied or waived, and Parent does not consummate the Merger when required by the Merger Agreement, then Parent will be obligated to pay to the Company a one-time Liquidated Damages Amount equal to $50,000,000 in cash. The Alden Funds have agreed to guarantee Parent’s obligation to pay the Liquidated Damages Amount to the Company and certain other specified payments to the Company pursuant to the Limited Guarantee, subject to the terms and obligations set forth therein. However, such amount will not be payable if at the time that the Company terminates the Merger Agreement, Parent could have terminated the Merger Agreement as a result of the Company’s breach of its non-solicitation obligations or of its representations, warranties or covenants.
Remedies
The parties agree that if the Merger Agreement is terminated and the Termination Fee becomes due and payable and is paid by the Company, the Termination Fee will be Parent’s and Merger Sub’s sole and exclusive remedy against the Company with respect to the Merger Agreement.
In addition, the parties agree that if the Merger Agreement is terminated and the Liquidated Damages Amount becomes due and payable and is paid by Parent, the Liquidated Damages Amount will be the Company’s sole and exclusive remedy against Parent and Merger Sub with respect to the Merger Agreement.
Other than as described above, termination of the Merger Agreement will not relieve any party to the Merger Agreement of any liability or damages incurred or suffered by the other party resulting from willful breach of such party.
Prior to the termination of the Merger Agreement, the parties are also entitled to an injunction or injunctions to prevent a breach of the Merger Agreement, and to specifically enforce the performance of the terms and provisions of the Merger Agreement. The Company is entitled to specific performance of Parent’s financing obligations set forth in the Equity Commitment Letter and Parent’s and Merger Sub’s obligations to effect and consummate the Merger in the event that the Company has irrevocably confirmed to Parent that all of its conditions to the Merger, including the parties’ mutual conditions to the Merger, have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger or have been waived by the Company), the Company is ready, willing and able to consummate the closing of the Merger and Parent and Merger Sub fail to complete the Closing when required by the Merger Agreement. There is no requirement to obtain, furnish or post any bond with or as a condition to obtaining such injunction or injunctions.
Indemnification; Directors’ and Officers’ Insurance
For six years after the Effective Time, Parent and the surviving corporation will indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Company and its subsidiaries (the “Indemnified Persons”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable law or provided under the Company’s organizational documents.
For six years after the Effective Time, Parent and the surviving corporation will cause to be maintained in effect provisions in the surviving corporation’s certificate of incorporation and by-laws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers, directors, employees, fiduciaries and agents and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement.
Prior to the Effective Time, the Company will obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of the Merger Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim in respect of acts or omissions occurring prior to the Effective Time that are, with respect to coverage and amount, no less favorable than those of the Company’s existing D&O Insurance. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, for six years after the Effective Time, the surviving corporation will provide D&O Insurance in respect of acts or omissions occurring prior to the Effective Time covering the persons currently covered by the Company’s existing D&O Insurance. All such policies must have terms, conditions, coverage and amounts that are no less favorable in the aggregate to the insured directors and officers than the policies maintained by the Company as of the signing of the Merger Agreement. If the aggregate annual premium of the policies exceeds 300% of the per annum premium rate paid by the Company and its subsidiaries in its last full fiscal year as of the date of the Merger Agreement for such policies, the surviving corporation will be required to obtain D&O Insurance with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
If Parent, the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, shall assume the obligations set forth under the Merger Agreement.
The Indemnified Persons are third-party beneficiaries of the indemnification provisions of the Merger Agreement and have the right to enforce such provisions after the consummation of the Merger.
Amendments and Waivers
Prior to the Effective Time, any provision of the Merger Agreement may be amended or waived, if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party or, in the case of a waiver, by each party against whom the waiver is to be effective. After the Company Stockholder Approval has been obtained, there will be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained. Notwithstanding the foregoing, the condition requiring the Company Stockholder Approval is not waivable by any party.
Governing Law
The Merger Agreement is governed by the laws of the State of Delaware, without regard to the conflicts of law rules in other jurisdictions.
Rights Plan Amendment
On February 16, 2021, in connection with the transactions contemplated by the Merger Agreement, the Company entered into an Amendment No. 1 (the “Company Rights Plan Amendment”) to the Rights Agreement (the “Company Rights Plan”) dated as of July 28, 2020 by and between the Company and Computershare Trust Company, N.A., a federally chartered trust company. The Company Rights Plan Amendment provides, among other things, that (i) neither the approval, execution, delivery or performance of the Merger Agreement or the other contracts or instruments related thereto, nor the announcement or the consummation of the Merger, will (a) cause the Rights (as defined in the Company Rights Plan) to become exercisable, (b) cause Parent, Merger Sub or any of their Affiliates (as defined in the Company Rights Plan) or Associates (as defined in the Company Rights Plan) to become an Acquiring Person (as defined in the Company Rights Pan) or (c) give rise to a Stock Acquisition Date (as defined in the Company Rights Plan), Distribution Date (as defined in the Company Rights Plan) or Section 9(a)(ii) Event (as defined in the Company Rights Plan), (ii) the Company Rights will expire in their entirety, and the Company Rights Plan will terminate, immediately prior to the Effective Time (but only if the Effective Time occurs) without any consideration payable therefor or in respect thereof, and (iii) the “Acting in Concert” (as defined in the Company Rights Plan) provisions of the Company Rights Plan will be removed.

PROPOSAL 2
PROPOSAL 2—MERGER COMPENSATION PROPOSAL
✔	Your Board of Directors recommends a vote FOR the non-binding, advisory vote on the compensation of the Company’s named executive officers in connection with the Merger.
Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of the Company’s named executive officers, that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the completion of the Merger or on a qualifying termination of employment upon or following the consummation of the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to the Company’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of the Company’s stockholders.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive based on the following: (i) the Effective Time occurs on July 1, 2021, (ii) each named executive officer experiences a qualifying termination of employment at such time, (iii) the named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this filing, (iv) the Company Options and the Company RSUs outstanding and unvested as of July 1, 2021, taking into account any vesting that will occur prior to July 1, 2021 in accordance with their terms without regard to the Merger, (v) the price of a share of Company common stock on the completion of the Merger is $17.25, and (vi) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below.
Name	Cash ($)(1)	Equity ($)(2)	Total ($)
Terry Jimenez	814,991	1,734,000	2,548,991
Mike Lavey	362,551	582,213	944,864
(1)
Cash. The cash payments payable to the named executive officers by the Company consist of severance payable in a lump cash sum (for Mr. Jimenez) or in installments paid in accordance with the Company’s regular payroll schedule (for Mr. Lavey) in an amount equal to the sum of (1) 52 weeks of base salary (which for Mr. Lavey includes quarterly supplemental cash payments of $20,000, in consideration for Mr. Lavey’s service as the Company’s interim Chief Financial Officer), (2) any earned but unpaid annual bonus with respect to the fiscal year immediately preceding the fiscal year of termination of employment, (3) for Mr. Lavey, a pro rata portion of his annual bonus based on actual performance, and (4) for Mr. Jimenez, a pro rata portion of his annual bonus based on actual year-to-date (i.e., as of the termination date) performance of Adjusted EBITDA relative to the Board-approved Adjusted EBITDA plan with respect to the fiscal year of his termination of employment. Such cash payments are “double-trigger” (i.e., the benefits are payable only upon a termination of employment for any reason other than death, disability, or for cause or resignation for good reason within two years of a change in control of the Company). Receipt of the cash severance payment is conditioned upon the named executive officer’s execution and non-revocation of a waiver and release of claims.

Set forth below are the separate values of each of the cash payments assuming (i) a termination on July 1, 2021, (ii) for purposes of Mr. Jimenez’s pro-rata bonus, year-to-date (i.e., as of the termination date) performance of Adjusted EBITDA at target levels and (iii) for purposes of Mr. Lavey’s pro-rata bonus, achievement at target levels of the applicable performance objectives for the performance period in which Mr. Lavey’s employment is terminated.
Name	Base Salary ($)	Unpaid Bonus ($)	Pro rata bonus ($)	Total ($)
Terry Jimenez	517,500	0	297,491	814,991
Mike Lavey	316,800	0	47,951	362,551

(2)
Equity. As described in more detail in the section entitled “The Merger Agreement—Treatment of Common Stock and Equity Plan Awards” beginning on page 69, at the Effective Time, any outstanding Company Options and Company RSUs will vest in full upon the closing (i.e., “single-trigger” vesting) and be settled for the Merger Consideration (less, in the case of Company Options, the applicable exercise price). Set forth in the table below are the values of each type of unvested equity-based award (including, for Mr. Lavey’s Company RSUs, the value of dividend equivalent rights associated with the shares of Company common stock underlying Mr. Lavey’s Company RSUs) that, in each case, would vest on the closing of the Merger based on the assumed Effective Time of July 1, 2021.

Name	Company Options ($)	Company Restricted Stock Units ($)	Total ($)
Terry Jimenez	267,750	1,446,250	1,734,000
Mike Lavey	0	582,313	582,313
Merger Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company is seeking a non-binding, advisory stockholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed above in this section. The proposal gives the Company’s stockholders the opportunity to express their views on the Merger-related compensation of the Company’s named executive officers.
Accordingly, the Company is asking Company stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Company’s named executive officers, in connection with the Merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Proposal 2—Merger Compensation Proposal—Golden Parachute Compensation’ are hereby APPROVED.”
Vote Required and the Company Recommendation
The vote on this proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote not to approve this proposal on Merger-related named executive officer compensation and vote to adopt the Merger Agreement and vice versa. Because the vote is advisory in nature, it will not be binding on the Company, regardless of whether the Merger Agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the Company’s named executive officers in connection with the Merger is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to adopt the Merger Agreement. Because the Merger-related named executive officer compensation to be paid in connection with the Merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is adopted (subject only to the contractual conditions applicable thereto).
Approval, by non-binding advisory vote, of the Merger Compensation Proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” approval of the Merger Compensation Proposal. Broker non-votes will not have an effect on the Merger Compensation Proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

PROPOSAL 3
PROPOSAL 3—ADJOURNMENT PROPOSAL
✓	Your Board of Directors recommends a vote FOR the proposal to approve the adjournment of the Special Meeting from time to time, if necessary, to continue to solicit votes for the Merger Proposal.
Proposal for Adjournment
If the Company fails to receive a sufficient number of votes to approve the Merger Proposal, the Company may propose to adjourn or to postpone the Special Meeting. The Company currently does not intend to propose adjournment or postponement at the Special Meeting if there are sufficient votes to approve the Merger Proposal. If the Adjournment Proposal is adopted, the proposal will allow the Company to, if necessary from time to time, solicit additional proxies, including if there are not sufficient votes to approve the Merger Proposal in accordance with the requisite stockholder vote. Notwithstanding the inclusion or approval of the Adjournment Proposal, whether or not a quorum is present at the Special Meeting, the chair of the Special Meeting may adjourn the Special Meeting to another place, date or time, in accordance with the By-Laws.
Approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present virtually or represented by proxy at the Special Meeting. With respect to the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on the Adjournment Proposal, the abstention will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes will not have an effect on the Adjournment Proposal.

HISTORICAL SELECTED FINANCIAL INFORMATION
Set forth below is certain historical selected financial information relating to the Company. The historical selected financial data as of and for the fiscal years ended (i) December 27, 2020, (ii) December 29, 2019 and (iii) December 30, 2018 have been derived from the Company’s historical audited consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 27, 2020. More comprehensive financial information is included in those reports, including in the management’s discussion and analysis of financial condition and results of operations section. For additional information, see “Where You Can Find Additional Information.” Historical results are not necessarily indicative of results to be expected in any future period.
	Year Ended
	December 27, 2020	December 29, 2019	December 30, 2018
	(in thousands, except per share data)
OPERATING DATA:
Operating revenues	$746,250	$945,777	$1,005,662
Operating expenses	$812,774	$950,897	$1,054,028
Loss from operations	$(66,524)	$(5,120)	$(48,366)
Loss from continuing operations before income taxes	$(66,746)	$(7,564)	$(54,725)
Loss from continuing operations	$(46,816)	$(7,130)	$(41,647)
Net income (loss)	$(31,496)	$(244)	$249,647
Net income (loss) attributable to Tribune common stockholders	$(39,012)	$(5,069)	$248,791
Net loss from continuing operations, per common share - basic	$(1.28)	$(0.20)	$(1.18)
Net loss from continuing operations, per common share - diluted	$(1.28)	$(0.20)	$(1.18)
Net income (loss) attributable to Tribune common stockholders, per common share - basic	$(1.08)	$(0.85)	$7.05
Net income (loss) attributable to Tribune common stockholders, per common share - diluted	$(1.08)	$(0.85)	$7.05
Weighted average shares outstanding - basic	36,456	35,810	35,268
Weighted average shares outstanding - diluted	36,456	35,819	35,268
Other comprehensive loss recognized in continuing operations, net of taxes	$(340)	$(2,379)	$(11,843)
Comprehensive income (loss)	$(31,836)	$(2,623)	$263,201
Comprehensive income (loss) attributable to Tribune common stockholders	$(39,352)	$(7,448)	$262,345
BALANCE SHEET DATA:
Total current assets	$306,366	$193,651	$270,807
Total assets	$548,154	$682,278	$726,627
Current liabilities	$148,139	$175,362	$210,527
Non-current liabilities	$98,613	$158,589	$103,032
Total stockholders’ equity	$301,402	$284,826	$373,312
Total liabilities and stockholders’ equity	$548,154	$682,278	$726,627

MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION
Our common stock is listed for trading on NASDAQ, under the symbol “TPCO”. The table below shows the high and low sales price of our common stock, for the periods indicated, as reported on NASDAQ.
	Common Stock Price
	High	Low	Dividend Per Share
FY 2019
First quarter	$13.60	$10.26	—
Second quarter	$12.45	$7.96	$1.50
Third quarter	$8.73	$7.00	—
Fourth quarter	$13.86	$7.97	$0.25
FY 2020
First quarter	$13.32	$4.91	$0.25
Second quarter	$11.10	$6.26	—
Third quarter	$12.61	$8.58	—
Fourth quarter	$14.00	$11.14	—
FY 2021
First quarter	$18.47	$13.88	—
Second quarter (through April 16)	$18.54	$17.89	—
The closing price of our common stock on NASDAQ, on February 12, 2021, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $15.95 per share of common stock. If the Merger is completed, you will be entitled to receive $17.25 in cash, without interest, for each share of the common stock owned by you, representing a premium of approximately 45% to the closing price of the Company’s common stock on NASDAQ on December 11, 2020, the last trading day prior to the Board receiving Alden Global Capital’s proposal to acquire the Company, a premium of approximately 35% to the closing price of the Company’s common stock on NASDAQ on December 30, 2020, the last trading day prior to public disclosure of Alden Global Capital’s proposal to acquire the Company, a 21% increase from Alden’s initial proposal of $14.25 per share and a premium of approximately 8% to the closing price of the Company’s common stock on NASDAQ on February 12, 2021, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the Merger Agreement.
On April 16, 2021, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NASDAQ was $18.37 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.
Dividends
The Company has paid dividends three times in the past two years: $1.50 in the second quarter of 2019, $0.25 in the fourth quarter of 2019 and $0.25 in the first quarter of 2020. On February 19, 2020, the Board of Directors declared a cash dividend of $0.25 per share of common stock outstanding. The cash dividend of $9.1 million was paid on March 16, 2020, to stockholders of record as of March 2, 2020. On May 8, 2020, the Board suspended the Company’s quarterly cash dividend program until further notice given the unprecedented economic disruption caused by COVID-19. Additionally, under the terms of the Merger Agreement, the Company cannot declare, set aside or pay any dividend or make any other distribution in respect of our capital stock or other equity interests without Parent’s consent, prior to the termination of the Merger Agreement or the consummation of the Merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT
Name(1)	Number of Shares Beneficially Owned	Percentage of Outstanding Shares(1)
More than 5% Stockholders:	—
Alden Global Capital LLC(2) 777 South Flagler Drive West Tower, Suite 800 West Palm Beach, FL 33401	11,554,306	31.3
Nant Capital LLC(3) 9922 Jefferson Boulevard Culver City, CA 90232	8,743,619	23.7
BestReviews Inc.(4) 8985 Double Diamond Parkway, Unit B7 Reno, Nevada 89521	1,913,438	5.2
Mason P. Slaine Revocable Trust c/o Holland & Knight LLP 701 Brickell Avenue, Suite 3300 Miami, FL 33131(5)	1,264,156	3.4
Non-Employee Directors:
Carol Crenshaw(6)	84,221	*
Randall Smith(7)	—	—
Philip G. Franklin(8)	74,109	*
Christopher Minnetian(9)	19,586	*
Dana Goldsmith Needleman(10)	19,586	*
Richard A. Reck(11)	84,591	*
Named Executive Officers:
Terry Jimenez(12)	370,347	1.0
Mike Lavey	20,098	*
All current directors and executive officers as a group (8 persons)(13)	672,538	1.8
*	Less than 1%
1.
Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by each of the “More than 5% Stockholders,” we rely on each of such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, as described in the footnotes below. For each person, entity, or group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, entity, or group by the sum of 36,951,571 shares of the Company’s common stock outstanding as of April 15, 2021, plus the number of shares of common stock, if any, that such person, entity, or group had the right to acquire pursuant to the exercise of stock options or vesting of Company RSUs or other rights within 60 days of April 15, 2021. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

2.
Information presented is based on a Schedule 13D/A (Amendment No.4) filed with the SEC on February 16, 2021 and a Form 4 filed with the SEC on November 4, 2020 by Alden Global Capital and Mr. Freeman. Pursuant to the filings the reporting persons beneficially own 11,544,306 shares. AGOMF, of which Alden Global Capital is the investment manager, holds 6,345,288 shares of the Company’s common stock. AGVRMF, of which Alden Global Capital is the investment manager, holds 5,198,925 shares of the Company’s common stock. Mr. Freeman is President of Alden Global Capital. Mr. Freeman and Alden Global Capital have shared voting power and dispositive power over and aggregate of 11,544,306 shares held by AGOMF and AGVRMF.

3.
Information presented is based on a Schedule 13D/A (Amendment No. 7) filed with the SEC on January 18, 2019 by Dr. Patrick Soon-Shiong, Nant Capital, LLC (“Nant Capital”), and California Capital Equity, LLC (“CalCap”). Nant Capital beneficially owns, in the aggregate, 7,650,000 shares of the Company’s common stock. CalCap and Dr. Soon-Shiong may be deemed to beneficially own, and share with Nant Capital the power to vote and direct the vote, and the power to dispose or direct the disposition of, the 7,650,000 shares beneficially owned by Nant Capital. Dr. Soon-Shiong also directly beneficially owns 1,093,619 shares of the Company’s common stock. Dr. Soon-Shiong has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all such 1,093,619 shares. As a result, Dr. Soon-Shiong may be deemed to beneficially own, in the aggregate, 8,743,619 shares of the Company’s common stock.

4.
Information presented is based on a Schedule 13G filed with the SEC on February 13, 2018 by BestReviews Inc. Based on this Schedule 13G, BestReviews Inc. beneficially owns, and has sole power to vote and direct the vote of, and the sole power to dispose or direct the disposition of, 1,913,438 shares of the Company’s common stock.

5.
Information presented is based on a Schedule 13D/A (Amendment No. 4) filed with the SEC on March 26, 2021 by Mason P. Slaine and Mason P. Slaine Revocable Trust (“MPS Revocable Trust”). Mr. Slaine as the sole trustee of the MPS Revocable Trust, may be deemed the beneficial owner of 1,264,156 shares of the Company’s common stock as held directly by the MPS Revocable Trust as record owner. Pursuant to the filing, Mr. Slaine has sole voting power over 1,264,156 shares of the Company’s common stock and sole dispositive power over 1,264,156 shares.

6.
The number of shares beneficially owned by Ms. Crenshaw includes (a) 14,926 shares of unvested restricted stock and (b) 22,825 shares (attributable to deferred director fees converted to stock units) issuable within 60 days of April 15, 2021 if during such period (i) her service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

7.
Because Mr. Smith serves on the Board as a representative of AGOMF, AGVRMF, and their affiliates, Mr. Smith does not have a right to any economic interest in the securities of the Issuer issued to him as director compensation. AGOMF is entitled to receive all of the economic interest in the restricted Shares granted by the Issuer in respect of Mr. Smith’s Board position. Mr. Smith disclaims beneficial ownership of such restricted Shares.

8.	The number of shares beneficially owned by Mr. Franklin includes 14,926 shares of unvested restricted stock.
9.	The number of shares beneficially owned by Mr. Minnetian includes 14,926 shares of unvested restricted stock.
10.	The number of shares beneficially owned by Ms. Needleman includes 14,926 shares of unvested restricted stock.
11.
The number of shares beneficially owned by Mr. Reck includes (a) 14,926 shares of unvested restricted stock and (b) 21,877 shares (attributable to deferred director fees converted to stock units) issuable within 60 days of April 15, 2021 if during such period (i) his service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

12.	The number of shares beneficially owned by Mr. Jimenez includes 112,500 shares subject to options that are currently exercisable or that will become exercisable within 60 days of April 15, 2021.
13.
The number of shares beneficially owned by all current directors and current executive officers as a group as of April 15, 2021 includes (a) 112,500 shares subject to options that are currently exercisable, (b) 74,630 shares of unvested restricted stock, and (c) 74,630 shares issuable within 60 days of April 15, 2021 if during such period (i) the director’s service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

IMPORTANT ADDITIONAL INFORMATION REGARDING THE PURCHASER GROUP
Background on the Purchaser Group; Additional Information Regarding Members of the Purchaser Group
The Purchaser Group refers to Parent, Merger Sub, Alden, Mr. Freeman and Mr. Smith. Set forth below is the name, business address and business telephone number and certain other information for each member of the Purchaser Group and each of their directors, executive officers and other controlling persons, as applicable. During the past five (5) years, none of the persons or entities described below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five (5) years, none of the persons or entities described below nor any of their respective directors or executive officers have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Tribune Enterprises, LLC
Parent is a Delaware limited liability company formed by the Alden Funds on February 11, 2021, solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. Parent is managed by the Alden Funds and Turnpike, which are Parent’s members. Parent’s principal place of business is c/o Alden Global Capital LLC, 777 South Flagler Drive, West Tower, Suite 800, West Palm Beach, FL 33401. Parent’s telephone number is (212) 888-5500.
Tribune Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was formed by Parent on February 11, 2021, solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby. Merger Sub’s sole director is Heath Freeman. Merger Sub’s principal place of business is c/o Alden Global Capital LLC, 777 South Flagler Drive, West Tower, Suite 800, West Palm Beach, FL 33401. Merger Sub’s telephone number is (212) 888-5500.
Alden Global Opportunities Master Fund, L.P.
AGOMF, a Cayman Islands limited partnership, together with AGVRMF, beneficially owns approximately 31.6% of the issued and outstanding shares of the Company’s common stock. AGOMF’s principal business purpose is making, holding and disposing of investments. AGOMF is a member of Parent. AGOMF’s general partner is AGOF Master GP, Ltd. AGOMF’s principal place of business is c/o Alden Global Capital LLC, 777 South Flagler Drive, West Tower, Suite 800, West Palm Beach, FL 33401. AGOMF’s telephone number is (212) 888-5500.

AGOF Master GP, Ltd.
AGOF, a Cayman Islands exempted company, is the general partner of AGOMF, which, together with AGVRMF, beneficially owns 31.6% of the issued and outstanding shares of the Company’s common stock. AGOF’s principal business purpose is making, holding and disposing of investments. AGOF’s principal place of business is c/o Alden Global Capital LLC, 777 South Flagler Drive, West Tower, Suite 800, West Palm Beach, FL 33401. AGOF’s telephone number is (212) 888-5500.
Alden Global Value Recovery Master Fund, L.P.
AGVRMF, a Cayman Islands limited partnership, together with AGVRMF, beneficially owns approximately 31.6% of the issued and outstanding shares of the Company’s common stock. AGVRMF’s principal business purpose is making, holding and disposing of investments. AGVRMF is a member of Parent. AGVRMF’s general partner is AGVRF Master GP, Ltd. AGVRMF’s principal place of business is c/o Alden Global Capital LLC, 777 South Flagler Drive, West Tower, Suite 800, West Palm Beach, FL 33401. AGVRMF’s telephone number is (212) 888-5500.
AGVRF Master GP, Ltd.
AGVRF, a Cayman Islands exempted company (“AGVRF”), is the general partner of AGVRMF, which, together with the AGOMF, beneficially owns 31.6% of the issued and outstanding shares of the Company’s common stock. AGVRF’s principal business purpose is making, holding and disposing of investments. AGVRF’s principal place of business is c/o Alden Global Capital LLC, 777 South Flagler Drive, West Tower, Suite 800, West Palm Beach, FL 33401. AGVRF’s telephone number is (212) 888-5500.
Turnpike Limited
Turnpike, a Cayman Islands exempted company, is a member of Parent. Turnpike’s principal business purposes is making, holding and disposing of investments. Turnpike’s principal place of business is c/o Alden Global Capital LLC, 777 South Flagler Drive, West Tower, Suite 800, West Palm Beach, FL 33401. Turnpike’s telephone number is (212) 888-5500.
Alden Global Capital LLC
Alden Global Capital, a Delaware limited liability company, is the investment manager of the Alden Funds, which, together with the Alden Funds, beneficially owns 31.6% of the issued and outstanding shares of the Company’s common stock. Alden Global Capital is an investment advisory firm focused on opportunistic and catalyst-driven investing with a history of value creation in portfolio companies. Alden Global Capital’s principal place of business is 777 South Flagler Drive, West Tower, Suite 800, West Palm Beach, FL 33401. Alden Global Capital’s telephone number is (212) 888-5500.
Heath B. Freeman
Mr. Freeman is the President and one of the founding members of Alden Global Capital, which, together with the Alden Funds, beneficially owns 31.6% of the issued and outstanding shares of the Company’s common stock. Mr. Freeman has been Alden Global Capital’s President since 2014. He has been managing and investing in companies with an opportunistic and catalyst-driven approach since he joined Alden Global Capital’s predecessor Smith Management LLC in 2006. Prior to joining Smith Management, Mr. Freeman was an investment banker at Peter J. Solomon Company, where he specialized in mergers & acquisitions, structuring and financings. In addition to his investment research and operational responsibilities at Alden Global Capital, Mr. Freeman serves as Chief Executive Officer and Vice Chairman of the Board of Directors of Oyster Enterprises Acquisition Corp., a special purpose acquisition company, and Vice Chairman of MNG Enterprises, Inc., a company that owns media properties such as The Denver Post, Mercury News, Orange County Register and the Boston Herald. Mr. Freeman graduated with a Bachelor of Arts degree from Duke University in 2002. Mr. Freeman is a United States citizen. Mr. Freeman’s principal place of business is 777 South Flagler Drive, West Tower, Suite 800, West Palm Beach, FL 33401. Mr. Freeman’s telephone number is (212) 888-5500.
Randall D. Smith
Mr. Smith has been a director of the Company since July 2020, when he was appointed to the Board as a designee of Alden pursuant to the A&R Cooperation Agreement. Mr. Smith is the Chief of Investments and one of the founding members of Alden Global Capital, which, together with the Alden Funds, beneficially owns 31.6% of the issued and outstanding shares of the Company’s common stock. Mr. Smith has been investing in companies with an opportunistic and catalyst-driven approach for more than 50 years. Prior to focusing on principal investing through Alden Global Capital and Smith Management LLC, he established and ran R.D. Smith & Co., a company that became one of the largest enterprises in the world devoted exclusively to financially distressed companies. R.D. Smith & Co. was both a principal investor in distressed companies and a broker dealer for distressed securities. Mr. Smith exited that business in 1991 to focus exclusively on managing assets for himself and affiliated entities. Prior to creating R.D. Smith & Co., he was a partner at Bear Stearns where he headed the convertible arbitrage department and later focused on distressed investing. Mr. Smith is the Chairman of the board of directors of Oyster Enterprises Acquisition Corp., a special purpose acquisition company. Mr. Smith graduated from Cornell University in 1965 and received an MBA from the Wharton School of the University of Pennsylvania in 1967. Mr. Smith is a United States citizen. Mr. Smith’s principal place of business is 777 South Flagler Drive, West Tower, Suite 800, West Palm Beach, FL 33401. Mr. Smith’s telephone number is (212) 888-5500.
TRANSACTIONS IN COMMON STOCK
Other than the Merger Agreement and agreements entered into in connection therewith, during the past 60 days, there have been no transactions in the common stock of the Company by the Company, the Purchaser Group or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the Company or by the Purchaser Group.
TRANSACTIONS BETWEEN THE COMPANY AND THE PURCHASER GROUP
Purchaser Group
As described below, over the past two years, the Company or its affiliates have entered into certain transactions with certain members of the Purchaser Group.
•
During November 2019, the Alden Funds acquired 11,544,213 shares of the Company’s common stock at a price between $8.46 and $13.00 per share and an average of $12.60 per share. Of those shares, 9,071,529 shares were purchased from Merrick Media, LLC and Michael W. Ferro, previously the Company’s largest shareholder, in a private transaction.

•	On December 1, 2019, the Company entered into the Cooperation Agreement with the Alden Funds, which was amended and restated pursuant to the A&R Cooperation Agreement on July 1, 2020.
•
In the ordinary course of business, the Company has granted restricted shares of common stock to Mr. Smith, for his service as a member of the Board as a representative of AGOMF. Mr. Smith holds the restricted shares for the benefit of AGOMF, disclaims all beneficial ownership of such restricted shares and does not have a right to any economic interest in the securities of the Company issued to him as director compensation. AGOMF is entitled to receive all of the economic interest in the restricted shares granted by the Company in respect of Mr. Smith’s Board position.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS
No provision has been made to grant the Company’s unaffiliated stockholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or to obtain counsel, including an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for the purpose of (i) negotiating the terms of the Merger or (ii) preparing a report concerning the fairness of the Merger at the expense of the Company, any other such party or affiliate. Retaining counsel, including an unaffiliated representative, on behalf of the unaffiliated stockholders would be an additional expense incurred by the Company in connection with the Merger and would not affect the outcome of the transaction.
APPRAISAL RIGHTS
If the Merger is completed, the Company’s stockholders who do not vote in favor of the Merger Proposal and who properly demand appraisal of their shares of our common stock, and otherwise comply with the requirements for perfecting and preserving appraisal rights, will be entitled to appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the per share Merger Consideration provided for in the Merger Agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the “fair value” of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the consideration (i.e., $17.25 per share) that you would otherwise be entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the Merger Proposal and who properly demand, and do not properly withdraw their demand for, appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to such appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.
This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.
Pursuant to Section 262 of the DGCL, when a Merger Agreement will be submitted for adoption at a meeting of stockholders, a company must notify each of its stockholders who were stockholders of record on the record date for notice of such meeting, with respect to shares for which appraisal rights are available, not less than 20 days before the meeting to vote on the Merger Agreement, that appraisal rights are available. A copy of Section 262 of the DGCL must be included with the notice.
This proxy statement constitutes the Company’s notice pursuant to Section 262 of the DGCL to our stockholders that appraisal rights are available in connection with the Merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to strictly comply, timely and properly, with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, the Company encourages stockholders considering exercising such rights to seek the advice of financial and legal counsel.
If you wish to demand and perfect your right to seek appraisal of your shares of our common stock, you must satisfy each of the following conditions: (i) you must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken on the Merger Proposal at the Special Meeting, which written demand must reasonably inform us of the identity of the stockholder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock; provided that if you do not hold record ownership of your shares, such demand must be made by or on behalf of the record holder thereof; (ii) you must hold your shares of our common stock from the date of making such demand through the Effective Time; (iii) you must not vote or submit a proxy in favor of, or consent in writing to, the Merger Proposal with respect to your shares of our common stock for which you intend to demand appraisal; and (iv) you or any other stockholder or beneficial owner of shares of our common stock entitled to appraisal in connection with the Merger must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock of all such stockholders within 120 days after the Effective Time. The Company, as the surviving corporation to the Merger, is under no obligation to file any such petition and has no present intent of doing so. Accordingly, it is your obligation to initiate all necessary action to perfect your appraisal rights in respect of your shares of our common stock within the time prescribed in Section 262 of the DGCL.
If any of these conditions is not satisfied with respect to any of your shares of our common stock and the Merger is completed, you will be entitled to receive the per share Merger Consideration for such shares of our common stock as provided in the Merger Agreement, but you will not have appraisal rights with respect to such shares of our common stock. A proxy with respect to any such shares that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the Merger Proposal, result in the loss of the stockholder’s right of appraisal with respect to such shares and nullify any previously delivered written demand for appraisal in respect thereof. Therefore, a stockholder who submits a proxy for his, her or its shares of our common stock which votes “FOR” the Merger Proposal or does not contain voting instructions and who wishes to exercise appraisal rights with respect to such shares must either revoke such proxy, submit a later-dated proxy with respect to such shares containing instructions to vote “AGAINST” the Merger Proposal or “ABSTAIN” from voting on the Merger Proposal or virtually attend the Special Meeting and vote virtually “AGAINST” the Merger Proposal or “ABSTAIN” from voting on the Merger Proposal with respect to such shares. Voting against or failing to vote for the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.
All demands for appraisal (i) should be addressed to the Corporate Secretary at 560 W. Grand Avenue, Chicago, Illinois 60654, Attn: Corporate Secretary (Legal Department), (ii) must be delivered to the Company before the vote is taken on the Merger Proposal at the Special Meeting, and (iii) must be executed by, or on behalf of, the applicable stockholder of record of the shares of our common stock for which appraisal is sought. The demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the fair value of his, her or its shares of our common stock. A stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the Merger Proposal at the Special Meeting will result in the loss of appraisal rights.
Only a stockholder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name on the date the written demand for appraisal is made. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the stockholder of record. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the Transfer Agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand should state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not also the stockholder of record of such shares of our common stock. If the beneficial owner is not the stockholder of record of such shares, the beneficial holder must have the applicable stockholder of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the Effective Time.
If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the stockholder or stockholders of record and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the stockholder or stockholders of record. A stockholder of record, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others may exercise his or her right of appraisal with respect to such shares of our common stock held for one or more beneficial owners, while not exercising this right with respect to shares of our common stock held for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the stockholder of record. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record owner.
Within ten days after the Effective Time, the Company, as the surviving corporation in the Merger, must give notice of the Effective Time to each of the Company’s stockholders of record who has complied with Section 262 of the DGCL and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the per share Merger Consideration in accordance with the terms of the Merger Agreement for that holder’s shares of our common stock by delivering to the Company, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Company, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided that the foregoing will not affect the right of any stockholder that has made an appraisal demand but that has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the per share Merger Consideration, within 60 days after the Effective Time. If the Company, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand for appraisal within 60 days after the Effective Time, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the per share Merger Consideration, that such stockholders would otherwise be entitled to receive in accordance with the terms of the Merger Agreement.
Within 120 days after the Effective Time, but not thereafter, either the Company, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Company, as the surviving corporation. The Company, as the surviving corporation, has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL, and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any holder of dissenting shares will be entitled to receive from the Company, as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by Company, as the surviving corporation, or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.
If a petition for appraisal is duly filed by a stockholder of record or beneficial owner, the stockholder of record or beneficial owner must deliver a copy of the petition to the Company, as the surviving corporation, and the Company will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal and the Company, as the surviving corporation, from the Delaware Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Additionally, and notwithstanding anything herein to the contrary, because our common stock will have been publicly listed on NASDAQ, the Delaware Court of Chancery is required under Section 262 of the DGCL to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of our common stock or (ii) the per share Merger Consideration in respect of such total number of shares of common stock exceeds $1,000,000.
After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings, the Delaware Court of Chancery will determine the “fair value” of our common stock as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceedings, if the Delaware Court of Chancery so determines, by the Company, as the surviving corporation, to the stockholders entitled to receive the same, upon surrender by those stockholders of the certificates representing their shares of our common stock or, in the case of holders of uncertificated shares of our common stock, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. Notwithstanding anything herein to the contrary, at any time before the entry of judgment in the proceedings, the Company, as the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.
You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to “fair value” under Section 262 of the DGCL. Although we believe that the per share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the per share Merger Consideration that stockholders would otherwise be entitled to receive in accordance with the terms of the Merger Agreement. Moreover, we do not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the per share Merger Consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each stockholder party to the appraisal proceeding is responsible for its own attorneys’ fees and expert witnesses’ fees and expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of our common stock will be deemed to have been automatically canceled, ceased to exist, and converted at the Effective Time into the right to receive the per share Merger Consideration, pursuant to the Merger Agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the per share Merger Consideration offered pursuant to the Merger Agreement.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.
In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights are encouraged to consult their legal and financial advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.
DELISTING AND DEREGISTRATION OF COMMON STOCK
If the Merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.
SUBMISSION OF STOCKHOLDER PROPOSALS
If the Merger is consummated, we will not have public stockholders, and there will be no public participation in any future meeting of stockholders of Tribune. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Tribune will hold the regular annual meeting of its stockholders in 2021 only if the Merger is not completed in the currently expected timeframe.
Proposals of stockholders that are intended to be considered for inclusion in our proxy statement relating to our regular annual stockholders meeting in 2021 (if held) (i) must have been received by the Corporate Secretary at our principal executive offices by the close of business on February 20, 2021, unless the date of our regular annual stockholders meeting in 2021 (if held) is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2020 Annual Meeting (which is May 21, 2021), in which case the proposal must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90 days prior to such annual meeting or the close of business on the date that is 10 days after the date on which public announcement of such meeting is first made; and (ii) must have satisfied the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our By-Laws for stockholder proposals in order to be included in our proxy statement for the meeting.
As prescribed by Rule 14a-8(b) under the Exchange Act, a stockholder must, among other things, have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.
Please note that if we hold our regular annual stockholders meeting in 2021, and the date of the 2021 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2020 Annual Meeting (which is May 21, 2021), notice by the stockholder to be timely must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.
In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice under our bylaws. A copy of the pertinent

By-Law provisions is available upon request to the following address: Corporate Secretary, Tribune Publishing Company, 560 W. Grand Avenue, Chicago, Illinois 60654.
Additional information regarding the procedures to submit a stockholder proposal at the 2021 annual meeting, if one will be held, is included in the Company’s proxy statement for its 2020 annual meeting of stockholders, filed on April 7, 2020.
WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review the Company’s SEC filings on its website at https://investor.tribpub.com/. Information included on the Company’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into this or any other filing with the SEC.
The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that the Company has previously filed with the SEC as well as the Annexes to this proxy statement. These documents contain important information about the Company and its financial condition.
The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:
•	Annual Report on Form 10-K, for the fiscal year ended December 27, 2020, filed with the SEC on March 8, 2021; and
•	Current Reports on Form 8-K, filed with the SEC on December 31, 2020, February 17, 2021, March 4, 2021, April 5, 2021 and April 19, 2021.
All documents that the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the Special Meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.
You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the Company at the following address or via the Company’s website at https://www.tribpub.com/#investor-relations.
If you would like to request documents, please do so by May 7, 2021 to receive them before the Special Meeting. If you request any incorporated documents, the Company will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.
You should rely only on the information contained in this proxy statement, including the Annexes attached hereto or the information incorporated by reference herein, to vote your shares virtually at the Special Meeting. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated April 20, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ADMISSION PROCEDURE
Admission
Admission is limited to stockholders of record on April 15, 2021 or a stockholder’s authorized proxy holder or a representative. To enter and participate in the Special Meeting, stockholders will need their assigned 16-digit control number.
Admission for Registered Holders
You are entitled to attend the Special Meeting if you were a Company stockholder as of the Record Date or you hold a valid proxy for the Special Meeting. As the Special Meeting is virtual-only, stockholders of record as of the Record Date, and persons holding valid proxies from stockholders of record, are entitled to participate in and submit questions in writing during the Special Meeting by visiting www.virtualshareholdermeeting.com/TPCO2021. To participate in the online Special Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 9:45 a.m. Central Time. Please allow ample time for the online check-in procedures.
Admission for Beneficial Holders
If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, your assigned 16-digit control number should be included with the voting instructions received from your bank, brokerage firm, or other nominee. You will need your assigned 16-digit control number to enter and participate in the virtual Special Meeting. If your bank, brokerage firm or other nominee has not provided you with a 16-digit control number, please contact them for instructions on how to attend the virtual Special Meeting.

ANNEXES
Annex A	Agreement and Plan of Merger, dated as of February 16, 2021, by and among Tribune Publishing Company, Tribune Enterprises, LLC and Tribune Merger Sub, Inc.

Annex B	Opinion of Lazard & Frères, dated as of February 16, 2021.

Annex C	Section 262 of the Delaware General Corporation Law.

ANNEX A – AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

dated as of

February 16, 2021

among

TRIBUNE PUBLISHING COMPANY,

TRIBUNE ENTERPRISES, LLC,

and

TRIBUNE MERGER SUB, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 16, 2021, among Tribune Publishing Company, a Delaware corporation (the “Company”), Tribune Enterprises, LLC, a Delaware limited liability company (“Parent”), and Tribune Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
W I T N E S S E T H :
WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation of a special committee thereof consisting only of independent and disinterested directors (the “Special Committee”), and the respective boards of directors of Parent and Merger Sub, have approved and declared advisable that the respective stockholders of the Company and Merger Sub approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company after giving effect to the consummation of such transaction.
“Adverse Recommendation Change” means, with respect to the Board of Directors (or any committee thereof), (a) withholding, withdrawing, amending, qualifying or modifying, or publicly proposing to withhold, withdraw, amend, qualify or modify, the Company Recommendation in a manner adverse to Parent or its Affiliates, (b) adopting, approving, endorsing, recommending or otherwise declaring advisable (or proposing to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal, (c) failing to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent so requests in writing or, if the Company Stockholder Meeting is scheduled to be held within five (5) Business Days, within one (1) Business Day, if possible, before the Company Stockholder Meeting (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion with respect to each Acquisition Proposal), (d) making any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or a substantially similar communication), (e) failing to include the Board of Directors Recommendation in the Proxy Statement or (f) taking any action or make any public statement inconsistent with the Company Recommendation.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that for purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company, and vice versa.
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s report on Form 10-Q for the quarterly period ended on the Company Balance Sheet Date.
“Company Balance Sheet Date” means September 27, 2020.
“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.
“Company Employee” means an employee, director or officer of the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, properties, business or results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from (i) changes or proposed changes in GAAP or the interpretation thereof, (ii) general economic or political conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iv) changes or proposed changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, natural disasters, epidemics, pandemics or other widespread diseases (including COVID-19 and any COVID-19 Measures), (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Subsidiaries, including the impact on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons resulting from any of the foregoing and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement ((A) other than, in each case, with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the transactions contemplated hereby and (B) excluding, for the avoidance of doubt, any breach of this Agreement by the Company), (vii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the express written request of Parent or Merger Sub, (ix) changes in the price and/or trading volume of the shares of Company Common Stock or any other securities of the Company on NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required or expressly contemplated to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the consummation of the Merger, except, in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and its Subsidiaries operate (in which case the incremental material and disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) or (b) would prevent the Company from consummating the Merger or the other transactions contemplated hereby.
“Company Plan” means any material written or unwritten compensatory or benefit plan, program, policy, practice, arrangement or agreement, in each case, that is sponsored, maintained, entered into, contributed, or required to be contributed, to by the Company or any of its Subsidiaries for the benefit of any Company Service Provider, other than any such plan or agreement that is (i) a Multiemployer Plan; (ii) statutorily mandated or (iii) implemented, administered or operated by any Governmental Authority.
“Company Rights Plan” means the Rights Agreement, dated as of July 28, 2020, between the Company and Computershare Trust Company, N.A.
“Company Service Provider” means an employee, director, officer or individual independent contractor of the Company or any of its Subsidiaries.
“Company Stock Plan” means the tronc, Inc. 2014 Omnibus Incentive Plan.
“Company Stockholder Approval” means adoption of this Agreement and approval of the Merger and other transactions contemplated hereby by the affirmative vote, at a stockholders’ meeting duly called and held for such purpose, of holders of at least (x) 66 2/3% of the outstanding shares of Company Common Stock entitled to vote on such matters, other than those “owned” (as defined in Section 203(c)(9) of Delaware Law) by Parent or Merger Sub and their affiliates and associates (each as defined in Section 203(c) of Delaware Law) and (y) a majority in voting power of the outstanding shares of Company Common Stock entitled to vote on such matters.
“Contract” means any written or oral contract, agreement, license, franchise, lease, instrument, arrangement, commitment, understanding, joint venture, partnership or other right or obligation to which a Person or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which any of their respective properties or assets is subject or any other document or writing, physical or electronic, evidencing any of the foregoing.
“Competition Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Applicable Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority (whose geographic scope of authority or responsibility includes any of the locations in which the Company, its Subsidiaries or Company Employees are located) in connection with or in response to COVID-19.
“Delaware Law” means the General Corporation Law of the State of Delaware.
“Environmental Laws” means any Applicable Law relating to public health and safety, worker/occupational health and safety (to the extent relating to the handling of, or exposure to, Hazardous Substances), pollution, or protection of the environment, including those relating to the presence, use, manufacturing, production, generation, handling, transportation, treatment, recycling, storage, disposal, importing, labeling, testing, Release, cleanup or control of Hazardous Substances.
“Excluded Company Persons” means Parent, its Subsidiaries and Affiliates, and its and their respective directors and officers, in each case as of the date of this Agreement and/or as of the record date set in respect of the Company Stockholder Meeting and including, for the avoidance of doubt, Alden Global Capital LLC and its Affiliates, and the Persons in which any of the foregoing Persons have a pecuniary interest or in the name of which the shares of Company Common Stock of any of the foregoing Persons are registered or beneficially held, whether directly or indirectly.
“Excluded Information” shall mean (1) any information customarily provided by financing sources or their counsel; or (2) any other information not required for a customary syndication or placement (as applicable) of a Debt Financing of the applicable type.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or Group Companies, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001 of ERISA, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or NASDAQ or any self-regulatory organization.
“Hazardous Substance” means any substance, material or waste which is regulated by, or subject to investigation, remediation, corrective action or control under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “toxic waste,” “pollutant,” or “contaminant” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos or asbestos-containing materials, radon, toxic mold, per- or polyfluoroalkyl substances, urea formaldehyde, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to any Person as of any time, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others (other than by endorsement of negotiable instruments for collection in the ordinary course of business), (g) financing lease obligations that are required to be capitalized in accordance with GAAP, which, for the sake of clarity, does not include operating lease obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any parent entity appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties and (vi) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes hereof, Indebtedness shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness made in the ordinary course of business.

“Intellectual Property” means trademarks, service marks, trade names, trade dress, domain names and other indications of origin, and the goodwill associated with the foregoing, mask works, inventions, patents, trade secrets, copyrights, know-how, rights in computer software and code (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights, in each case anywhere in the world.
“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, industrial control systems, and all other information technology equipment, and all associated documentation.
“Key Employee” means any employee of the Company or any of its Subsidiaries whose annual base compensation is $70,000 or more.
“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the officers of Parent.
“Legal Action” means any actions, suits, demands, complaints, objections, hearings, notices, arbitrations, grievances, litigations, claims, petitions, appeals, charges or other civil, administrative or criminal proceedings or investigations (whether at law or in equity, before any Governmental Authority or before any arbitrator).
“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, easement, right-of-way, lease, prescription right, encroachment, servitude, option, pre-emptive right, right of first offer or right of first refusal, transfer restriction, adverse ownership claim, title or survey defect, covenant, condition, restriction, encumbrance or other similar restriction, limitation or adverse claim of any kind in respect of such property or asset, whether incurred, arising or suffered voluntarily or by operation of law. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease, finance lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing.
“Liquidated Damages Amount” means an amount equal to $50,000,000.
“Multiemployer Plan” has the meaning set forth in Sections 3(37) and 4001(a)(3) of ERISA.
“NASDAQ” means The NASDAQ Stock Market LLC.
“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that has or would reasonably be expected to prevent Parent or Merger Sub from performing its obligations hereunder or prevent the consummation of the transactions contemplated by this Agreement.
“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established therefor in the Company Balance Sheet in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business and that are not yet due and payable or that are being contested in good faith by appropriate proceedings; provided, however, that an appropriate reserve has been established therefor in the Company Balance Sheet in accordance with GAAP, (iv) easements, rights-of-way, reservations and restrictions of record that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (v) any Liens or encumbrances on title affecting only a lessor’s (or sublessor’s) interest in any of the Leased Real Property, (vi) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, but excluding any violation thereof or any Lien arising as a result of a violation thereof, (vii) Liens related to the Company’s workers’ compensation insurance and (vii) Liens disclosed on Section 1.01(a)(ii) of the Company Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any information that, alone or in combination with other information held by or on behalf of the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any Applicable Law relating to the collection, storage, use, processing, disclosure or transfer thereof.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into or through the environment, and any abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substance.
“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants and other advisors of such Person, acting on such Person’s behalf.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
“Tax” means any U.S. federal, state, local, or non-U.S. tax, charge, duty, levy or other assessment, in each case, in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, unclaimed property, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by any Taxing Authority responsible for the imposition of any such tax, and including any interest, penalty or addition thereto.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Taxing Authority” means any Governmental Authority having authority with respect to Taxes or Tax Returns.
“Third Party” means any Person, including any group (as defined in Section 13(d) of the 1934 Act) of Persons, other than Parent, its Affiliates and Representatives acting on Parent’s behalf.
(b) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
2021 Bonus Plan	7.04(d)
A&R Cooperation Agreement	5.08
Adverse Recommendation Change	6.04(a)
Agreement	Preamble
Anti-Corruption Laws	4.13(a)
Antitrust Division	8.01(b)
Baltimore Sun Sale	6.06(b)
Board of Directors	Recitals
Certificate of Merger	2.01(c)
Certificates	2.03(a)
Closing	2.01(b)
Closing 8-K	6.07
Collective Bargaining Agreements	4.21(a)(v)
Company	Preamble
Company Affiliate Contract	4.26
Company Cash	2.03(a)

Term	Section
Company Common Stock	4.05(a)
Company Option	2.05(b)
Company Permits	4.12(b)
Company Preferred Stock	4.05(a)
Company Recommendation	4.02(b)
Company RSA	4.05(a)
Company RSU	2.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.03(b)
Debt Financing	6.06(a)
D&O Insurance	7.03(c)
e-mail	11.01
Earned Bonuses	7.04(d)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Estimated Closing Date Cash	2.03(a)
Exchange Agent	2.03(a)
FTC	8.01(b)
Guarantee	5.10(a)
Guarantors	5.09
Indemnified Person	7.03(a)
Intervening Event	6.04(f)(ii)
Leased Real Property	4.14(b)
Letter of Transmittal	2.03(a)
Material Contract	4.20(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Sub	Preamble
OFAC	4.13(b)
Owned Intellectual Property	4.15(a)
Owned Real Property	4.14(b)
Parent	Preamble
Privacy Policies	4.15(d)
Proxy Statement	4.09
Real Property	4.14(b)
Real Property Lease	4.14(b)
Schedule 13E-3	4.09
Special Committee	Recitals
Subject Securities	7.05(a)
Superior Proposal	6.04(f)(i)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)(i)
Transfer	7.05(c)
Uncertificated Shares	2.03(a)
WARN Act	4.18(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (i) publicly available on the SEC EDGAR database; (ii) delivered by or on behalf of the Company to Parent or Parent’s representatives via e-mail or in hard copy form or (iii) uploaded prior to the execution of this Agreement in the “Project Alinea” dataroom hosted on Datasite, in each case, at least two Business Days prior to the date of this Agreement.
ARTICLE 2
THE MERGER
Section 2.01. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.
(c) Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, duties, restrictions and disabilities of the Company and Merger Sub, and all property, real, personal and mixed, and all debts due to either of the Company or Merger Sub shall be vested in the Surviving Corporation, all as provided under Delaware Law.
Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any share of capital stock of the Company, Parent or Merger Sub:
(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $17.25 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.
(b) Each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.
(c) Each share of Company Common Stock held by any Subsidiary of the Company, Parent, Merger Sub or any other Excluded Company Person immediately prior to the Effective Time shall be converted into such number of common shares of the Surviving Corporation such that the shares issued in respect thereof to each such Person represent the same percentage of the outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time as such Person owned in the Company immediately prior to the Effective Time.
(d) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares referenced in clause (c) above, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). The Exchange Agent agreement pursuant to which Parent shall appoint the Exchange Agreement shall be in form and substance reasonably acceptable to the Company and Parent. Prior to the Effective Time, Parent shall make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the shares represented by such Certificates and the Uncertificated Shares. Such funds may be invested by the Exchange Agent as directed by Parent; provided that such funds shall only be invested in the manner provided in the Exchange Agent Agreement, and no such investment or losses thereon shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration, and to the extent necessary to pay the Merger Consideration, Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Company Common Stock entitled to receive such consideration. As promptly as practicable after the Effective Time (but no later than two Business Days thereafter), the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and Parent and finalized prior to the Effective Time and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange (the “Letter of Transmittal”). The Company shall prepare in good faith and provide to Parent no later than three Business Days prior to the Closing Date a written statement setting forth in reasonable detail its good faith estimate of the total unrestricted cash of the Company and its Subsidiaries as of the Closing Date (the “Estimated Closing Date Cash”). At Closing, the Company shall wire to the Exchange Agent an amount of cash specified by the Parent (“Company Cash”), the proceeds of which will be used by the Exchange Agent to pay a portion of the Merger Consideration. At least one day prior to the Closing, the Parent shall deliver to the Company written notice of the amount of Company Cash to be wired to the Exchange Agent and appropriate wire instructions. The Company Cash shall not be greater than the amount of the Estimated Closing Date Cash.
(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each share of Company Common Stock represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.
(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon.
(f) None of Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.
Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted such shares in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.02, without interest. The Company shall give Parent prompt notice and a copy of any written demands received by the Company for appraisal of shares, attempted withdrawals of such demands and any other instruments served pursuant to Applicable Law that are received by the Company relating to a holder’s rights of appraisal. Parent shall have the right to lead all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
Section 2.05. Treatment of Equity Awards. (a) At the Effective Time, each restricted stock unit payable upon settlement in Company Common Stock (or the intrinsic value of which is determined by reference to the value of Company Common Stock) granted under the Company Stock Plan or otherwise, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time (each, a “Company RSU”) shall become fully vested and shall be automatically canceled as of the Effective Time and converted into the right of the holder thereof to receive, immediately after the Effective Time in accordance with Section 2.05(c), a cash payment, without interest, in an amount equal to the product of (i) the Merger Consideration, and (ii) the number of shares of Company Common Stock underlying such Company RSU (and then adding, if applicable, the value of any dividend-equivalent rights accrued with respect to such Company RSU as of the Effective Time); provided that any Company RSU that constitutes “deferred compensation” for purposes of Section 409A of the Code shall be settled in accordance with its terms and at a time that would not result in the application of additional Taxes or penalties under Section 409A of the Code.
(b) At the Effective Time, each option to purchase Company Common Stock granted under the Company Stock Plan or otherwise, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time (each, a “Company Option”) shall become fully vested and shall be automatically canceled as of the Closing Date and converted into the right of each holder of a Company Option that has an exercise price per share of Company Common Stock that is less than the Merger Consideration to receive, immediately after the Effective Time in accordance with Section 2.05(c), a cash payment, without interest, in an amount equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per share of Company Common Stock of such Company Option, and (ii) the number of shares of Company Common Stock issuable in respect of such fully vested Company Option as of immediately prior to the Effective Time. For the avoidance of doubt, each Company Option that has a per share exercise price that is equal to or greater than the Merger Consideration shall automatically be forfeited and cancelled as of the Effective Time without payment of any consideration and shall have no further force or effect.
(c) Subject to Section 2.05, all payments under this Section 2.05 shall be made at or as soon as practicable after the Effective Time (and in no event later than five (5) calendar days following the Effective Time), pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and shall be subject to any applicable withholding Taxes.
(d) Prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall provide any notice required under the Company Stock Plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plan or any outstanding awards granted thereunder and take all other actions required to give effect to the transactions contemplated in this Section 2.05.
Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any settlement of Company RSUs or exercise of Company Options, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. For the avoidance of doubt, nothing in this Section 2.06 shall be deemed to permit the Company to take, or suffer to be taken, any of the aforementioned actions in violation of its obligations herein, including as set forth in Section 6.01.
Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.
Section 2.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Article 2 or any other payments pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax law or under any other Applicable Law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and pays them over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
Section 2.09. Tax Treatment. The parties hereto acknowledge and agree that for U.S. federal (and applicable state and local) income Tax purposes the transfer by the Company to the Exchange Agent of the Company Cash and use of the Company Cash as part of the Merger Consideration pursuant to the Merger shall be treated as a sale or exchange of the applicable portion of the Company Common Stock that corresponds to the Company Cash pursuant to Zenz v. Quinlivan, 213 F.2D 917 (6th Cir. 1954) unless otherwise required by Applicable Law.
ARTICLE 3
THE SURVIVING CORPORATION
Section 3.01. Certificate of Incorporation. Subject to Section 7.03(b), at the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth in the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall instead refer to “Tribune Publishing Company”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.
Section 3.02. Bylaws. Subject to Section 7.03(b), at the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in the bylaws of Merger Sub in effect immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall instead refer to “Tribune Publishing Company”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in any Company SEC Document filed at least 2 Business Days before the date of this Agreement (including the exhibits and schedules thereto, but excluding (i) any forward-looking disclosures set forth in any “risk factors” section, (ii) any disclosures in any “forward-looking statements” section and (iii) any other statements that are similarly predictive, cautionary or forward-looking in nature; it being understood that nothing disclosed in any Company SEC Document shall be deemed to be a qualification of or modification to the representations and warranties in Section 4.01, Section 4.02, Section 4.05 or Section 4.06) or, subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:
Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the receipt of the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware Law. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies in any Legal Action (collectively, the “Enforceability Exceptions”)).
(b) At a meeting duly called and held, the Board of Directors (upon the unanimous recommendation of the Special Committee) has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) directed that the adoption of this Agreement and approval of the Merger and other transactions contemplated hereby be submitted to a vote at a meeting of the Company’s stockholders and (iv) resolved, subject to Section 6.04(b), to recommend approval and adoption of this Agreement and the Merger and other transactions contemplated hereby by its stockholders (such recommendation, the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn, except as permitted under Section 6.04(b).
Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Proxy Statement and the Schedule 13E-3, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of NASDAQ and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.04. Non-Contravention. Except as set forth on Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, in each case, with or without notice, the lapse of time or both, under any provision of any Contract or other instrument binding upon the Company or any of its Subsidiaries or their respective properties or assets or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries or result in a violation of, a termination (or right of termination) or cancellation of, or default under, or the creation or acceleration of any obligation or the loss or reduction of a benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, or other Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and 30,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of February 12, 2021, there were outstanding (i) 36,726,500 shares of Company Common Stock (including restricted shares of Company Common Stock (“Company RSAs”) relating to an aggregate of 84,723 shares of Company Common Stock), (ii) no shares of Company Preferred Stock, (iii) Company RSUs relating to an aggregate of 884,213 shares of Company Common Stock and (iv) Company Options to purchase an aggregate of 290,301 shares of Company Common Stock (of which options to purchase an aggregate of 290,301 shares of Company Common Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Options will be, when issued duly authorized and validly issued and fully paid and non-assessable. Since February 12, 2021 through the date hereof, other than as a result of any settlement of Company RSUs or exercise of Company Options, neither the Company nor any of its Subsidiaries has (1) issued, delivered, sold, announced, pledged, transferred, subjected to any Lien or granted or otherwise encumbered or disposed of any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.
(b) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote, or the value of which is directly based upon or derived from the capital stock, voting securities or other Company on which stockholders or equityholders of the Company or any of its Subsidiaries may vote, or the value of which is directly based upon or derived from the capital stock, voting securities or other Company Securities of the Company or any of its Subsidiaries.
(c) Except as set forth in this Section 4.05, pursuant to the Company Rights Plan and for changes since February 12, 2021 resulting from any settlement of Company RSUs or exercise of Company Options, as of the date hereof there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company, (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Securities or any securities of the Company’s Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.
(d) None of the Company Securities are owned by any Subsidiary of the Company.
(e) Section 4.05(e) of the Company Disclosure Schedule contains a correct and complete list, as of the date hereof, of all outstanding Company Options and Company RSUs, including the holder, the date of grant, and where applicable, the number of shares of Company Common Stock currently outstanding under such award, exercise price, term and vesting schedule (to the extent the award is not fully vested). All Company Options and Company RSUs are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent.
(f) Neither the Company nor any of its Subsidiaries is a party to any Contract limiting the ability of the Company or any of its Subsidiaries to make any payments, directly or indirectly, by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments or any other Contract that restricts the ability of the Company or any of its Subsidiaries to make any payment, directly or indirectly, to its stockholders.
Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019.
(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any material Lien. As of February 12, 2021, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
Section 4.07. SEC Filings; Internal Control. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, certifications, registration statements, proxy statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2019 (the reports, schedules, forms, certifications, registration statements, proxy statements, prospectuses and other documents filed or furnished with the SEC (whether required or filed on a voluntary basis, in each case, including any supplements or amendments thereto and all exhibits and schedules thereto and other information incorporated therein by reference, the “Company SEC Documents”).
(b) As of its filing or furnishing date, each Company SEC Document complied, and each Company SEC Document files subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
(c) As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date hereof, as of the date of such amended or superseded filing or furnishing), each Company SEC Document filed or furnished pursuant to the 1934 Act did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules, regulations and forms of the SEC and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer and the principal financial officer of the Company to make the certifications required under the 1934 Act with respect to such reports. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) as required by Rule 13a-15 under the 1934 and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries for external purposes in accordance with GAAP. Except as set forth on Section 4.07(e) of the Company Disclosure Schedule, since January 1, 2019, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s Internal Controls.
Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, none of which are expected to be material individually or in the aggregate). Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.
Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (including any amendments or supplements thereto and any other document incorporated or referenced therein, the “Proxy Statement”) and the Rule 13E-3 transaction statement on Schedule 13E-3 of the Company to be filed with the SEC in connection with the Merger (including any amendments or supplements thereto and any other document incorporated or referenced therein, the “Schedule 13E-3”) will, when definitively filed with the SEC, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and Schedule 13E-3 and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, the Proxy Statement and Schedule 13E-3, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement or Schedule 13E-3 based upon information supplied in writing to the Company by Parent or Merger Sub or any of their respective Representatives specifically for use or incorporation by reference therein.
Section 4.10. Absence of Certain Changes. Except as set forth on Section 4.10 of the Company Disclosure Schedule, since the Company Balance Sheet Date through the date of this Agreement (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had a Company Material Adverse Effect.
Section 4.11. No Undisclosed Material Liabilities. As of the date hereof, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company, other than: (a) liabilities or obligations disclosed and accrued for or otherwise reflected in the Company Balance Sheet; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities or obligations permitted by, or incurred pursuant to the transactions contemplated hereby; and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.12. Compliance with Laws; Permits.
(a) The Company and each of its Subsidiaries are and have been at all times since January 1, 2018 in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of Company and its Subsidiaries has all licenses, permits, franchises, approvals, authorizations, registrations, certifications, accreditations and consents of all Governmental Authorities (collectively, the “Company Permits”) that are necessary or required pursuant to Applicable Law (including Environmental Law) for conduct of its business as conducted by it as of the date of this Agreement, except for failures to have any Company Permits that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries is violating any Company Permits, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, since January 1, 2018, none of Company or any of its Subsidiaries has received any notice of any action pending or, to the knowledge of Company, threatened by any Governmental Authority to revoke, withdraw, modify, restrict or suspend any Company Permit, and no event has occurred which, with or without the giving of notice, the passage of time, or both, has resulted in, or would reasonably be expected to result in, a revocation, withdrawal, modification, restriction or suspension of any Company Permit, except for any such events that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.13. Compliance with Anti-Corruption and Anti-Money Laundering Laws; Sanctions.
(a) Since January 1, 2018, none of the Company or any of its Subsidiaries or any of their respective directors or officers, or to the Knowledge of the Company, any of their other respective agents or Persons acting on their behalf, has, in connection with or acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, engaged in any unlawful activity or made any unlawful payment or otherwise offered anything of value in violation of any Applicable Law governing corrupt practices or money laundering, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”). Since January 1, 2018, neither the Company nor any of its Subsidiaries has made any disclosure to a Governmental Authority, or conducted any internal investigation concerning any actual or alleged violation of any Anti-Corruption Law. The Company and its Subsidiaries have implemented and maintain in effect policies, procedures, and controls, including a system of internal accounting controls, which are reasonably designed to comply with applicable Anti-Corruption Laws, and have maintained complete and accurate books and records of payments, gifts, and other things of value provided to any agents, consultants, representatives, third parties, and Governmental Authorities.
(b) Neither the Company nor any of its Subsidiaries nor any of their directors or officers, nor to the Knowledge of the Company any employees or agents of the Company or its Subsidiaries is (i) on the list of Specially Designated Nationals and Blocked Persons or any similar list of sanctioned or restricted persons issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or any other U.S. Governmental Authority; (ii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly by a Person or Persons described in clause (i); or (iii) located, resident, or organized in a country or territory that is the target of country or territory-wide Applicable Laws of the United States relating to imports, exports and economic sanctions, including all such Applicable Laws administered by OFAC, the U.S. Department of Commerce, and the U.S. Department of State.
Section 4.14. Litigation.
(a) As of the date hereof, there is no Legal Action pending against, or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries before (or, in the case of threatened Legal Action, that would be before) any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Since January 1, 2018, no material order, injunction, judgment, decree or corporate integrity agreement or settlement agreement with a Governmental Authority has been entered that imposes any material continuing obligations on the Company or any of its Subsidiaries. Section 4.14(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Legal Action and order, injunction, judgment or decree that (i) resulted in any criminal sanctions to the Company its Subsidiaries since January 1, 2018, or, to the Knowledge of the Company, resulted in any criminal sanctions to the Company or its Subsidiaries prior to January 1, 2018, (ii) since January 1, 2018, resulted in an order, injunction, judgment or decree requiring payments in excess of $500,000, in each case by or against the Company or its Subsidiaries or, in their capacity as such, any of their respective officers or directors, or (iii) imposed any injunctive relief with respect to, or that has required the Company or its Subsidiaries to materially alter, its business practices since the January 1, 2018, or, to the Knowledge of the Company, imposed any injunctive relief with respect to, or that has required the Company or its Subsidiaries to materially alter, its business practices prior to January 1, 2018. There are no Legal Actions pending, or to the Knowledge of the Company, threatened against the Company or its Subsidiaries that seek to materially interfere with or delay the consummation of the transactions contemplated by this Agreement.
Section 4.15. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.15(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid (and, with respect to Owned Real Property, marketable and record) title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, in each case, free and clear of all Liens other than Permitted Liens.
(b) As of the date hereof, Section 4.15(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) all real property leased by or for the benefit of the Company or any of its Subsidiaries for which the Company or its Subsidiaries make minimum annual base rent payments of $250,000 (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has delivered or made available to Parent copies of all leases, subleases or licenses, and all material amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).
(c) Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, (i) each Real Property Lease is valid and in full force and effect, (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and (iii) neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease. The Company has not collaterally assigned or granted any mortgage or other security interest in any Real Property Lease or any interest therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there are no Liens on the estate or interest created by any Real Property Lease other than Permitted Liens.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received any written notice that all or any portion of Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority (or other party with the power of eminent domain) with or without payment of compensation therefor.
(e) Except for any Permitted Liens and as set forth in Section 4.15(e) of the Company Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use and (ii) all structures and other buildings on the Real Property are in good operating condition without structural defects, are suitable and sufficient for the current use thereof, and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.
(f) The Real Property constitutes all material interests in real property (i) currently used, occupied or held for use in connection with the business of the Company and its Subsidiaries as currently conducted and (ii) necessary for the current operation of the business of the Company and its Subsidiaries.

Section 4.16. Intellectual Property; Data Privacy and Security.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or its Subsidiaries own all right, title and interest in all Intellectual Property owned by the Company or its Subsidiaries (the “Owned Intellectual Property”) free and clear of all Liens, other than Permitted Liens and (ii) all material items of Owned Intellectual Property that are registered or otherwise filed with U.S. Patent and Trademark Office, U.S. Copyright Office, or equivalent foreign registering body anywhere in the world are subsisting and, to the Knowledge of the Company, valid and enforceable.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.16(b) of the Company Disclosure Schedule: (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any valid and enforceable Intellectual Property rights of any Person; (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Intellectual Property rights owned by the Company or its Subsidiaries; (iii) there is no material claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any valid and enforceable Intellectual Property rights of any Person; (iv) (A) none of the Owned Intellectual Property is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by the Company or its Subsidiaries and (B) there are no pending or, to the Knowledge of the Company, threatened claims or allegations seeking to challenge the validity, enforceability or ownership of the Company or any of its Subsidiaries’ rights in any material Intellectual Property owned by the Company or its Subsidiaries; and (v) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property owned by the Company or its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.16(c) of the Company Disclosure Schedule, the IT Assets owned, used or held for use by the Company or any of its Subsidiaries: (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) to the Knowledge of the Company, have not malfunctioned or failed within the past three years and (iii) to the Knowledge of the Company, are free from any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, spyware and any other disabling or malicious code.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.16(d) of the Company Disclosure Schedule, (i) to the Knowledge of the Company, the Company and its Subsidiaries have not, since January 1, 2018, experienced any unauthorized access to or other breach of security with respect to any IT Assets owned, used or held for use by the Company or any of its Subsidiaries, Personal Information or trade secrets; (ii) (A) the Company and its Subsidiaries have complied with all Applicable Laws and with their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, processing, disclosure and transfer of any Personal Information and (B) neither the Company nor any of its Subsidiaries has received a complaint from any Governmental Authority or any other third party regarding its collection, storage, use, processing, disclosure or transfer of Personal Information that is pending or unresolved and, to the Knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints; and (iii) the Company and its Subsidiaries have reasonably designed security measures in place to protect any Personal Information under their possession or control from any use or access that would violate Applicable Law, the Privacy Policies or any contractual obligations applicable to the Company or any of its Subsidiaries.
Section 4.17. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws (taking into account all extensions), and all such Tax Returns are true, correct and complete.

(b) The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of the Company, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.
(c) Except as set forth on Section 4.17(c) of the Company Disclosure Schedule, there is no audit or Legal Action now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.
(d) Neither the Company nor any of its Subsidiaries has filed with any Governmental Authority any agreement extending or waiving, the application of any statute of limitations applicable to any claim for, or the period for assessment and collection of, any Taxes.
(e) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).
(f) There are no Liens in respect of or on account of Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.
(g) Except as set forth on Section 4.17(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which is the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor, or (iii) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and its Subsidiaries).
(h) Within the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported to or intended to be governed in whole or in part by Section 355(a) of the Code.
(i) Within the last three years, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or its Subsidiary is or may be subject to taxation by such jurisdiction, which claim has not been resolved.
(j) Except as set forth on Section 4.17(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has deferred any Taxes under Section 2302 of the CARES Act, claimed any tax credit under Section 2301 of the CARES Act or otherwise taken any action to elect or avail itself of any provision of the CARES Act related to Taxes.
Section 4.18. Employee Benefit Plans. (a) Section 4.18(a) of the Company Disclosure Schedule accurately and completely lists each material Company Plan. With respect to each material Company Plan, subject to Applicable Law, the Company has made available to Parent a copy (or, to the extent no copy exists, an accurate description thereof) of such plan and all material amendments thereto.
(b) Each Company Plan has been maintained in compliance with its terms and Applicable Law, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that is intended to qualify for special tax treatment meets the requirements for such treatment.
(c) Except as set forth in Section 4.18(c) of the Company Disclosure Schedule, no Company Plan is subject to Title IV of ERISA, and no ERISA Affiliate sponsors, maintains or contributes to an employee benefit plan that is subject to Title IV of ERISA.

(d) Except as set forth in Section 4.18(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any ERISA Affiliate currently contributes to, or has contributed within the last six years, to a Multiemployer Plan, or to a “multiple employer plan”, as defined under Section 4064 of ERISA.
(e) Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect or as set forth in Section 4.18(e) of the Company Disclosure Schedule, neither the Company, Subsidiary nor any ERISA Affiliate, at any time, has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in the Company’s joint and several obligation for any “withdrawal liability”, as defined under Section 4201 of ERISA (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), without having fully satisfied any and all withdrawal liability for such a withdrawal. To the Company’s Knowledge, with respect to each Multiemployer Plan to which the Company, Subsidiary or ERISA Affiliate has contributed or been obligated to contribute in the last six years: (i) no such Multiemployer Plan has had a mass withdrawal (unless the Company’s withdrawal liability for any such mass withdrawal has been fully satisfied) or is projected to have a mass withdrawal as defined under Section 4219(c)(1)(D) of ERISA so as to result, directly or indirectly, in withdrawal liability for the Company, Subsidiaries or ERISA Affiliates under Title IV of ERISA; (ii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation) to terminate any such Multiemployer Plan; and (iii) except as forth on Section 4.18(e) of the Company’s Disclosure Schedule, no such Multiemployer Plan is in endangered, critical or critical and declining status, within the meaning of Section 305 of ERISA.
(f) Except as set forth on Section 4.18(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) would reasonably be expected to (i) entitle any current or former Company Service Provider to any material payment or material benefit (including any gross-up, indemnity or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code), or accelerate the time of payment or vesting of any material compensation or material benefits, other than with respect to the treatment of Company RSUs and Company Options in accordance with Section 2.05 or (ii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.
(g) Except as set forth in Section 4.18(g) or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Plan provides any post-retirement medical, dental or life insurance benefits to any current or former Company Service Provider (other than coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).
(h) No Legal Action (other than routine claims for benefits) is pending against or, to the Company’s Knowledge, is threatened in writing against, any Company Plan that, individually or in the aggregate, if determined or resolved, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.19. Employee and Labor Matters.
(a) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any material Collective Bargaining Agreement. To the Company’s Knowledge, as of the date hereof, there is no labor union organizing activity being conducted with respect to any material segment of the Company Employees and, since December 31, 2019, there has been no labor dispute, grievance, arbitration, unfair labor practice or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries, in each case, pending or threatened in writing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Neither the Company nor any of its Subsidiaries has, (i) in the last six (6) months, effectuated any plant closing, mass layoff, or other reduction in force subject to the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign Applicable Law (collectively, the “WARN Act”) without complying with the notice and other provisions of the WARN Act; (ii) engaged in any employee furloughs or other work reduction that may be subject to the WARN Act if such furlough or work reduction remains in place for a time period set by the WARN Act; or (iii) incurred any liability or obligation under the WARN Act that remains unsatisfied, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Applicable Laws respecting labor and employment, including provisions thereof relating to fair employment practices, terms and conditions of employment, collective bargaining, unfair labor practices, reductions in force, equal employment opportunity, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, workers’ compensation, immigration, background checks, paid or unpaid leave, classification of employees and independent contractors, and wages and hours, and since March 1, 2020, have been in compliance with all Applicable Laws respecting COVID-19, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as provided in Section 4.18(c) of the Company Disclosure Schedule, since January 1, 2018, no Legal Action or other notice of any non-compliance with any Applicable Law relating to labor or employment has been made or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) (i) To the Company’s Knowledge, since January 1, 2018, no Key Employee has been or is being investigated in connection with any misconduct or cover-up of misconduct related to discrimination or harassment based on sex, race, or any other prohibited characteristic, nor subject to any disciplinary action in connection with such misconduct, that could reasonably be expected to cause any material damage to the reputation or business of the Company or its Subsidiaries; (ii) no charges or complaints of discrimination or harassment based on sex, race, or any other prohibited characteristic have been made against the Company, its Subsidiaries, or any of the Key Employees, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries have entered into any material settlement with any Company Service Provider that has made a charge or complaint of discrimination or harassment based on sex, race, or any other prohibited characteristic.
(e) The Company has made available to Parent a true, complete and accurate list of each Company Employee from January 1, 2020 until the date of this Agreement, including, to the extent permissible by Applicable Law, employee name or unique identifier, job title, hire date, current employment status, exempt/non-exempt status, employment location and base salary and current target short-term incentive compensation opportunity.
Section 4.20. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) the Company and its Subsidiaries (and their respective operations) are, and except for matters that have been fully resolved or for which the statute of limitations has expired or that have been listed in Section 4.20(a) of the Company Disclosure Schedule, have been, in compliance with all Environmental Laws;
(b) except as set forth on Section 4.20(b) of the Company Disclosure Schedule, no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in violations of, or has any liability under, any Environmental Laws, and there are no judicial, administrative or other Legal Action or inquiries pending or, to the Company’s Knowledge, threatened in writing which allege a violation by, or liability of, the Company or any of its Subsidiaries of any Environmental Laws;
(c) neither the Company nor any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or released any Hazardous Substance, or owned or operated any property or facility (and, to the knowledge of the Company, no such property or facility is contaminated by any Hazardous Substance) in a manner that has resulted or that could reasonably be expected to result in any liabilities of the Company or any Subsidiary under Environmental Law;

(d) neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws;
(e) the transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any Environmental Laws, including any so-called “transaction-triggered” or “responsible property transfer” requirements; and
(f) to the Knowledge of Company, there are no liabilities or obligations of Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, relating to any Environmental Law or the presence of, or exposure to, any Hazardous Substance (including any such liability or obligation retained or assumed by Contract or by operation of Law).
Section 4.21. Material Contracts. (a) Section 4.21(a) of the Company Disclosure Schedule contains an accurate and complete list of each Contract described below in this Section 4.21(a) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), in each case as of the date hereof (each, a “Material Contract”):
(i) each Contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business or geographic region, or with any Person, or the manner in which the Company or its Subsidiaries may so engage in any business, (B) contains any material “most favored nation” provision, exclusive dealing arrangement or arrangement that grants any call or put option, tag-along right, drag-along right, right of first refusal, first offer, first negotiation or similar preferential right to any other Person, (C) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets, or (D) purports to limit in any material respect the ability of the Company or its Subsidiaries (or, at and after the Effective Time, Parent or its Subsidiaries) to hire, employ or enter into a similar arrangement with any Person (other than ordinary course employee non-solicits), and, in each case of (A) through (D), which Contract is material to the Company and its Subsidiaries, taken as a whole (and, to the Knowledge of the Company, there are no Contracts of the types set forth in clauses (A) through (D) (without giving effect to the immediately preceding materiality qualifier) that purport to bind Affiliates that control the Company, or the controlled Affiliates of Affiliates that control the Company);
(ii) any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract that is material to the Company and its Subsidiaries, taken as a whole;
(iii) each Contract relating to outstanding Indebtedness of the Company or any of its Subsidiaries or any financial guaranty thereof in an amount, together with any undrawn commitments to fund Indebtedness under such Contract, in excess of $100,000, other than (A) Contracts among the Company and its wholly owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business;
(iv) any Contract (excluding licenses for commercial off-the-shelf computer software or non-exclusive licenses granted in the ordinary course of business) to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries (A) is granted any license or right to use, or covenant not sue with respect to, any Intellectual Property of a Third Party or (B) has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any Intellectual Property, and, in the case of both (A) and (B), which Contract is material to the Company and its Subsidiaries, taken as a whole;
(v) any collective bargaining agreement, works council agreement, labor or trade union contracts or other similar agreement with any union or other bargaining representative of any Company Employee (collectively, “Collective Bargaining Agreements”);
(vi) any retention, change in control or transaction-based payments or benefits;
(vii) each Contract involving (A) a pending acquisition or sale of (or option to purchase or sell) any line of business or (B) any acquisition or divestiture Contract that contains unpaid “earn out” or other similar contingent payment obligations;

(viii) each Contract providing for an advance or capital contribution to, or investment in, any other Person that is not the Company or its Subsidiaries;
(ix) any Contract involving the settlement, conciliation or similar resolution of any Legal Action that (A) obligates the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries) to make payments after the date hereof in excess of $250,000, (B) imposes any continuing material non-monetary obligations (other than customary confidentiality obligations) on the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries), (C) involves the admission of wrongdoing by the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries) or (D) is with any Governmental Authority;
(x) any Real Property Lease;
(xi) is a Company Affiliate Contract; and
(xii) any other Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
(b) Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.21(b) of the Company Disclosure Schedule, as of the date hereof (i) each Contract set forth in Section 4.21(a) of the Company Disclosure Schedule is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to any such Contract, is in violation of any provision thereof and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.
Section 4.22. Insurance.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and any contract or agreement to which the Company or its Subsidiaries is a party, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.
(b) All material litigation covered by any of the policies has been properly reported to and accepted by the applicable insurer and there is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Neither the Company nor any of its Subsidiaries has incurred any material loss covered by any insurance policy and still pending for which it has not properly asserted a claim under such policy.
(c) Each insurable asset of the Company and its Subsidiaries has at all material times been and is at the date of this agreement insured to its full replacement value, except where a failure of the assets to be so insured is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.23. Finders’ Fees. Except for Lazard Frères & Co. LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 4.24. Opinion of Financial Advisor.  The Special Committee has received the opinion of Lazard Frères & Co. LLC, financial advisor to the Special Committee, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration is fair to the Company’s stockholders (other than Parent, Merger Sub and the other Excluded Company Persons) from a financial point of view.

Section 4.25. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby and thereby from any antitakeover or similar statute or regulation (other than Section 203 of Delaware Law with respect to the Merger), and, accordingly, no such other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, or any of the transactions contemplated hereby.
Section 4.26. Transactions with Affiliates. Except for Employee Benefit Plans and any Contracts with Excluded Company Persons, Section 4.26 of the Company Disclosure Schedule sets forth a true and complete list of the Contracts (each a “Company Affiliate Contract”) that are in existence as of the date of this Agreement between the Company or any its Subsidiaries and any (i) present executive officer or director of the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director within the last five (5) years or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than five percent (5%) of the Company Common Stock as of the date of this Agreement or (iii) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or its Subsidiaries), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
Section 4.27. Acknowledgement of No Other Representations and Warranties.  Except for the representations and warranties expressly set forth in Article 5, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent, Merger Sub, their respective Representatives or any other Person to the Company or any of its Representatives or Affiliates, and the Company hereby disclaims reliance on, and acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives has relied any such other representation or warranty (including as to the accuracy or completeness of any information provided by Parent or Merger Sub to the Company), whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent or Merger Sub or any of their Representatives or Affiliates with respect to any one or more of the foregoing. The Company also acknowledges and agrees that neither Parent nor Merger Sub makes any representation or warranty, and that neither the Company nor any of its Affiliates or Representatives has relied on any representation or warranty, with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of its Subsidiaries or the future business, operations or affairs of Parent or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT
Each of Parent and Merger Sub represent and warrant to the Company that:
Section 5.01. Corporate Existence and Power. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers required to carry on its business as now conducted, except for any failures to be so incorporated, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted, except for any failures to be so incorporated, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by, and at the Effective time will be owned by, Parent, free and clear of all Liens.
Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no vote of the stockholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.03. Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Proxy Statement and the Schedule 13E-3, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, and (d) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05. Disclosure Documents. The information supplied in writing by Parent for inclusion in the Proxy Statement or the Schedule 13E-3 will not, at the time the Proxy Statement and the Schedule 13E-3 are definitively filed with the SEC, at the time the Proxy Statement and Schedule 13E-3 are first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement or Schedule 13E-3 based upon information supplied by the Company or any of its Representatives or advisors specifically for use or incorporation by reference therein.
Section 5.06. Litigation. As of the date hereof, there is no Legal Action pending against, or, to the Knowledge of Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened Legal Action, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.07. Finders’ Fees. Except for Moelis & Company LLC, whose fees will be paid by Parent, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 5.08. Knowledge of Parent. As of the date hereof, Parent has no Knowledge of any facts or circumstances which would cause the representations and warranties of the Company as set forth in Article 4 to fail to be true and correct in all material respects, or which would otherwise reasonably be expected to materially impede or delay the consummation of the transactions contemplated hereby (excluding any matters disclosed in materials provided by the Company to the Board of Directors).
Section 5.09. Ownership of Common Stock. Except for the 6,355,381 and 5,198,925 shares of Company Common Stock owned by Alden Global Opportunities Master Fund, L.P. and Alden Global Value Recovery Master Fund, L.P. (collectively, the “Guarantors”), none of Parent, Merger Sub or its or their respective affiliates and associates (as defined in Section 203(c) of Delaware Law) (including any Excluded Company Persons) (a) beneficially owns, directly or indirectly (including pursuant to a derivatives Contract), any Company Securities or Company Subsidiary Securities, (b) has any rights to acquire, directly or indirectly, any Company Securities or Company Subsidiary Securities or (c) “owns” (as defined in Section 203(c) of Delaware Law) any Company Securities or Company Subsidiary Securities, in each case except pursuant to this Agreement. Parent, the Guarantors and the Persons listed on Section 5.09 of the Parent Disclosure Schedule are the sole record or beneficial owners of, and have good and marketable title to, all of the Company Securities or Company Subsidiary Securities set forth (or required to be set forth) in the immediately preceding sentence of this Section 5.09, free and clear of any and all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Securities or Company Subsidiary Securities), other than encumbrances or restrictions imposed by applicable securities law, rules or regulations or pursuant to that certain Amended & Restated Cooperation Agreement, dated as of July 1, 2020, by and among the Guarantors, Alden Global Capital, LLC and the Company (the “A&R Cooperation Agreement”), and have, and will have at all times, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, such Company Securities and Company Subsidiary Securities.
Section 5.10. Guarantee; Equity Commitment Letter; Financing.
(a) Parent has delivered to the Company true, complete and fully executed copies of (i) a guarantee (the “Guarantee”) from the Guarantors and (ii) a commitment letter (the “Equity Commitment Letter”) from the Guarantors confirming their commitment to, subject to the terms and conditions set forth therein, provide Parent with equity financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Equity Financing”). The Guarantors collectively have sufficient cash on hand, liquid securities, immediately available undrawn amounts and/or other assets to enable Parent and Merger Sub to consummate the Merger and to pay the fees and expenses of Parent and Merger Sub related to the transactions contemplated hereby, including, for the avoidance of doubt, (A) the amounts payable by Parent pursuant to Article 2 and (B) all related fees and expenses of Parent, Merger Sub and their respective Representatives required to be paid at the Closing pursuant to this Agreement.
(b) Each Guarantor is an exempted limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all partnership powers required to carry on its business as now conducted. The execution, delivery and performance by each Guarantor of the Guarantee and the Equity Commitment Letter, and the consummation of the transactions contemplated hereby and thereby, are within the partnership powers of each such Guarantor and have been duly authorized by all necessary partnership action on the part of each such Guarantor and its general partner. Each of the Guarantee and the Equity Commitment Letter is in full force and effect and constitutes a valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under the Guarantee or the Equity Commitment Letter.
(c) Parent affirms that it is not a condition to the Closing or to any of its other obligations under or related to this Agreement that Parent obtain financing for, or related to, any of the transactions contemplated by this Agreement.
Section 5.11. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 and Article 5 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects) and (c) after giving effect to the transactions contemplated by this Agreement, including any Debt Financing or other alternative financing, the payment of the aggregate Merger Consideration and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the

Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.
Section 5.12. Management Agreements. As of the date hereof, there are no Contracts between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.
Section 5.13. Acknowledgement of No Other Representations and Warranties.  Except for the representations and warranties expressly set forth in Article 4, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company, its Representatives or any other Person to Parent or Merger Sub, or any of their respective Representatives or Affiliates, and each of Parent and Merger Sub hereby disclaims reliance on, and acknowledge and agree that none of Parent, Merger Sub, any of their respective Affiliates or any Representatives of any of the foregoing has relied on any such other representation or warranty (including as to the accuracy or completeness of any information provided by the Company to Parent or Merger Sub), whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty, and that none of Parent, Merger Sub, any of their respective Affiliates or any Representatives of any of the foregoing has relied on any representation or warranty, with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.
ARTICLE 6
COVENANTS OF THE COMPANY
The Company agrees that:
Section 6.01. Conduct of the Company. Except (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or contemplated by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule, (y) as required by Applicable Law or (z) in connection with any reasonable action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in reasonable response to COVID-19 in the ordinary course of business, from the date hereof until the Effective Time (provided, that the Company shall give Parent written notice of any such action that is material to the Company’s or its Subsidiaries’ business within 24 hours thereof), the Company (a) shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) preserve substantially intact its business, organization, assets and properties, and (2) preserve in all material respects its relationships with any customers, suppliers, vendors, payors, partners, Governmental Authorities, licensors, licensees and any other Persons with which it has material business relations, in each case in this clause (a) in the ordinary course of business, and (y) and (b) shall not, and shall not permit any of its Subsidiaries to:
(i) amend its certificate of incorporation, bylaws or other similar organizational documents, other than in immaterial respects;

(ii) (A)split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries, (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of the Company Stock Plan with respect to any Company Options and Company RSUs, in each case, that are issued and outstanding as of the date hereof or after the date hereof in accordance with clause (iii) below or (D) enter into any agreement with respect to the voting of any Company Securities or Company Subsidiary Securities;
(iii) (A) issue, grant, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (1) any shares of Company Common Stock upon the exercise of Company Options that are issued and outstanding as of the date hereof or issued after the date hereof in accordance with this clause (iii), in accordance with their terms, (2) any shares of Company Common Stock upon the settlement of Company RSUs that are issued and outstanding as of the date hereof or issued after the date hereof in accordance with this clause (iii), in accordance with their terms and (3) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company or (B) amend any term of any Company Security or any Company Subsidiary Security, except as required by the terms of any Company Plan;
(iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (A) any business or any division thereof or all or substantially all of the assets of, equity or voting securities in, any Person or (B) any material amount of assets, securities, properties, interests or businesses, other than, in the case of clause (B), acquisitions of inventory, equipment, supplies and materials in the ordinary course of business consistent with past practice;
(v) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or, grant or suffer to exist any Lien (other than Permitted Liens) on, or otherwise dispose of any of its material assets, securities, properties, interests or businesses, other than the sale or licensing of goods and services (including licenses of Intellectual Property) to customers, suppliers, vendors, partners and other Persons in the ordinary course of business;
(vi) make any material loans, advances or capital contributions to, or investments in, any other Person (other than (A) advances of business expenses to employees in the ordinary course of business, (B) accounts receivable from customers in the ordinary course of business, (C) loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries and (D) investments of cash in the ordinary course of business);
(vii) incur any Indebtedness or guarantees thereof, other than (A) pursuant to any agreements in effect as of the date hereof, (B) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of Indebtedness of any wholly owned Subsidiary of the Company, (C) any Debt Financing or (D) any obligations under the Company’s existing contracts as of the date hereof to post additional cash collateral under any letters of credit existing as of the date hereof;
(viii) make any capital expenditures, other than (A) capital expenditures provided for in the approved budget set forth in Section 6.01(b)(viii) of the Company Disclosure Schedule or (B) other capital expenditures not in excess of $100,000 in the aggregate;
(ix) settle any material Legal Action before a Governmental Authority, except for settlements of any workers’ compensation claim in the ordinary course of business for an amount not in excess of the amount accrued therefor in the Company’s most recent balance sheet, and which does not impose material equitable relief against the Company or any of its Subsidiaries and would not be expected to limit or restrict the operation of the Company or its Subsidiaries in any material respect; provided that the Company shall use reasonable best efforts to provide Parent with prior notice of and consult with Parent regarding the proposed terms of any such settlement;
(x) except as required under the terms of any Company Plan in effect on the date hereof (including, for the avoidance of doubt, any Collective Bargaining Agreement) or any Contract, (A) increase the compensation or benefits of any Key Employee, (B) grant or award any bonus or incentive compensation

(including equity), retention, severance, Tax gross-up, Tax indemnity, or reimburse the Taxes of any current or former Company Service Provider, except for severance payments and benefits to Company Employees following a qualifying termination of employment solely (1) to the extent required pursuant to a contractual obligation of the Company existing as of the date hereof, (2) as required by Applicable Law or (3) pursuant to the terms of the Company’s broad-based severance policy in effect as of the date hereof in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into, terminate or materially amend any Company Plan, (D) partially or completely withdraw from any Multiemployer Plan, (E) hire or terminate (except for cause) any Key Employee, (F) establish any new Company severance policy or benefits or modify any Company severance policy or severance benefits existing as of the date hereof or (G) enter into or amend any written employment agreement with any current or future Company Employee;
(xi) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(xii) make, change or rescind any material Tax election, change any annual Tax accounting period, adopt or make any material change in its method of Tax accounting, file any material Tax Return in a jurisdiction in which neither the Company nor its Subsidiaries did not previously file, file any material amended Tax Returns or claims for material Tax refunds, engage in any voluntary disclosure or similar process with a Taxing Authority with respect to a material Tax, extend or waive the statute of limitations with respect to any material Tax or enter into any material closing agreement, settle or compromise any material Tax claim, audit or assessment, or surrender or settle any right to claim a material Tax refund, offset or other material reduction in Tax liability, in each case, other than in the ordinary course of business or as required by Applicable Law;
(xiii) merge or consolidate with any other Person or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xiv) terminate, cancel or fail to renew any material insurance coverage maintained by the Company or any of its Subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage, unless (A) such coverage is not available on commercially reasonable terms or (B) lesser coverage amounts are reasonably appropriate in light of changes to the Company’s and its Subsidiaries’ business (including termination of leases in accordance with the terms hereof);
(xv) (A) enter into any Contract that would have been a “Material Contract” or “Real Property Lease” if it had been entered into prior to the date of this Agreement, (B) except in the ordinary course of business, terminate or fail to renew any Material Contract or Real Property Lease, other than, in the case of this clause (B) termination without material penalty to the Company or any its Subsidiary, (C) amend or modify any Material Contract or Real Property Lease in any manner adverse to the Company and its Subsidiaries in any material respect or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement, or (D) waive any material benefit or right under any Material Contract or Real Property Lease, provided, that all references to Real Property Leases in this clause (xv) shall disregard any dollar threshold set forth in the definition thereof;
(xvi) enter into, amend or modify the terms of any Contract with any Person covered under Item 404 of Regulation S-K under the Securities Act or make any payment to any Person covered under Item 404 of Regulation S-K under the Securities Act (other than payments, transactions or benefits pursuant to Employee Benefit Plans made available to Parent prior to the date hereof);
(xvii) make any contributions to any Company Plan or Multiemployer Plan subject to Section 302 of ERISA and Section 412 of the Internal Revenue Code, except: (i) in the minimum amount necessary to satisfy the requirements of Section 302(a) of ERISA and Section 412(a) of the Internal Revenue Code, or (ii) in the minimum amounts required by the Company’s collective bargaining agreements or Section 515 of ERISA;
(xviii) pay or settle any accounts payables in excess of $100,000, except payments when and as due, in accordance with any applicable Contracts or the Company’s past practice;
(xix) enter into any Contract with aggregate expenditures in excess of $500,000; or

(xx) agree, resolve or commit to do any of the foregoing.
Section 6.02. Company Stockholder Meeting. The Company shall (a) as soon as reasonably practicable, but not later than five (5) Business Days following the date on which the SEC staff advises that it has no further comments on the Proxy Statement and the Schedule 13E-3 or that the Company may commence mailing the Proxy Statement and the Schedule 13E-3, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common stock as of the record date established for, a meeting of holders of the shares of Company Common Stock (the “Company Stockholder Meeting”) to consider and vote upon the adoption of this Agreement and approval of the Merger and other transactions contemplated hereby; (b) take all actions necessary (including setting a record date in accordance with Delaware law, conducting broker searches in accordance with the Exchange Act, and any other ancillary actions) in order to comply with the foregoing clause (a), including under Delaware Law, the Company’s organizational documents and the applicable requirements of NASDAQ; and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a), convene and hold the Company Stockholder Meeting, provided that the Company may (in consultation with Parent) adjourn or postpone the Company Stockholder Meeting to a later date with Parent’s reasonable consent or to the extent that such adjournment or postponement is reasonably necessary (i) to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (iii) to ensure that there are sufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (iv) otherwise where required to comply with Applicable Law (including fiduciary duties). Subject to Section 6.04, (A) the Board of Directors shall recommend that the holders of the shares of Company Common Stock adopt this Agreement, (B) the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval and (C) the Company shall otherwise comply in all material respects with all legal requirements applicable to the Company Stockholder Meeting.
Section 6.03. Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and privacy laws) or binding agreement entered into prior to the date of this Agreement or (B) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts.
(b) All information exchanged pursuant to Section 6.03(a) shall be subject to the confidentiality agreement dated as of January 4, 2021, between the Company and Parent (the “Confidentiality Agreement”).
(c) During the period between the date hereof and the Closing Date, the Company and its Representatives shall cooperate with Parent and its Representatives with respect to providing information and making determination with respect to the identification of, and the potential impact and liabilities under Section 280G of the Code associated with, current or former Company Service Providers who are or may be determined to be “disqualified individuals” (within the meaning of Section 280G of the Code) as a result of, or due to, the transactions contemplated by this Agreement.
Section 6.04. No Solicitation; Other Offers.
(a) No-Shop. From the execution of this Agreement until receipt of the Company Stockholder Approval, the Company shall not, shall cause its Subsidiaries not to, and shall and shall cause each of its Subsidiaries to use its reasonable best efforts to cause any of its or their respective Representatives not to (i) solicit or take any action to solicit, knowingly facilitate or encourage the submission of any expression of interest, inquiry, proposal or offer that constitutes an Acquisition Proposal or the making of any expression of interest, inquiry proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate with, any Third Party, in each case with respect to, relating to or in furtherance of an Acquisition Proposal or any expression of interest, inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) permit or make an Adverse Recommendation Change, (iv) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other commitment or agreement in respect of any proposal or offer providing for an Acquisition Proposal (other than a confidentiality agreement as provided in Section 6.04(b)(i)) or (v) amend, modify, redeem, terminate or grant any waiver or release under the Company Rights Plan; provided that the foregoing shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries (but solely to the extent necessary to allow for a confidential and nonpublic Acquisition Proposal to be made to the Company or the Board of Directors), in each case if the Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors, so long as the Company promptly (and in any event within 24 hours thereafter) notifies Parent thereof (including the identity of such counterparty) of such waiver or release.
(b) Exceptions. Notwithstanding anything contained in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval:
(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made an unsolicited bona fide offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal not resulting, in whole or in part, from a breach of this Section 6.04, if the Board of Directors reasonably believes, after consultation with its outside legal counsel and financial advisors, based on information then available, that (1) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (2) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to a confidentiality agreement no less favorable to the Company in any material respect to the Company than the Confidentiality Agreement (and that, for the avoidance of doubt, includes a customary standstill prohibiting a counterparty from acquiring any additional equity or voting securities of the Company or any of its Subsidiaries or any Company Securities and having a duration no shorter than the standstill set forth in the A&R Cooperation Agreement); provided that, to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent in connection with this transactions contemplated hereby, such nonpublic information or access is provided or made available to Parent prior to or substantially concurrently with the time such Third Party is provide such information or access;
(ii) subject to compliance with Section 6.04(c) and Section 6.04(d), the Board of Directors may, (A) in response to an unsolicited bona fide offer, inquiry, proposal or indication of interest with respect to a written Acquisition Proposal not resulting, in whole or in part, from a breach of this Section 6.04, that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into a definitive agreement for a Superior Proposal, or (B) in response to an Intervening Event, make an Adverse Recommendation Change, if, in each case, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties.

In addition, nothing contained herein shall prevent the Company or the Board of Directors (or any committee thereof) from (A) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal (provided that neither the Company nor the Board of Directors (nor any committee thereof) may recommend any Acquisition Proposal unless permitted by this Section 6.04(b)(ii) and even if permitted by the foregoing, is subject to the rights of Parent set forth in this Agreement), (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (C) contacting any Person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited, facilitated or encouraged in violation or breach of this Section 6.04, and engaging in discussions therewith to the extent required to clarify such offer, inquiry, proposal or indication of interest and the terms thereof.
(c) Required Notices. From and after the date hereof, the Company shall notify Parent (whether before or after the Company Stockholder Approval is obtained) promptly after receipt by the Company of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Company reasonably believes is considering making, or has made, in connection with a potential Acquisition Proposal and keep Parent reasonably informed of the status and material terms and conditions of any Acquisition Proposal, including promptly (but in no event later than 24 hours after receipt) providing Parent copies of all material correspondence and written materials (including any substantive correspondence and written materials related to financial terms) sent or provided to the Company or any of its Subsidiaries in connection therewith. For the avoidance of doubt, the foregoing shall not in any way permit the Company to entertain or engage in discussions regarding an Acquisition Proposal following the Company Stockholder Approval.
(d) Last Look. Neither the Board of Directors nor the Company shall take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least four Business Days prior to taking such action (the “Notice Period”), of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change and attaching a copy of any proposed agreements for the Superior Proposal, if applicable, (ii) during the Notice Period, the Company negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors to maintain the Company Recommendation and not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement; and (iii) following the expiration of the Notice Period, the Board of Directors determines in good faith, taking into account any amendments to the terms hereof proposed by Parent, that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties; provided, however, that in the event of any amendment to the financial terms or any other material terms of an Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.04(d) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be two Business Days).
(e) Obligation to Terminate Discussions. Subject to the remainder of this Section 6.04, the Company (i) shall, and shall cause any of its Subsidiaries to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal, and (ii) shall promptly request that all copies of all confidential information that the Company or any of its Representatives have distributed or made available to any such Third Party in connection with their consideration of any Acquisition Proposal in the year prior to the date hereof (and all analyses and other materials prepared by or on behalf of such Third Party that contains, reflects or analyzes that information) be promptly destroyed or returned, and cause any physical or virtual data room to no longer be accessible to or by any such Third Party.

(f) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i) “Superior Proposal” means a bona fide written Acquisition Proposal (but substituting “90%” for all references to “20%” in the definition of such term) on terms that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, are more favorable from a financial point of view to the Company’s stockholders than the Merger, (taking into account all factors determined by the Board of Directors to be relevant with respect to such determination, including any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination).
(ii) “Intervening Event” means any material event, fact, circumstance, development or occurrence that was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, to the Board of Directors as of the date of this Agreement and does not relate to an Acquisition Proposal, a Superior Proposal or any matter relating thereto or consequence thereof, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval; provided that (A) in no event shall any action taken by the parties pursuant to the affirmative covenants set forth in Section 8.01, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event and (B) in no event shall any event, fact, circumstance, development or occurrence that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Intervening Event.
Section 6.05. Stock Exchange Delisting. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NASDAQ to enable the delisting of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.
Section 6.06. Financing Cooperation; Baltimore Sun; Asset Dispositions.
(a) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to, and shall use reasonable best efforts to cause the Company’s officers, employees and other representatives to use reasonable best efforts to provide reasonable and customary cooperation in connection with the arrangement of any debt financing to be entered into by Parent or the Company in connection with payment of the Merger Consideration (collectively, the “Debt Financing”), in each case as may be necessary and customary for Debt Financings of such type and reasonably requested in advance by Parent in connection with such Debt Financing, including using reasonable best efforts to take the following actions:
(i) following reasonable advanced notice, assisting in preparation for and participation in marketing efforts (including lender meetings and calls), other meetings, drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions with prospective lenders, investors and rating agencies, which, with respect to each of the foregoing cases, shall be virtual if possible, and assisting Parent in obtaining ratings if contemplated by the Debt Financing;
(ii) following reasonable advanced notice, assisting Parent in the preparation of (A) offering documents, private placement memorandum, bank information memorandum, prospectuses and similar marketing documents for any of the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda and reviewing and commenting on Parent’s draft of a business description and “Management’s Discussion and Analysis” of the Company’s financial statements to the extent included in any offering documents and marketing materials contemplated by the Debt Financing and (B) materials for rating agency presentations, if applicable, but in each case only to the extent customarily needed for the Debt Financing;
(iii) following reasonable advanced notice, furnishing Parent with any pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with obtaining the Debt Financing and customarily provided in connection with Debt Financings of such type; provided that in connection with this clause (iii), no Person shall be obligated to furnish or to take efforts to furnish any Excluded Information;
(iv) using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements of the type customarily provided in connection with the Debt Financing (to the extent required by the terms thereof or by Parent or Company’s financing sources or to the extent required by the Securities and Exchange Commission rules and regulations); provided that neither the Company nor any of its Subsidiaries or its officers, employees and/or representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information or statements (or for the actual preparation of pro forma financial statements);
(v) executing and delivering as of (and subject to) the Closing, but not before, pledge and security documents and other definitive financing documents and certificates as may be reasonably requested by Parent, to the extent required by the terms of the Debt Financing;
(vi) taking corporate actions reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, and to permit the proceeds thereof, if any (not needed for other purposes), to be made available at the Closing
(vii) assisting Parent to obtain waivers, consents, estoppels and approvals from other parties to material licenses, leases, encumbrances and contracts relating to the Company and its Subsidiaries and to arrange discussions among Parent, the providers of the Debt Financing and their respective representatives with other parties to material licenses, leases, encumbrances and contracts as of the closing of such Debt Financing; and
(viii) to the extent reasonably requested in writing at least seven (7) Business Days prior to the Closing, providing at least three (3) Business Days prior to the Closing documentation and other information about the Company and its Subsidiaries to the extent actually required by the “know your customer” and anti-money laundering rules and regulations under the USA PATRIOT Act.
(b) The Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to provide all cooperation in connection with (i) the sale of the business, assets and properties of the Company and its Subsidiaries related to the Baltimore Sun newspaper (the “Baltimore Sun”) to the Person set forth on Section 6.06(b) of the Company Disclosure Schedule (the “Baltimore Sun Buyer”, and such sale, the “Baltimore Sun Sale”) (which may be effective and operative immediately prior to, and contingent upon, the Closing on the Closing Date) and (ii) restructurings or transfers of assets or liabilities by and among the Company and its Subsidiaries or among Subsidiaries of the Company or to Affiliates of Parent (which may be effective and operative immediately prior to, and contingent upon, the Closing on the Closing Date), in each case as may be reasonably requested by Parent.
(c) Notwithstanding the foregoing, nothing in this Section 6.06 shall require the Company or any of its Subsidiaries (or any of its or their officers, employees, advisors or other Representatives to):
(i) take any action to the extent that such action would cause any condition to Closing set forth in Article 9 to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by the Company or any of its Subsidiaries;
(ii) take any action that would conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any Applicable Law, or result in the contravention of, or violation of breach of, or default under, any contract to which Company or any of its Subsidiaries is a party;
(iii) take any action to the extent such action would (A) interfere with the business or operations of the Company or its Subsidiaries or (B) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;
(iv) execute and deliver any letter, agreement, document or certificate or take any cooperation action that is not contingent on, or that would be effective prior to, the occurrence of the Closing;

(v) pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets prior to the Closing;
(vi) issue any bank information memorandum, lender presentation or similar document, including disclosure and financial statements, in the name of Company or any of its Subsidiaries;
(vii) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or Contract;
(viii) subject any of the Company, any of its Subsidiaries to any actual or potential personal liability prior to the Closing, or subject any of their respective directors, managers, officers or employees, advisors or other Representatives to any actual or potential personal liability;
(ix) cause the directors and managers of the Company or its Subsidiaries to adopt resolutions approving agreements, documents and instruments unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Company and/or its Subsidiaries on and after the Closing and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing;
(x) waive or amend any terms of this Agreement or any other Contract to which Company or any of its Subsidiaries is party;
(xi) take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity (in each case except following the Closing);
(xii) prepare or provide any financial statements or similar information not already prepared by the Company in the ordinary course of business;
(xiii) assist or provide information in connection with any proposed issuance or placement of equity securities;
(xiv) cause any officers, managers, employees, advisors and other Representatives to travel or attend any meeting or presentation in-person (it being understood that only virtual participation shall be required); or
(xv) file any Current Report on Form 8-K pursuant to the Exchange Act (or make any other similar filing, including any posting on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means with respect to any debt facilities of the Company and/or its Subsidiaries).
(d) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the cooperation contemplated by this Section 6.06 (including, in the case of Section 6.06(a), the Debt Financing contemplated thereby) and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence, actual fraud, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives.
(e) All non-public information provided by the Company or any of its Subsidiaries or any of their Representatives or any other Person pursuant to Section 6.06(a) shall be kept confidential in accordance with the Confidentiality Agreement or, in the case of any such information provided by the Company or any of its Subsidiaries to any other Person, a customary confidentiality agreement reasonably acceptable to the Company, except that Parent shall be permitted to disclose such information to the Debt Financing sources, other potential sources of capital, rating agencies and prospective lenders (but, for the avoidance of doubt, not prospective investors in any debt or equity securities offering) during syndication of the Debt Financing subject to the potential sources of capital, ratings agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).
(f) Notwithstanding anything to the contrary set forth herein, the Company and its Subsidiaries shall be deemed to have complied with their obligations under this Section 6.06 for all purposes of this Agreement (including Article 10) except in the case of the Company’s Willful Breach of its obligations under this Section 6.06.
ARTICLE 7
COVENANTS OF PARENT
Parent agrees that:
Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof.
Section 7.02. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(a) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless the present and former directors; officers, employees, fiduciaries and agents of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Person’s having served in such capacity prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof. If any Indemnified Person is made party to any Legal Action arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Company to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Legal Action; provided that the Indemnified Person to whom expenses are advanced provides a customary undertaking to repay such advances if it is ultimately determined in a final judicial determination that such Person was not entitled to be so indemnified.
(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person set forth on Section 7.03(b) of the Company Disclosure Schedule, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely effect any right of any Indemnified Person thereunder.
(c) For six years after the Effective Time, Parent shall cause to be maintained, and the Surviving Corporation shall maintain in effect, provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that the annual premium for such D&O Insurance shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies, which amount is set forth in Section 7.03(e) of the Company Disclosure Schedule; provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.
(f) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and their respective heirs and representatives.
Section 7.04. Employee Matters.
(a) At the Effective Time, each Company Employee as of immediately prior to the Effective Time who thereafter continues to provide services to Parent, Surviving Corporation or any of their respective Subsidiaries (each, a “Continuing Employee”) shall receive from Parent or Surviving Corporation an annual rate of salary or wages, as applicable, that is not substantially less favorable than the annual rate of salary or wages provided to such Continuing Employee as of immediately prior to the Effective Time.
(b) As of the Effective Time, Parent shall use commercially reasonable efforts, or shall cause the Surviving Corporation and any of its respective Subsidiaries to use commercially reasonable efforts, to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such employees may be eligible to participate in after the Effective Time and to credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under any employee benefit plan of the Company or any of its Subsidiaries during the plan year (which includes the Effective Time) for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent, Merger Sub or any of their respective Subsidiaries. In addition, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any applicable Subsidiary to, give Continuing Employees full credit for purposes of eligibility, vesting, accruals and determination of level of benefits under any employee benefit and compensation plans or arrangements (other than any qualified or non-qualified defined benefit pension arrangements) maintained by Parent, Merger Sub or an applicable Subsidiary that such employees may be eligible to participate in after the Effective Time for such Continuing Employees’ service with the Company or any of its Subsidiaries, to the same extent that such service was credited for purposes of any comparable employee benefit or compensation plan or arrangement immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 7.04 shall be construed to require crediting of service that would result in a duplication of benefits for the same period.
(c) Notwithstanding anything provided in this Section 7.04, each employee of the Company or any of its Subsidiaries who, as of immediately prior to the Effective Time, is covered by a Collective Bargaining Agreement shall be provided with compensation, benefits and terms and conditions of employment consistent with the terms of the applicable Collective Bargaining Agreement in effect.
(d) If the Closing occurs before the date annual bonuses for fiscal year 2021 are paid under any Company Plan that is an annual cash incentive compensation plan or arrangement (each, a “2021 Bonus Plan”), Parent shall, or shall cause the Surviving Corporation and any of its respective Subsidiaries to (i) continue to operate such 2021 Bonus Plan in good faith, (ii) determine the amounts of annual bonuses for 2021 to be paid under the 2021 Bonus (together, the “Earned Bonuses”) reasonably, in good faith and in a manner that is consistent in all material respects with the terms of the applicable 2021 Bonus Plan and (iii) pay Earned Bonuses in accordance with the terms of such 2021 Bonus Plan. Any Company Employee who participates in a 2021 Bonus Plan and experiences a termination of employment without “cause” or a term of similar import at any time on or after the date hereof and on or prior to the Company’s 2021 fiscal year end shall be entitled, in addition to any other severance protections and benefits to which such Company Employee may be entitled, to receive a portion of his or her target 2021 annual bonus, pro-rated for the number of days elapsed during fiscal year 2021 through such Company Employee’s employment termination date, to be paid at the same time as such annual bonus would otherwise be paid to similarly situated Company Employees, subject in every case, to the attainment of the target level of performance by the Company or its applicable Subsidiary to which such bonus is subject for the fiscal year 2021 performance period (provided that such target level shall be equitably adjusted for any asset sale (including the Baltimore Sun Sale) effected during fiscal year 2021).
(e) Without limiting the generality of Section 11.06, the provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no current or former Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.04. Nothing herein shall be deemed to establish, amend or modify any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates and nothing herein shall prohibit Parent, Merger Sub, the Company or any of their respective Affiliates from terminating the employment of any Continuing Employee following the Closing Date.
Section 7.05. Parent Voting Agreement. (a) At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Parent hereby irrevocably and unconditionally agrees to be present (in person or by proxy) and vote (or cause to be voted), or, with respect to any written consent solicitation, deliver (or cause to be delivered) a written consent with respect to, all of the shares of Company Securities or Company Subsidiary Securities owned beneficially or of record, directly or indirectly (including pursuant to derivative Contracts), by Parent or any of its Subsidiaries or Affiliates, or which any such Person has the right to acquire (collectively, the “Subject Securities”): (i) in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and any related proposal in furtherance thereof, (ii) in favor of any proposal to adjourn or postpone any such meeting to a later date if there are not sufficient votes to adopt this Agreement and/or if there are not sufficient shares present in person or by proxy at such meeting to constitute a quorum, or as otherwise proposed by the Company and (iii) in favor of any other matter necessary or advisable to consummate the transactions contemplated by this Agreement in accordance with this Agreement. Parent shall provide the Company with at least five Business Days’ written notice prior to signing any action proposed to be taken by written consent with respect to any Subject Securities.
(b) In the event of a failure by Parent to act in accordance with its obligations pursuant to Section 7.05, Parent hereby irrevocably grants to and appoints each officer of the Company (and any designee thereof) as Parent’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of Parent, to (i) represent the Subject Securities and (ii) vote, execute and deliver written consents and otherwise act (by voting at any meeting of stockholders of the Company, written consent or otherwise) with respect to the Subject Securities, in each case, regarding the matters referred to in Section 7.05 until the Effective Time, to the same extent and with the same effect as Parent could do under Applicable Law. Parent intends the proxy granted pursuant to this Section 7.05(b) to be irrevocable and coupled with an interest and hereby revokes any proxy previously granted by Parent with respect to the Subject Securities. Parent hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. Notwithstanding the foregoing, this proxy shall automatically be revoked at the Effective Time. The Company may terminate this proxy with respect to Parent at any time at its sole election by written notice provided to Parent. The parties acknowledge and agree that neither the Company, nor any of its Affiliates, directors or officers, shall owe any duty (fiduciary or otherwise), or incur any liability of any kind to Parent or any of its Affiliates, in connection with or as a result of the proper exercise of the powers granted to the officers of the Company by this Section 7.05(b).
(c) Parent covenants and agrees that, prior to receipt of the Company Stockholder Approval, it will not, and will not permit any of its Subsidiaries or Affiliates to, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Securities; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Securities in respect of any matter addressed by this Agreement; (iii) deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Securities or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iv) enter into any Contract with respect to the Transfer of any Subject Securities; or (v) take any other action, that would restrict, limit or interfere with the performance of Parent’s obligations hereunder. Any purported Transfer of the Subject Securities in violation of this Section 7.05(c) shall be null and void ab initio.
ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY
The parties hereto agree that:
Section 8.01. Regulatory Undertakings; Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to take, or cause to be taken (including by causing their Affiliates to take), subject to Section 8.01(c), all actions, and do, or cause to be done, all things, necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event prior to the End Date), including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable.
(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, or cause its ultimate parent entity (within the meaning of the HSR Act) to make, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within

10 Business Days after the date hereof and any other required filings pursuant to applicable Competition Laws as promptly as practicable after the date hereof, and furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws as promptly as practicable, and (ii) not enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.
(c) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other Applicable Law (including any Competition Law), or if any Legal Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of the HSR Act or any other Applicable Law (including any Competition Law), the parties shall use their reasonable best efforts to promptly resolve such objections. Parent shall direct and control the Parties’ efforts and strategy to resolve any such objections. In furtherance of the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, (i) take all reasonable actions, including (A) agreeing to hold separate or to divest any of the businesses or properties or assets of the Company or any of its Affiliates, (B) terminating any existing relationships and contractual rights and obligations of the Company or its Subsidiaries, (C) terminating any venture or other arrangement of the Company or its Subsidiaries and (D) effectuating any other change or restructuring of the Company or any of its Subsidiaries (the actions described in the foregoing clauses (A)-(D) being “Divestiture Actions”) and (ii) not take any action if such action would reasonably be expected to make it more likely that there would arise any material impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby as promptly as reasonably practicable. In no event shall Parent be required to take any such Divestiture Actions with respect to its businesses, properties, assets, Subsidiaries and Affiliates (other than, following the Effective Time, the Company and its Subsidiaries), including agreeing to divest such entities or terminate existing relationships and contractual rights. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Merger and the other transactions contemplated hereby. Notwithstanding any other provision in this Agreement, Parent shall not be required to undertake any Divestiture Actions with respect to businesses, assets, or properties of the Company that, directly or indirectly, would materially impair the benefits of the transactions contemplated hereby that are reasonably expected to be enjoyed by Parent; provided that, notwithstanding the foregoing or anything else to the contrary herein, Parent shall be required to undertake Divestiture Actions with respect to businesses, assets or properties of the Company and its Subsidiaries that account for up to $40 million of revenue for the fiscal year ended on December 27, 2020. The parties shall oppose, fully and vigorously, (1) any administrative or judicial Legal Action that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby and (2) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either (1) or (2) by defending through litigation any action asserted by any Person in any court or before any Governmental Authority, and vigorously pursuing all available avenues of administrative and judicial appeal.
(d) Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and, subject to Applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any Competition Laws in connection with this Agreement.
Section 8.02. Certain Filings. As promptly as reasonably practicable after the date of this Agreement, the Company shall (a) prepare and file the Proxy Statement with the SEC in preliminary form as required by the 1934 Act, (b) jointly with Parent, prepare and file the Schedule 13E-3 with the SEC and (c) in consultation with Parent, set a preliminary record date for the Company Stockholder Meeting and commence a broker search pursuant to Section 14a-13 of the 1934 Act in connection therewith. The Company shall use reasonable best efforts to have the Proxy Statement and Schedule 13E-3 cleared by the SEC as promptly as practicable after the filing thereof. The Company shall obtain and furnish the information required to be included in the Proxy Statement and Schedule 13E-3, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement and Schedule 13E-3, shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, shall give reasonable and good-faith consideration to any comments thereon made by Parent and its counsel, and shall cause the Proxy Statement in definitive form and the Schedule 13E-3 to be mailed to the Company’s stockholders at the earliest reasonably practicable date. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers. Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or NASDAQ in connection with the Proxy Statement and the Schedule 13E-3. If at any time prior to receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of the Company and Parent.
Section 8.03. Public Announcements. Except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which no information of or regarding this Agreement and the transactions contemplated hereby are mentioned that has not previously been disclosed to the public in accordance with this Section 8.03) and shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation except to the extent required to do so by Applicable Law. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in the press release or public statement with respect to which the other party had been consulted.
Section 8.04. Merger Sub Approval Without Meeting of Stockholders. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall duly adopt this Agreement by written consent in lieu of a meeting of stockholders in accordance with Delaware Law.
Section 8.05. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock in connection with the transactions contemplated by this Agreement (including derivative securities of such shares of Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following, if such party has Knowledge thereof: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any Legal Action commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that such notice shall not be deemed in any way to qualify the representations and warranties of the parties set forth herein for purposes of Article 9; and provided, further, that a party’s good faith failure to comply with this Section 8.06 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.
Section 8.07. Litigation and Proceedings. Except as set forth in, and subject to, Section 8.01(c), the Company shall control the defense or settlement of any litigation or other Legal Action against the Company or any of its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that the Company shall give Parent reasonable opportunity to participate in such litigation or other Legal Action and shall consult regularly with Parent in good faith and give reasonable consideration to Parent’s advice with respect to such Legal Action; and provided, further, that the Company agrees that it shall not settle any such litigation or other Legal Action without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.
Section 8.08. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, or the transactions contemplated hereby or thereby (other than Section 203 of Delaware Law with respect to the Merger and the transactions contemplated hereby), each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
ARTICLE 9
CONDITIONS TO THE MERGER
Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:
(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;
(b) no order issued by any court of competent jurisdiction in the United States prohibiting, rendering illegal or permanently enjoining the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; and

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.
Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b) (i) the representations and warranties of the Company contained in the first sentence of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.05(b) (Capitalization) Section 4.06(b) (Subsidiaries) (except for the first sentence thereof), Section 4.23 (Finders’ Fees) and Section 4.25 (Anti-Takeover Statutes) (except in the case of the first sentence of Section 4.01, disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (ii) the representations and warranties of the Company contained in Section 4.05(a), Section 4.05(c), the first sentence of Section 4.06(b) and Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects (other than de minimis inaccuracies) contained therein at and as of the date of this Agreement and the Effective Time as if made at and as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (iii) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the date of this Agreement and the Effective Time as if made at and as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(c) Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
(d) Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in the preceding clauses (a), (b) and (c) have been satisfied.
Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:
(a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b) (i) the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04(a) (Non-Contravention) and Section 5.07 (Finders’ Fees) shall be true in all material respects at and as of the Effective Time as if made at and as of the date of this Agreement and such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the date of this Agreement and the Effective Time as if made at and as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (ii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and
(c) the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in the preceding clauses (a) and (b) have been satisfied.

Section 9.04. Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any of the conditions set forth in Article 9 to be satisfied if such failure was caused by such party’s violation or breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby.
ARTICLE 10
TERMINATION
Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a) by mutual written agreement of the Company and Parent;
(b) by either the Company or Parent, if:
(i) the Merger has not been consummated on or before December 31, 2021 (the “End Date”); provided that, at the time at which such party would otherwise exercise such termination right, such party (Parent and Merger Sub being considered one party for such purposes) shall not be in material violation or breach of its (or their) obligations under this Agreement, including the failure in any material respect of such party to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby;
(ii) there shall be any permanent injunction or other order issued by a court of competent jurisdiction preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; provided that, at the time at which such party would otherwise exercise such termination right, such party (and, in the case of Parent, Merger Sub) shall not be in material violation or breach of its (or their) obligations under this Agreement; or
(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; provided that, at the time at which such party would otherwise exercise such termination right, such party (and, in the case of Parent, Merger Sub) shall not be in material breach of its (or their) obligations under this Agreement;
(c) by Parent, if:
(i) prior to receipt of the Company Stockholder Approval, (A) an Adverse Recommendation Change shall have occurred or (B) the Company has breached its covenants, agreements or obligations set forth in Section 6.04 in any material respect, and such breach has led to or resulted in the Company’s receipt of an Acquisition Proposal; or
(ii) a violation or breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b), which breach has not been cured by the earlier to occur of (A) the date that is 30 days following receipt by the Company of a written notice from Parent or Merger Sub of such breach, inaccuracy or failure to perform or comply and (B) three Business Days prior to the End Date, or which is incapable of being cured by the End Date; provided that, at the time at which Parent would otherwise exercise such termination right, neither Parent nor Merger Sub shall be in material violation or breach of its or their obligations under this Agreement; or
(d) by the Company, if:
(i) the Board of Directors authorizes the Company to enter into a written agreement concerning a Superior Proposal in compliance with the terms and conditions set forth herein; provided that immediately before and as a condition to such termination, the Company pays the Termination Fee payable pursuant to Section 11.04;
(ii) a violation or breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b), which breach has not been cured by the earlier to occur of (A) the date that is 30 days following receipt by Parent or Merger Sub, as the case may be, of a written notice from the Company of such breach, inaccuracy or failure to perform or comply and (B) three Business Days prior to the End Date, or which is incapable of being cured; provided that, at the time at which the Company would otherwise exercise such termination right, the Company shall not be in material breach of its obligations under this Agreement; or
(iii) (A) all of the conditions set forth in Section 9.01 and Section 9.02 have been and remain satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing but which conditions are capable of being satisfied at the Closing and would be satisfied if the Closing were to occur) as of the date the Closing should have occurred pursuant to Section 2.01, (B) Parent has failed to consummate the transactions contemplated by the Agreement on or prior to the date on which the Closing should have occurred pursuant to Section 2.01 and (C) the Company has irrevocably confirmed in writing to Parent that all of the conditions to Closing set forth in Section 9.01 and Section 9.03 have been fully satisfied or are waived and that the Company is ready, willing and able to effect the Closing at any time thereafter.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties).
Section 10.02. Effect of Termination.  If this Agreement is validly terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, subject to Section 11.04(b); provided that, subject to Section 11.04(d), if such valid termination shall result from the Willful Breach by any party prior to the valid termination of this Agreement, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include damages based on the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other parties as a result of such failure. The provisions of this Section 10.02, Section 6.03(b), Section 6.06(c), and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01. For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement, including, with respect to Parent, the failure, for any reason, to pay the Merger Consideration (including as a result of the Parent not having sufficient funds available to consummate the transactions contemplated hereby), as and when required hereunder.
ARTICLE 11
MISCELLANEOUS
Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received ((other than any automatically generated reply)) and shall be given, if to Parent or Merger Sub, to:

c/o Akin Gump Strauss Hauer & Feld
One Bryant Park
New York, NY 10036
Attn:	David D’Urso
E-mail:	Notices@aldenglobal.com

with a copy, which shall not constitute notice, to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention:	David D’Urso Jeffrey Kochian
E-mail:	ddurso@akingump.com jkochian @akingump.com

if to the Company, to:

Tribune Publishing Company
560 W Grand Avenue
Chicago, Illinois 60654
Attention:	Terry Jimenez
E-mail:	t.jimenez@tribpub.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Harold Birnbaum
E-mail:	harold.birnbaum@davispolk.com
or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 11.02. No Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, including those covenants and agreements set forth in this Article 11, which shall, in each case, survive in accordance with their respective terms or until completed, as the case may be.
Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that in no event shall the condition set forth in Section 9.01(a) be waivable by any party; provided, further, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
(b) Termination Fee.
(i) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent in immediately available funds $20,000,000 (such fee, the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination (or, if later, after Parent’s written request thereof).
(ii) If, prior to receipt of the Company Stockholder Approval, (A) this Agreement is terminated by Parent or the Company pursuant to (1) Section 10.01(b)(i) (End Date), (2) Section 10.01(b)(iii) (Company No Vote) or (3) Section 10.01(c)(ii) (Material Breach), (B) after the date of this Agreement and prior to the date of such termination of this Agreement in accordance with Article 10, an Acquisition Proposal shall have been made to the Company or publicly announced and not withdrawn prior to the date of termination (in the case of a termination pursuant to Section 10.01(b)(i) (End Date) or Section 10.01(c)(ii) (Material Breach)) or the date of the Company Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii) (Company No Vote)) and (C) within 12 months after the date of such termination, the Company or one or more of its Subsidiaries enters into a definitive agreement in respect of, or the Board of Directors approves or recommends, any Acquisition Proposal, or any Acquisition Proposal is consummated (provided that for purposes of this Section 11.04(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay or cause to be paid to Parent in immediately available funds, concurrently with the earlier of the execution, approval, recommendation or consummation of such Acquisition Proposal, the Termination Fee.
(c) In the event the Company validly terminates this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) (or pursuant to Section 10.01(b)(i), if at the time of termination, the Company could have terminated the Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), in each case in this parenthetical without regard to any notice, cure or other time periods set forth in Section 10.01(d)(ii) or Section 10.01(d)(iii)), then Parent shall pay to the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) the Liquidated Damages Amount by wire transfer of immediately available funds; provided, however, that such amount shall not be payable if at the time of termination, Parent could then have terminated this Agreement pursuant to Section 10.01(c)(i)(B) or Section 10.01(c)(ii) (in each case, without regard to any notice, cure or other time periods set forth in Section 10.01(c)(i)(B) or Section 10.01(c)(ii)).
(d) Notwithstanding anything herein to the contrary, the parties hereto agree that, upon any termination of this Agreement under circumstances where (i) the Termination Fee is payable by the Company to Parent pursuant to Section 11.04(b) or (ii) the Liquidated Damages Amount is payable by Parent to the Company pursuant to Section 11.04(c), if such amount referenced in the foregoing clause (i) or (ii), as the case may be, is paid in full, the receipt of such amount by the receiving party shall be deemed to be liquidated damages and the sole and exclusive remedy of the receiving party in connection with this Agreement or the transactions contemplated hereby, and such party (A) shall be precluded from any other remedy against any other party hereto, at law or in equity or otherwise and (B) shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against any of the other parties hereto, any of their respective Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (including any Willful Breach). Each party acknowledges and agrees that in no event shall the Company be required to pay the Termination Fee on more than one occasion nor shall Parent be required to pay the Liquidated Damages Amount on more than one occasion. Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.
Section 11.05. Disclosure Schedule.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 11.06. Binding Effect; Benefit; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) as provided in Section 7.03, Section 10.02 or Section 11.04(c) and (ii) for the right of the Company, on behalf of its stockholders, to pursue damages (which the parties acknowledge and agree shall include damages based on the benefit of the bargain lost by the Company’s stockholders, which shall be deemed in such event to be damages of the Company) and other relief, including equitable relief, for Parent’s or

Merger Sub’s breach of this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, and other than, from and after the Effective Time, the right of any holders of shares of Company Common Stock, Company Options and Company RSUs to receive the Merger Consideration in respect thereof.
(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, that Parent and Merger Sub may (a) assign any or all of their rights and obligations under this Agreement to any Affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder or prevent, delay or impair the transactions contemplated hereby or (b) collaterally assign, without the Company’s or any other parties consent, any or all of the Parent’s or Merger Sub’s rights and obligations hereunder to any party providing the Debt Financing, which party may exercise all of the rights and remedies of Parent or Merger Sub hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Debt Financing arrangements, provided that no such assignment shall relieve Parent or Merger Sub of their respective obligations hereunder. Any purported assignment, delegation or other transfer in contravention of this Section 11.06(b) shall be void.
Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 11.08. Jurisdiction.  The parties hereto agree that any Legal Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Action and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Action in any such court or that any such Legal Action brought in any such court has been brought in an inconvenient forum. Process in any such Legal Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 11.11. Entire Agreement. This Agreement, the Guarantee and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.
(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.02, monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.13 are not available or otherwise are not granted and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Article 10 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding anything herein to the contrary, if, prior to the End Date, any party brings any Legal Action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by the amount of time during which such Legal Action is pending, plus 20 Business Days, or such longer time period established by the court presiding over such Legal Action, if any.
(b) Without limiting Section 11.13(a), the Company shall be entitled to specific performance of the obligation of Parent to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter and Parent’s and Merger Sub’s obligations to effect the Closing in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied in accordance with the terms of this Agreement at the time the Closing is required to occur pursuant to Section 2.01 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur at such time; (ii) the Company has irrevocably confirmed to Parent in writing that, as of such time, based on the information then-available to the Company, all of the conditions set forth in Section 9.01 and Section 9.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or that the Company is prepared to irrevocably waive any unsatisfied conditions, and if specific performance is granted and the Equity Financing is funded, and each of Parent and Merger Sub otherwise complies with its obligations hereunder, then the Company is ready, willing and able to, and will take such actions as are within its control to, consummate the Closing pursuant to the terms of this Agreement; and (iii) Parent and Merger Sub fails to complete the Closing pursuant to and in accordance with Section 2.01.
[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.
TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

TRIBUNE ENTERPRISES, LLC

By:
Name:
Title:

TRIBUNE MERGER SUB, INC.

By:
Name:
Title:
[Signature page to Merger Agreement]

ANNEX B – OPINION OF LAZARD
February 16, 2021
The Special Committee of the Board of Directors
Tribune Publishing Company
160 N. Stetson Avenue
Chicago, Illinois 60601
Dear Members of the Special Committee:
We understand that Tribune Publishing Company, a Delaware corporation (“Company”), Tribune Enterprises, LLC, a Delaware limited liability company (“Parent”), and Tribune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of February 16, 2021 (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company. In the Transaction, each outstanding share of the common stock, par value $0.01 per share, of Company (“Company Common Stock”), other than (i) shares of Company Common Stock held by Parent, any of its affiliates or any other Excluded Company Persons (as defined in the Agreement) and (ii) shares of Company Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $17.25 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.
In connection with this opinion, we have:
(i)	Reviewed the financial terms and conditions of the Agreement;
(ii)	Reviewed certain publicly available historical business and financial information relating to Company;
(iii)
Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company, including a set of forecasts prepared by the management of Company at the request of the Special Committee consisting of a weighted average of 25% of Case A and 75% of Case B (the “Specified Case”);

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;
(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and
(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.
We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. The Special Committee has advised us that, in the Special Committee’s judgment, the Specified Case best reflects the anticipated future financial performance of Company; accordingly, at the direction of the Special Committee we have utilized and relied solely upon the Specified Case for purposes of our analyses in connection with this opinion. With respect to the Specified Case utilized in our analyses, we have assumed, with your consent, that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial
B-1

The Special Committee of the Board of Directors
Tribune Publishing Company
February 16, 2021

performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic, may or may not have an effect on Company and we are not expressing an opinion as to the effects of such volatility or such disruption on Company. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.
In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company and the Special Committee obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided certain investment banking services to the Company and a prior Special Committee of the Board of Directors, including during the past two years, having provided advice with respect to potential sale transactions. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company and certain affiliates of Company or Parent for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company and certain affiliates of Company or Parent. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Special Committee (in its capacity as such) and our opinion is rendered to the Special Committee in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than the Excluded Holders) in the Transaction is fair, from a financial point of view, to holders of Company Common Stock (other than the Excluded Holders).
Very truly yours,

LAZARD FRERES & CO. LLC

By
Eric C. Medow Managing Director
B-2

ANNEX C – SECTION 262 OF THE DGCL
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TPCO2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52151-Z80139 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRIBUNE PUBLISHING COMPANY

NOTE: The named proxies shall have discretionary authority to vote on any other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

D52152-Z80139

TRIBUNE PUBLISHING COMPANY
Special Meeting of Stockholders
May 21, 2021 10:00 a.m., (Central Time)
This proxy is solicited by the Board of Directors

The stockholders hereby appoint each of Philip G. Franklin, Terry Jimenez, Mike Lavey and Greg Page, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote upon the matters listed on the reverse side of this ballot, as designated on the reverse side of this ballot, with discretionary authority as to any and all other matters that may properly come before the meeting, all of the shares of stock of Tribune Publishing Company that the stockholders are entitled to vote at the Special Meeting of Stockholders to be held as a virtual-only meeting on May 21, 2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. **If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

Please note that there will be no physical location for the meeting. To attend the meeting live via the Internet, please go to www.virtualshareholdermeeting.com/TPCO2021 and have your 16-digit control number available to sign.

Continued and to be signed on reverse side